                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM 8-K



                                CURRENT REPORT



    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                                 March 9, 1998
               Date of Report (Date of earliest event reported)



                     AMERICAN MOBILE SATELLITE CORPORATION
            (Exact name of registrant as specified in its charter)


        DELAWARE                     0-23044                   93-0976127
(State or other jurisdiction       (Commission                (IRS Employer
     of incorporation)             File Number)             Identification No.)


            10802 Parkridge Boulevard, Reston, Virginia 20191-5416
              (Address of principal executive offices) (Zip Code)



                                (703) 758-6000
             (Registrant's telephone number, including area code)

Item 5.  Other Events

The information set forth on the following pages is included in a preliminary offering memorandum of American Mobile Satellite Corporation and its subsidiary, AMSC Acquisition Company, Inc., each a Delaware corporation (together, the "Company") for a financing.

This Report on Form 8-K contains statements that are forward-looking within the meaning of applicable securities laws. Those statements include projections of earnings results and other forward-looking statements and are based on the Company's current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ are discussed in the Company's Form 10-K for the year ended December 31, 1996; Form 10Q for the quarter ended September 30, 1997; and other periodic filings the Company has made with the Securities and Exchange Commission.

                              RECENT DEVELOPMENTS

AMERICAN MOBILE'S FOURTH QUARTER RESULTS

  For the fourth quarter ended December 31, 1997, American Mobile's service revenues increased 90% to $5.9 million from $3.1 million for the same period in 1996. Total revenues, including equipment sales, were $14.0 million compared to $9.2 million for the fourth quarter of 1996. American Mobile reported a fourth quarter EBITDA loss of $(9.5) million, before a $12.0 million inventory reserve, compared to $(16.9) million for the same quarter in 1996. Including the inventory reserve, American Mobile's EBITDA loss was $(21.5) million and net loss was $(46.5) million versus a net loss of $(38.9) million for the fourth quarter of 1996.

  For the year ended December 31, 1997, American Mobile's service revenues increased 125% to $20.7 million from $9.2 million in 1996 and total revenues increased to $44.2 million from $27.7 million in 1996. EBITDA loss for 1997, including the inventory reserve taken during the fourth quarter, improved to $(54.1) million from $(75.4) million in 1996. American Mobile's net loss for the year was $(149.6) million compared to $(165.0) million for 1996.

  During the quarter, American Mobile added approximately 3,100 net new units. As of December 31, 1997, American Mobile had approximately 32,400 units operating on its network.

ARDIS' FOURTH QUARTER RESULTS

  For the fourth quarter ended December 31, 1997, ARDIS' service revenues were $10.2 million compared to $10.2 million for the same period in 1996. Total revenues, including equipment sales and consulting revenues, were $10.9 million compared to $10.7 million for the fourth quarter of 1996. ARDIS' fourth quarter EBITDA loss improved to $(2.5) million from $(3.6) million for the same quarter in 1996. ARDIS' net loss for the quarter was $(4.0) million compared to $(5.2) million for the fourth quarter of 1996.

  For the year ended December 31, 1997, ARDIS' service revenues were $41.9 million compared to $43.4 million in 1996. ARDIS' service revenues were adversely affected by reduced usage of several accounts, including UPS which recorded lower usage due to the UPS strike. Total revenues for 1997 were $44.2 million compared to $45.3 million in 1996. EBITDA loss for 1997 improved to $(2.8) million from $(11.9) million for 1996. ARDIS' net loss for the year was $(11.7) million compared to $(19.0) million for 1996.

  During the quarter, ARDIS added approximately 500 net new units. As of December 31, 1997, ARDIS had approximately 55,400 units (including approximately 6,500 units, common to both American Mobile and ARDIS) operating on its network.

NEW CUSTOMER CONTRACTS

  During the fourth quarter of 1997, ARDIS executed significant new customer contracts with Enron, Schindler, and UPS. Pursuant to the contract with Enron, ARDIS provides network access for Enron's wireless utility monitoring service. Enron has committed to deploy a minimum of 55,000 units over the next three years. The Company believes that Schindler Elevator may deploy over 2,000 units by mid-1999 to support its field service operations. The Company believes that the contract with UPS (the "UPS Contract") will lead to the addition of approximately 50,000 UPS units to the ARDIS network by the end of the year 2000. Pursuant to the UPS Contract, the Company will be responsible for increasing capacity of its terrestrial network, among other obligations. See "Risk Factors--UPS Contract." American Mobile recently reached agreements with several other customers, including Cannon Express, Dart Transit and The Williams Companies, for satellite mobile messaging and nationwide dispatch services in 1998, which in aggregate represent a minimum of 2,200 contracted units.

                              CORPORATE STRUCTURE

  The following diagram illustrates the corporate structure following consummation of the Acquisition:

                         ----------------------------


                                  Holdings(1)


                         ----------------------------


               --------------------       -----------------------
                                            AMRC Holdings, Inc.
                                                   and
                  The Company(2)              American Mobile
                                             Radio Corporation
                                                 ("AMRC")
               --------------------       -----------------------


        ---------------------------------------------------------------


-----------------   ----------------------   -----------------    ----------

 American Mobile          AMSC Sales               AMSC
 Satellite Sales         Corporation            Subsidiary         ARDIS(4)
Corporation(3)(4)         Ltd.(3)(4)         Corporation(3)(4)

-----------------   ----------------------   -----------------    ----------

(1) Guarantor of the Notes on a subordinated, unsecured basis.
(2) The Company is a wholly-owned subsidiary of Holdings.
(3) American Mobile Satellite Sales Corporation, AMSC Sales Corporation Ltd. and AMSC Subsidiary Corporation are collectively referred to as "American Mobile."
(4) Guarantors of the Notes on a joint and several, full and unconditional, senior unsecured basis.

                                 RISK FACTORS

  Prospective investors should carefully review the information set forth below, in addition to the other information contained in this Offering Memorandum, in evaluating an investment in the Units offered hereby. This Offering Memorandum includes "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act of 1934, as amended (the "Exchange Act"). Although the Company believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the Company's forward looking statements are set forth below and elsewhere in this Offering Memorandum. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth below.

SUBSTANTIAL AND CONTINUING OPERATING LOSSES

  Each of American Mobile and ARDIS has incurred significant operating losses and negative cash flows in each year since it commenced operations, due primarily to start-up costs, the costs of developing and building each network and the cost of developing, selling and providing its respective products and services. American Mobile has reported operating losses of approximately $66.5 million in the nine months ended September 30, 1997 and $120.9 million, $71.3 million and $30.0 million in 1996, 1995 and 1994, respectively. ARDIS has reported operating losses of approximately $11.2 million in the nine months ended September 30, 1997 and $29.2 million, $40.6 million and $22.8 million in 1996, 1995 and 1994, respectively.

  Since inception, American Mobile has been engaged in the operation of its business, the recruitment of key management and technical personnel and raising capital to fund its operations and the development of the satellite and associated network. American Mobile launched commercial service in January 1996. Accordingly, it has a short operating history upon which an evaluation of its prospects in each of its markets can be made. The prospects for the Company's success must be considered in light of the risks, expenses and difficulties often encountered in the establishment of a new business in a continually evolving industry subject to rapid technological and price changes, and characterized by an increasing number of market competitors. See "Business."

  The Company, on a pro forma basis, had an operating loss of approximately $79.2 million for the nine months ended September 30, 1997. The Company estimates that, absent the successful leasing of its MSAT-2 satellite, operating revenues will not be sufficient to cover operating expenses for the foreseeable future. Even with the leasing of MSAT-2, the ability of the Company to generate positive operating cash flow will depend upon, among other factors, the success of the Acquisition and the successful marketing of the Company's services, as to which there can be no assurance.

  In addition, further development of the Company's business and the expansion of its networks will require additional capital and other expenditures and the Company expects that it will have significant operating losses and will record significant net cash outflow in the near term. A substantial portion of the proceeds from this Offering will be utilized to fund working capital, operating losses and capital expenditures. There can be no assurance that the Company will have sufficient resources to complete such expenditures and make principal or interest payments with respect to the Notes.

SUBSTANTIAL LEVERAGE

  American Mobile is, and the Company will continue after the Offering to be, highly leveraged. As of September 30, 1997, on a pro forma basis, the Company on a consolidated basis would have had total indebtedness of approximately $289.5 million and would have had availability of $57.9 million under the Company's Revolving Credit Facility. In addition, since September 30, 1997, American Mobile has received extended payment terms from certain vendors, of which approximately $16.9 million was outstanding as of

February 28, 1998, and that will generally be due and payable within one year following the consummation of the Offering. The Company also has received a commitment from Motorola for up to $10.0 million of vendor financing of certain capital expenditures (the "Vendor Financing Commitment"). On a pro forma basis, the Company's earnings would have been insufficient to cover its fixed charges by approximately $203.9 million and $106.1 million for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, and at September 30, 1997 the Company's stockholders' equity would have been approximately $251.0 million. The Company and its subsidiaries will be permitted to incur additional indebtedness in the future. Further,
commencing     , 2001 (three years after the date of the Indenture), the
Company will be permitted to pay dividends to Holdings to permit Holdings to meet its interest expense obligations with respect to the Term Loan Facility. See "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Selected Financial and Operating Data" and "Description of the Notes."

  American Mobile historically has not generated sufficient earnings or cash flow from operations to make such interest payments. Accordingly, the Company expects that it will be necessary for its operating results to improve significantly in order to permit it to meet the debt service obligations under the Notes beyond the period for which the payment of interest on the Notes is provided for through the Pledged Securities. The ability of the Company to improve its operating results will depend upon a variety of factors, including economic, financial, competitive, regulatory and other factors beyond its control. There can be no assurance that the Company will generate sufficient earnings or cash flow from operations in the future to service the Notes and to meet its working capital, capital expenditure and other requirements. If the Company is unable to service the Notes using earnings or cash flow from operations, it will have to examine alternate means of repayment that could include restructuring or refinancing its indebtedness or seeking additional sources of debt or equity financing. There can be no assurance, however, that the Indenture or the New Bank Financing would permit the Company to pursue alternative means of repayment or that the Company would be able to effect such a restructuring or refinancing or obtain such additional financing if permitted to do so. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  In addition, Holdings is, and will continue after the Offering to be, highly leveraged. On September 30, 1997, after giving pro forma effect to the Offering, Holdings would have had total indebtedness of approximately $404.6 million and stockholders' equity of approximately $133.4 million. Also after giving pro forma effect to such transactions, Holdings' earnings would have been insufficient to cover its fixed charges by approximately $212.4 million and $114.9 million for fiscal 1996 and for the nine months ended September 30, 1997, respectively. Holdings will not be subject to any of the covenants or restrictions under the Indenture governing the Notes. Accordingly, the Indenture will not restrict Holdings' ability to incur additional indebtedness and issue preferred stock, pay dividends or make certain other payments, enter into transactions with affiliates, make certain asset dispositions, merge or consolidate with, or transfer substantially all of its assets to, another person, encumber assets, or engage in certain business activities.

  The degree to which the Company and Holdings will be leveraged following the Offering could have important consequences to holders of the Notes, including, but not limited to: (i) making it more difficult for the Company to satisfy its obligations with respect to the Notes, (ii) increasing the Company's vulnerability to general adverse economic and industry conditions, (iii) limiting the Company's ability to obtain additional financing to fund future working capital, capital expenditures, research and development and other general corporate requirements, (iv) requiring the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, research and development or other general corporate purposes, (v) limiting the Company's flexibility in planning for, or reacting to, changes in its business and the industry, and (vi) placing the Company at a competitive disadvantage vis-a-vis less leveraged competitors. In addition, the Indenture and the New Bank Financing will contain financial and other restrictive covenants that will limit the ability of the Company to, among other things, borrow additional funds. Failure by the Company to comply with such covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on the Company. In addition, the degree to which the Company is leveraged could prevent it from repurchasing all of the Notes tendered to it upon the occurrence of a Change of Control. See "Description of the Notes--Repurchase at the Option of Holders--Change of Control" and "Description of New Bank Financing."

LIQUIDITY; NEED FOR ADDITIONAL CAPITAL

  The Company expects to continue to make significant capital outlays for the foreseeable future to fund interest expense, capital expenditures and working capital prior to the time that it begins to generate positive cash flow from operations and for the foreseeable future thereafter. The Company currently believes that the net proceeds of this Offering, together with borrowings under the New Bank Financing and the Vendor Financing Commitment, will be sufficient to meet the Company's currently anticipated capital expenditures, operating losses, working capital and debt service requirements through the time it generates positive operating cash flow and thereafter. However, if the Company's cash flows from operations are less than projected, the Company will require additional debt or equity financing in amounts that could be substantial. The type, timing and terms of financing selected by the Company will be dependent upon the Company's cash needs, the availability of other financing sources and the prevailing conditions in the financial markets. There can be no assurance that any such sources will be available to the Company at any given time or as to the favorableness of the terms on which such sources may be available. The Vendor Financing Commitment is subject to customary conditions, including due diligence, and there can be no assurance that the facility will be obtained by the Company on these terms or at all. Further, there can be no assurance that there will be a final agreement on favorable terms, or at all, with respect to the Vendor Financing Commitment or any other vendor financing or that, once finalized, the Company will meet the conditions therein to funding. See "Management's Discussion and Analysis of Operations--Liquidity and Capital Resources." There can also be no assurance that the Company's current projection of cash flow from operations (which will depend upon numerous future factors and conditions, many of which are outside of the Company's control) will be accurate. Projections are merely estimates of future events and actual events should be expected to vary from current estimates, possibly materially. In addition, if customer demand exceeds current expectations and if such demand can be accommodated without adversely affecting the quality of the Company's service, the Company is likely to attempt to accelerate its expansion. If the Company elects to accelerate its build-out or introduce new products or services, its funding needs will increase, possibly to a significant degree. There can be no assurance that any additional financing will be available to the Company on commercially reasonable terms or at all. Because the Company's cost of expanding its network and operating its business, as well as the Company's revenues, will depend on a variety of factors (including the ability of the Company to meet its expansion schedules, the number of customers and the services for which they subscribe, the nature and penetration of new services that may be offered by the Company and its competitors, regulatory changes and changes in technology) actual costs and revenues may vary from expected amounts, possibly to a material degree, and such variations are likely to affect the Company's future capital requirements. Accordingly, there can be no assurance that the Company will not be required to raise substantial additional capital in the future or that its current projections will prove to be accurate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Market Opportunity," "--Business Strategy," "-- Products and Services," "--Competition;" and "Regulation."

HOLDINGS' GUARANTEE

  The Guarantee of Holdings will be subordinated in right of payment to all existing and future Indebtedness of Holdings, including borrowings under the Holdings Term Loan Facility. In the event of bankruptcy, liquidation, or reorganization of Holdings, the assets of Holdings will be available to pay obligations on the Guarantee of Holdings only after all senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the Guarantee of Holdings. In addition, under certain circumstances Holdings will not be permitted to pay its obligations under its Guarantee in the event of a default under any or all senior Indebtedness. As of September 30, 1997, after giving pro forma effect to the Offering and the Acquisition, on a stand-alone basis Holdings would have had $100.0 million of Indebtedness effectively ranking senior to the Guarantee of Holdings.

  Holdings will not be subject to any of the covenants or restrictions under the Indenture governing the Notes. Accordingly, the Indenture will not restrict Holdings' ability to incur additional Indebtedness and issue preferred stock, pay dividends or make certain other payments, enter into transactions with affiliates, make certain asset dispositions, merge or consolidate with, or transfer substantially all of its assets to, another person, encumber assets, or engage in certain business activities. If the Company were to default on its obligations to pay amounts payable under the Notes, Holdings may lack funds for payment of such amounts, and, in such event, holders of the Notes would not be able to rely upon the Guarantee for payment of such amounts. See "Description of New Bank Financing."

NECESSARY BUILDOUTS

  On June 5, 1996, the FCC granted ARDIS extensions of time to complete the buildouts of 190 antenna sites, as required to maintain previously granted licenses. As of February 1998, approximately 104 of the sites remain to be constructed by expiration dates that range between June 27, 1998 to March 31, 1999. Management estimates that $5.2 million will be necessary to achieve timely buildouts of the network, including $5.0 million in 1998. Failure to obtain such capital or to complete the buildouts in a timely manner could result in loss of licenses for such sites from the FCC, loss of customers, as well as the incurrence of penalties under the UPS Contract, which would have a material adverse effect on the Company. See "--Liquidity; Need for Additional Capital," "--UPS Contract," "--Customer Concentration" and "Management's Discussion and Analysis of Financial Condition and Results of Operation-- Liquidity and Capital Resources."

RAPIDLY CHANGING MARKET

  The markets for wireless communications services are characterized by rapid technological and other changes. The Company's success depends, in part, on its ability to respond and adapt to such changes. There can be no assurance that the Company will be able to compete effectively under, or adjust its contemplated plan of development to meet, changing market conditions or that the Company will be able to implement its strategy or that its strategy will be successful in this rapidly evolving market.

  This market is also marked by the introduction of new products and services and increased capacity for services similar to those provided by the Company. Future technological advances in the wireless communications industry may result in the availability of new products or services (or increase the efficiency of existing products or services). If a technology becomes available that is more cost-effective or creates a superior product, the Company may be unable to access such technology or its use may involve substantial capital expenditures that the Company may be unable to finance. There can be no assurance that existing proposed or as yet undeveloped technologies will not render the Company's technology less profitable or less viable, or that the Company will have available the financial and other resources to compete effectively against companies possessing such technologies. The Company is unable to predict which of the many possible future products and services will meet evolving industry standards and consumer demands. There can be no assurance that the Company will be able to adapt to such technological changes or offer such products or services on a timely basis or establish or maintain a competitive position.

DEPENDENCE ON MARKET ACCEPTANCE

  The Company's success is subject to a number of business, economic, regulatory and competitive factors, many of which are beyond the Company's control, including the extent to which prospective customers will purchase the Company's service. The Company's ability to service its Indebtedness, including the Notes, is subject to the successful implementation of its growth strategy, which, in turn, is premised, among other things, on the Company's expectation that demand for its services will increase significantly in its markets. Certain of these services have not yet been commercially introduced and there can be no assurance that any of them will achieve market acceptance or result in the generation of operating cash flow. Failure to gain market acceptance for current or planned products and services would have a material adverse effect on the Company. In addition, the Company has incurred and will continue to incur significant operating expenses, has made, and will continue to make, significant capital investments, has entered into operating leases, equipment supply contracts and service arrangements, and is attempting to secure financing, in each case based upon certain expectations as to the anticipated market acceptance of, and customer demand for, the Company's services. Accordingly, any material miscalculation by the Company with respect to its operating strategy or business plan could have a material adverse effect on the Company.

CHALLENGES OF BUSINESS INTEGRATION

  The full benefits of a combination of American Mobile and ARDIS as a result of the Acquisition will require the integration of each company's administrative, finance, sales and marketing organizations, the coordination of each company's sales efforts and the implementation of appropriate operational, financial and management systems and controls. This will require substantial attention from the senior management teams of American Mobile and ARDIS, who have limited experience integrating the operations of companies of the size of American Mobile and ARDIS and whose members have not worked together previously as one team. The diversion of management attention, as well as any other difficulties that may be encountered in the transition and integration process, could have a material adverse effect on the revenues and operating results of the Company. In addition, American Mobile and ARDIS provide similar services to certain shared customers, requiring the Company to integrate the services provided to these shared customers. If the contemplated organizational changes are not properly managed, there could be an adverse effect on the Company's results of operations. There can be no assurance that the Company will be able to integrate the operations of American Mobile and the ARDIS network successfully or, if successful, that such integration will yield the expected benefits to the Company or will not materially adversely affect the Company's business, financial condition or results of operations.

  The Company's prospects should be considered in light of the numerous risks commonly encountered in business combinations. The historical financial statements and pro forma financial statements presented in this Offering Memorandum may not necessarily be indicative of the results that would have been attained had the Company operated on a combined basis and as an independent entity.

MANAGEMENT OF GROWTH

  In its continuing efforts to respond to changing market conditions, the Company may experience periods of rapid expansion. In order to manage growth effectively in the complex environment in which it operates, the Company will need to maintain and improve its operating and financial systems and expand, train and manage its employee base. The Company must expand the capacity of its sales, distribution and installation networks in order to achieve continued growth in its existing and future markets. In general, the failure to manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

UPS CONTRACT

  ARDIS has entered into a contract with UPS for the use of the ARDIS network pursuant to which the Company anticipates providing communication services for approximately 50,000 UPS units by the end of 2000. However, performance under the UPS Contract is subject to certain significant conditions, including, among others, (i) required capital expenditures by the Company to expand capacity of the ARDIS network in certain areas, (ii) successful development of the DIAD III device by Motorola and (iii) successful deployment of the DIAD III devices on the ARDIS network within strict guaranteed operational performance levels. Management believes that the Company will be required to incur capital spending of approximately $17.4 million in connection with the UPS Contract over the next three years. In addition, the contract represents a significant implementation effort of a magnitude in excess of that of any existing ARDIS customer. Failure to meet the requirements under the UPS Contract could result in a loss of the contract as well as monetary penalties that could materially adversely affect the Company. See "Business--Customers."

  Under the UPS Contract, the Company also has significant warranties of performance, both during the implementation phase and for ongoing network performance. During the implementation phase, the Company must meet key checkpoints and milestones culminating in an acceptance test. Failure of the acceptance test could result, after a cure period, in the loss of the contract. In addition, the Company will have to construct network capacity in several key cities. Failure to complete such construction by the committed dates would subject the Company to monthly penalties until compliance is achieved.

  On an ongoing basis, the UPS Contract requires that the Company guarantee network performance levels. If network availability drops below 99%, the Company will be subject to an initial penalty of 2% of the average monthly use of the service, calculated as the average of the last three months in the affected area. The penalty increases if performance levels further drop.

  As a part of the negotiations leading to the signing of the UPS Contract, Motorola issued a performance guarantee regarding the network's performance. In connection with the Acquisition, the Company agreed to indemnify Motorola for up to $10.0 million in connection with such performance guarantee (the "UPS Guarantee"). The Company intends to satisfy any such obligation by depositing $10.0 million of the proceeds from the Offering into an escrow account, such escrow account having the same three-year term (with two possible one-year renewals) as the UPS Contract.

CUSTOMER CONCENTRATION

  After giving pro forma effect to the Acquisition, IBM, NCR and Pitney Bowes accounted for 26%, 7% and 5%, respectively, of the Company's recurring service revenue for the twelve months ended December 31, 1997. The loss of one or more of such customers, or any event, occurrence or development which adversely affects the relationship between the Company and such customer could have a material adverse effect upon the Company.

RELIANCE ON THIRD PARTY VENDORS

  The Company relies on independent third-party vendors to develop and manufacture wireless communications devices for its networks, which are significant elements of the Company's business plan. See "Business--Equipment; Supplier Relationships." These suppliers do not sell such devices to the Company on an exclusive basis. The Company carries a limited inventory of such devices and generally has no guaranteed supply arrangements. The Company has from time to time experienced interruptions and/or delays of supply and there can be no assurance that the Company will not experience such interruptions in the future. In addition, the Company's contracts with the majority of its suppliers are short-term contracts. There can be no assurance that such suppliers will continue to provide products to the Company at attractive prices, or at all, or that the Company will be able to obtain such products in the future from these or other providers on the scale and within the time frames required by the Company. Further, there can be no assurance that any of the Company's suppliers will not enter into exclusive arrangements with the Company's competitors, or cease selling these components to the Company at commercially reasonable prices, or at all. Any failure to obtain such products on a timely basis at an affordable cost, or any significant delays or interruptions of supply, would have a material adverse effect on the Company.

  Further, as part of its growth strategy, the Company is relying on its suppliers to reduce the cost of wireless communications devices approved and available for use on its network. Management believes that reductions in the cost of wireless communications devices will result in increased sales of devices, additional subscribers for the Company's services and a corresponding increase in the Company's service revenues. Any failure to obtain such cost reductions on a timely basis, or any significant delays of such reductions, would have a material adverse effect on the Company.

  In addition, the anticipated expansion of the Company's operations and infrastructure is expected to place a significant demand on the Company's suppliers, some of which have limited resources and production capacity. In addition, certain of the Company's suppliers, in turn, rely on sole or limited sources of supply for components included in their products. Failure of the Company's suppliers to adjust to meet such increasing demand may prevent them from continuing to supply devices in the quantities and the quality and at the times required by the Company, or at all. The Company's inability to obtain sufficient quantities of sole or limited source devices or to develop alternative sources if required could result in delays and increased costs in the expansion of the

Company's operations and infrastructure or the inability of the Company to properly maintain its existing level of operations. Such occurrences would have a material adverse effect on the Company's business, financial condition and results of operations.

ARDIS TECHNOLOGY RISKS

  The ARDIS network, and certain of its competitive strengths such as deep in-building penetration, is based upon a single frequency reuse ("SFR") technology. Motorola holds the patent for SFR technology. ARDIS has entered into support agreements with Motorola to provide for certain support of the operations of the ARDIS network. See "The Acquisition." However, there can be no assurance that Motorola will not enter into arrangements with the Company's competitors, or that if it does, such arrangements would not have a material adverse effect on the Company. In addition, the construction of additional network sites may disclose the existence of interfering facilities operated by other licensees that were not apparent in the design and licensing of the ARDIS facilities. To the extent that is the case, ARDIS may be required either to pay the operators of those interfering facilities to cease operations or to abandon operation of interfering facilities.

SATELLITE TECHNOLOGY RISKS

  The Company presently has an agreement with TMI, the Canadian mobile satellite licensee, for reciprocal backup, restoral and excess capacity usage ("Backup Capacity") on the other party's satellite in the event of a satellite failure or a need for excess capacity. On December 4, 1997, the Company entered into the Satellite Lease Agreement with ACTEL to lease MSAT-2 for deployment over sub-Saharan Africa and, simultaneously, entered into the Satellite Purchase Agreement with TMI to acquire a one-half ownership interest in TMI's satellite, MSAT-1. See "Offering Memorandum Summary--Recent Developments." In the event that the lease and deployment is consummated, the Company will no longer have available Backup Capacity from MSAT-1, which may reduce the marketability of the Company's services, since certain services such as voice dispatch can only be provided by the MSAT-1 or MSAT-2 satellites. Each of MSAT-2 and MSAT-1 has in the past experienced certain technological anomalies, most recently with respect to MSAT-2 in January 1998. While recent anomalies have involved either spare components or ones which have not had a material impact on the Company, there can be no assurance that either of the satellites will not experience subsequent anomalies that could adversely affect the Company's financial condition, results of operations and cash flows. In the event that MSAT-1 experiences anomalies of this type or other types at a time when the Company has no back-up capacity, there would be a material adverse effect on the Company.

  MSAT-2 has an expected remaining service life of approximately eight years and the expected remaining life of MSAT-1 is approximately ten years. This expected remaining service life of each satellite may be affected by a number of factors. For example, random failure of satellite components could result in damage to or loss of MSAT-2 or MSAT-1. It is also possible that either satellite could be damaged by electromagnetic storms or collisions with other objects, although such occurrences are rare. Although the Company believes that the actual service lives of both satellites may exceed their expected service lives, there can be no assurance that MSAT-2's or MSAT-1's expected service life will be exceeded or achieved. Although the Company has obtained in-orbit insurance against a failure of MSAT-2, it is unlikely that any recovery under such insurance would fully compensate the Company for losses it would sustain in such event. At present, there is no insurance policy in effect for MSAT-1. Although there can be no assurance, the Company believes that it will be able to obtain insurance with respect to its interest in MSAT-1 in connection with the Satellite Purchase Agreement on terms substantially similar to those presently in effect for MSAT-2. In addition, the orbit insurance policy is subject to annual renewal, and there is no assurance that insurance on favorable terms and at commercially reasonable rates will remain available for coverage of MSAT-2, or be available for coverage of MSAT-1.

  In the event that, following the satellite lease, MSAT-1 ceases to operate, the Company would have several options to replace the lost capacity, through the lease or purchase of capacity on certain Inmarsat satellites, or the launch of a new satellite. However, each of these options would require substantial lead-time and significant financing. As a result, any such delay or need for significant funds would result in a material adverse effect on the Company.

SATELLITE LEASE AND PURCHASE AGREEMENT RISKS

  The five-year Satellite Lease Agreement provides for aggregate lease payments to the Company of $182.5 million. The Satellite Lease Agreement includes a renewal option, at the lessee's election, through the end of the life of MSAT-2, on the same terms, exercisable two and one-half years prior to the end of the initial lease term. The Satellite Purchase Agreement contemplates Holdings' one-half ownership acquisition at a cost of $60.0 million payable in equal installments over a five-year period; certain additional payments to TMI of up to one-half of additional net payments received are contemplated in the event that additional benefits are realized by Holdings with respect to MSAT-2 after the initial lease term. Under the Satellite Purchase Agreement, TMI and Holdings will each own a 50% undivided ownership interest in MSAT-1, will be jointly responsible for the operation of MSAT-1, and will share certain satellite operating expenses, but will otherwise maintain their separate business operations.

  The Satellite Purchase Agreement and Satellite Lease Agreement are separate transactions and reflect separate sets of obligations for the Company. As a result, it is possible, under certain circumstances, that the Company would remain obligated to make or continue payments under the Satellite Purchase Agreement to TMI without receipt from the lessee of anticipated payments under the Satellite Lease Agreement, principally by virtue of a default of ACTEL. While the Company believes that if ACTEL defaults under the Satellite Lease Agreement, the Company would be able to achieve the return of MSAT-2 from ACTEL to its operation in the United States and terminate its payment obligations to TMI under the Satellite Purchase Agreement, there can be no assurances that such actions can be achieved. In addition, there can be no assurances that the agreements will operate in parallel, or that the Company will not be met with certain completion or transactional risks under the Satellite Lease Agreement. If it is necessary for the Company to make payments under the Satellite Purchase Agreement at a time when it is not receiving payments under the Satellite Lease Agreement, the Company would be materially and adversely affected.

  Closing under the Satellite Purchase Agreement and Satellite Lease Agreement is subject to a number of conditions, including: United States and Canadian regulatory approvals; a successful financing by ACTEL of at least $120 million; completion of certain satellite testing, inversion and relocation activities with respect to American Mobile's satellite, to support the contemplated services over Africa; receipt of various government authorizations from Gibraltar, South Africa and other jurisdictions to support satellite relocation, including authorizations with respect to orbital slot and spectrum coordination; and completion of certain system development activities sufficient to support satellite redeployment. It is anticipated that the closing under both agreements will occur simultaneously in the spring of 1998. While it is anticipated that these transactions would improve the leverage of and provide additional liquidity to the Company, there can be no assurance that such transactions will be consummated simultaneously, or at all.

LIMITATION ON REMOTE DISASTER RECOVERY SYSTEM FOR GROUND SEGMENT OF SATELLITE NETWORK

  At the present time, the Company's disaster recovery systems focus on internal redundancy and diverse routing within each of the complexes operated by or for the Company. However, the Company does not currently have access to a remote backup complex that would enable it to continue to provide mobile satellite communications services to customers in the event of a natural disaster or other occurrence that rendered the system unavailable. Accordingly, the Company's business is subject to the risk that such a disaster or other occurrence could hinder or prevent the Company from continuing to provide services to some or all of its customers. ARDIS, however, does have access to a remote backup complex that would enable it to continue to provide its services in such circumstances.

COMPETITION

  The wireless communications industry is highly competitive and is characterized by frequent technological innovation. The industry includes major domestic and international companies, many of which have financial, technical, marketing, sales, distribution and other resources substantially greater than those of the Company and which provide, or plan to provide, a wider range of services than will be provided the Company. The Company's products and services compete with a number of communications services, including existing satellite services, terrestrial air-to-ground services, and terrestrial land-mobile and fixed services, and may compete with new technologies in the future. In addition, the FCC has recently allocated large amounts of additional spectrum for communications uses or potential uses that could compete with the Company, and additional allocations of spectrum for such uses may occur in the future. See "Business--Competition."

REGULATORY RISKS

  The ownership and operations of the Company's communication systems are subject to significant regulation by the FCC, which acts under authority granted by the Communications Act of 1934, as amended (the "Communications Act"), and related federal laws. A number of the Company's licenses are subject to renewal by the FCC and, with respect to the Company's satellite operations, are subject to international frequency coordination. In addition, current FCC regulations generally limit the ownership and control of Holdings by non-U.S. citizens or entities to 25%. There can be no assurances that the rules and regulations of the FCC will continue to support the Company's operations as presently conducted and contemplated to be conducted in the future, or that all existing licenses will be renewed and requisite frequencies coordinated. See "Regulation."

RISK OF UNWIND OF ACQUISITION

  The information presented herein assumes the consummation of the Acquisition. Accordingly, the unaudited pro forma condensed financial information reflects the financial condition and results of operations of American Mobile and ARDIS as a combined entity.

  The FCC Authorization was granted on March 3, 1998, permitting ARDIS and American Mobile to consummate the Acquisition. There is a 40 to 45 day period during which the FCC Authorization is subject to reconsideration by the FCC or challenge by third parties. If such period concludes without FCC reconsideration or third party challenge, the FCC Authorization would become final and not subject to appeal. If the FCC Authorization is reconsidered or challenged during such period, the Company could be required to refile its applications with the FCC, rescind the Acquisition or otherwise dispose of part of or all the FCC licenses held by ARDIS. In the event such a reconsideration or challenge is received by American Mobile that does not permit American Mobile to operate ARDIS as contemplated, American Mobile has the right to rescind the Acquisition (an "Unwind") by providing notice to Motorola within 30 days following receipt of such adverse order. In the event of an Unwind, the Purchase Price would be returned to American Mobile and American Mobile's ownership interests in ARDIS would be returned to Motorola.

  If the consummation of the Acquisition is delayed, American Mobile receives an adverse order from the FCC, or American Mobile is otherwise forced to unwind the Acquisition, American Mobile and the Guarantors would remain subject to their obligations under the Notes and the Indenture but would not enjoy the benefits of the ARDIS network, other ARDIS assets and results of operations of ARDIS. Such an Unwind would have a material adverse effect on American Mobile and Holdings.

YEAR 2000 COMPLIANCE

  The Company has implemented a Year 2000 program to ensure that the Company's computer systems and applications will function properly beyond 1998. The Company believes that it has allocated adequate resources for this purpose and expects its Year 2000 data conversion program to be successfully completed on a timely basis. There can, however, be no assurance that this will be the case. The Company does not expect to incur significant expenditures to address this issue. The ability of third parties with whom the Company transacts business to adequately address their Year 2000 issues is outside of the Company's control. There can be no assurance that the failure of the Company or such third parties to adequately address their respective Year 2000 issues will not have a material adverse effect on the Company's business, financial condition, cash flows and results of the operations.

CONTROL BY PRINCIPAL STOCKHOLDERS

  Holdings' principal stockholders following the consummation of the Acquisition will be Hughes, Motorola, Baron Capital, Inc., Singapore Telecom and AT&T Wireless, who will hold in aggregate approximately 78.3% of the Common Stock of Holdings on a fully diluted basis. Holdings has entered into material contracts and transactions with its principal stockholders or their affiliates and may enter into additional contracts in the future, including in some instances the guarantee of debt obligations of the Company and Holdings. See "Certain Relationships and Related Party Transactions." Those stockholders have other interests in the communications industry that may conflict with the Company's interests.

DEPENDENCE ON KEY PERSONNEL

  The Company is dependent on the efforts of a group of employees with technical and business knowledge regarding Holdings' and the Company's systems. The loss of services of one or more of these individuals could materially and adversely affect the business of Holdings and the Company and their future prospects. The Company does not maintain key man life insurance on any of the Company officers or employees. Holdings' and the Company's future success will also depend on their ability to attract and retain additional management and technical personnel required in connection with the growth and development of their businesses. Failure by the Company to retain or attract such key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

POSSIBLE INABILITY TO FUND A CHANGE OF CONTROL

  Upon a Change of Control, the Company will be required to offer to repurchase all of the outstanding Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase. There can be no assurance that the Company would have sufficient resources to repurchase the Notes upon the occurrence of a Change of Control. The failure to repurchase all of the Notes tendered to the Company would constitute an Event of Default under the Indenture. Furthermore, the repurchase of the Notes by the Company upon a Change of Control might result in a default on the part of the Company in respect of other future indebtedness of the Company, as a result of the financial effect of such repurchase on the Company or otherwise. The Change of Control repurchase feature of the Notes may have anti-takeover effects and may delay, defer or prevent a merger, tender offer or other takeover attempt. Notwithstanding these provisions, the Company could enter into certain transactions, including certain recapitalizations, that would not constitute a Change of Control but would increase the amount of debt outstanding at such time. See "Description of the Notes--Repurchase at the Option of Holders."

FRAUDULENT CONVEYANCE CONSIDERATIONS

  Under applicable provisions of federal bankruptcy law or comparable provisions of state fraudulent transfer law, if, among other things, the Company or any Guarantor, at the time it incurred the indebtedness evidenced by the Notes or its Note Guarantee (i) (a) was or is insolvent or rendered insolvent by reason of such occurrence or (b) was or is engaged in a business or transaction for which the assets remaining with the Company or such Guarantor constituted unreasonably small capital or (c) intended or intends to incur, or believed or believes that it would incur, debts beyond its ability to pay such debts as they mature, and (ii) the Company, or such Guarantor received or receives less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness, then the Notes and the Note Guarantees, and any pledge or other security interest securing such indebtedness, could be voided, or claims in respect of the Notes or the Note Guarantees could he subordinated to all other debts of the Company or such Guarantor, as the case may be. In addition, the payment of interest and principal by the Company pursuant to the Notes or the payment of amounts by a Guarantor pursuant to a Note Guarantee could be voided and required to be returned to the person making such payment, or to a fund for the benefit of the creditors of the Company or such Guarantor, as the case may be.

  The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, the Company or a Guarantor would be considered insolvent if (i) the sum of its debts, including contingent liabilities, were greater than the saleable value of all of its assets at a fair valuation or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature or (ii) it could not pay its debts as they become due.

  The Company has no operations of its own and derives substantially all of its revenue from its subsidiaries. If the Note Guarantees were voided, the holders of indebtedness of, and trade creditors of, subsidiaries of the Company would generally be entitled to payment of their claims from the assets of the affected subsidiaries before such assets were made available for distribution to the Company. In the event of a bankruptcy, liquidation or reorganization of a subsidiary, holders of any of such subsidiary's indebtedness will have a claim to the assets of the subsidiary that is prior to the Company's interest in those assets. If any subsidiary indebtedness were to be accelerated, there can be no assurance that the assets of such subsidiary would be sufficient to repay such indebtedness or that the assets of the Company and of the other subsidiaries would be sufficient to repay in full the indebtedness of the Company, including the Notes.

  On the basis of historical financial information, recent operating history and other factors, the Company and each Guarantor believes that, after giving effect to the indebtedness incurred in connection with the Offering, it will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not incur debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with the Company's or the Guarantors' conclusions in this regard.

CERTAIN TAX CONSIDERATIONS

  The Notes will be issued with original issue discount ("OID") for United States federal income tax purposes in an amount equal to the excess of the principal amount due at maturity on the Notes over their "issue price" (as described in "Certain United States Federal Income Tax Consequences--U.S. Holders--Original Issue Discount"). Each United States holder of a Note will be required to include in taxable income for any particular taxable year a portion of such OID in advance of the receipt of the cash to which such OID is attributable. For additional information regarding the OID associated with the Notes, as well as certain other federal income tax considerations relevant to the purchase, ownership and disposition of the Notes, Warrants and Warrant Shares, see "Certain United States Federal Income Tax Consequences."

CURRENT REGISTRATION REQUIRED TO EXERCISE WARRANTS

  Holders of Warrants will be able to exercise their Warrants only if a registration statement relating to the shares of Common Stock underlying the Warrants is then in effect, or the exercise of such Warrants is exempt from the registration requirements of the Securities Act, and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of the Warrants reside. Although Holdings is required under the terms of the Warrant Registration Rights Agreement to file a shelf registration statement on an appropriate form under the Securities Act covering the resale of the Warrants and issuance of the Warrant Shares and to use its best efforts to cause such registration statement to be declared effective by the earlier of one year after the Closing Date and 65 days after the occurrence of a Change in Control, there can be no assurance that Holdings will be able to do so in a timely manner. Holdings will be unable to issue shares of Common Stock to those persons desiring to exercise their Warrants if a registration statement covering the securities issuable upon the exercise of the Warrants is not effective (unless the sale and issuance of shares upon the exercise of such Warrants is exempt from the registration requirements of the

Securities Act) or if such securities are not qualified or exempt from qualification in the states in which the holders of the Warrants reside. See "Description of the Warrants."

ANTITAKEOVER PROVISIONS

  Holdings' Certificate of Incorporation and Bylaws and the Delaware General Corporation Law (the "Delaware GCL") contain certain provisions that may have the effect of discouraging, delaying or making more difficult a change in control of Holdings or preventing the removal of incumbent directors. The existence of these provisions may have a negative impact on the price of the Common Stock and may discourage third-party bidders from making a bid for Holdings or may reduce any premiums paid to stockholders for their Common Stock. Furthermore, Holdings is subject to Section 203 of the Delaware GCL, which could have the effect of delaying or preventing a change in control of Holdings.

NO LIMITS ON ISSUANCE OF HOLDINGS PREFERRED STOCK

  Holdings' Certificate of Incorporation also allows the Board of Directors to issue up to 200,000 shares of Preferred Stock (as defined herein) and to fix the rights, privileges and preferences of such shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. While Holdings has no present intention to issue shares of Preferred Stock, any such issuance could be used to discourage, delay or make more difficult a change in control of Holdings. See "Description of Capital Stock of Holdings--Preferred Stock."

NO DIVIDENDS

  Holdings has not declared or paid any dividends on its Common Stock since its date of inception. Holdings intends to retain any earnings to support the growth and development of its business and has no present intention of paying dividends in the foreseeable future. In addition, Holdings' ability to pay dividends is restricted by financial covenants under the New Bank Financing. See "Description of New Bank Financing."

VOLATILITY OF THE COMMON STOCK, WARRANTS AND NOTES

  Historically, the market prices for securities of emerging companies in the telecommunications industry have been highly volatile. Future announcements concerning Holdings or its competitors, including results of technological innovations, new commercial products, or government regulations may have a significant impact on the market price of Holdings' Common Stock. Holdings' Common Stock has been thinly traded since Holdings' initial public offering and its price has been highly volatile in recent periods.

SHARES ELIGIBLE FOR FUTURE SALE

  Future sales of substantial amounts of Holdings' Common Stock, or the perception that such sales may occur, could adversely affect the value of the Warrant Shares and therefore the Units and could impair Holdings' ability to raise additional capital in the future through the sale of equity securities. Following consummation of the Acquisition, there will be approximately 31.4 million shares of Common Stock outstanding, approximately 8.7 million shares of which will have been registered under the Securities Act. The balance of such shares are subject to various registration rights agreements, lock-up agreements, and shareholder agreements. In addition, Holdings has reserved approximately 12.2 million shares of Common Stock for issuance upon the exercise of outstanding warrants and pursuant to employee benefit and stock incentive plans. Holdings may be required to register certain of such shares upon registration of the Warrant Shares. See "Description of Capital Stock of Holdings."

RESTRICTIONS ON TRANSFER; ABSENCE OF A PUBLIC MARKET FOR THE UNITS, NOTES AND WARRANTS

  The Units, Notes and Warrants offered hereby have not been registered under the Securities Act. Accordingly, the Units, Notes and Warrants may only be offered or sold pursuant to an exemption from the registration requirements of the Securities Act or pursuant to an effective registration statement.

  The Units, Notes and Warrants are new issues of securities for which there currently are no public markets. Holdings does not intend to apply for listing of the Units, Notes or Warrants on any securities exchange or on the Nasdaq National Market, although these securities are expected to be eligible for trading in the PORTAL Market. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Units, Notes and Warrants, they are not obligated to do so and any such market-making may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of any shelf registration statement. The Units, Notes and Warrants have not been registered under the Securities Act and there can be no assurance as to the development or liquidity of any market for these securities. If a market for the Units, Notes or Warrants were to develop, the Units, Notes (or, if issued, the Exchange Notes) or Warrants may trade at prices that may be higher or lower than their initial offering price depending upon many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. The Company and the Guarantors have agreed to file the Exchange Offer Registration Statement with the Commission within 45 days after the date upon which the Offering is consummated and to use its best efforts to cause such registration statement to become effective within 135 days after such date. If and when such registration statement becomes effective, the Notes will be exchanged for the Exchange Notes which will have terms identical in all material respects to the Notes, except that the transfer of the Exchange Notes will not be restricted under the Securities Act. The transfer of the Warrants, however, will be restricted under the Securities Act until the effectiveness of the Warrant Shelf Registration Statement or until an exemption to transfer exists under such act. Historically, the market for securities such as those offered hereby has been subject to disruptions that have caused substantial volatility in the prices of similar securities. There can be no assurance, if a market for the Units, Notes (or, if issued, the Exchange Notes) and Warrants were to develop, such a market would not be subject to similar disruptions. Any such disruptions may have an adverse effect on the holders of the Units, Notes (or, if issued, the Exchange Notes) and Warrants. See "Description of the Notes--Registration Rights; Liquidated Damages" and "Notice to Investors."

                                THE ACQUISITION

GENERAL

  Pursuant to the Purchase Agreement, dated as of December 31, 1997, by and among Motorola, Holdings, the Company and certain other parties, the Company has agreed to purchase ARDIS, a subsidiary of Motorola. Subject to certain purchase price adjustment provisions, the Company will acquire ARDIS for the purchase price of $100 million. The Purchase Price will be paid as follows:
(i) $50 million in cash, paid at the closing of the Acquisition; (ii) approximately $38 million in shares of Holdings' Common Stock paid at the closing of the Acquisition; and (iii) approximately $12 million in shares of Holdings' Common Stock and warrants for shares of Holdings' Common Stock only if, at the annual meeting of Holdings' stockholders, the stockholders approve the issuance of the additional shares and warrants to Motorola, such warrants having an exercise price of $.01. The holders of approximately 76% of Holdings' Common Stock outstanding and entitled to vote thereon have agreed with Motorola that they will vote for approval of such issuance.

  The Company believes that, as a result of the Acquisition, it will be able to capitalize upon meaningful operational synergies which could expedite the Company's ability to generate positive EBITDA and free cash flow (operating cash flow less capital expenditures). In addition, the Company believes it will be able to enhance revenue growth through cross-selling opportunities between American Mobile's and ARDIS' salesforces. The Company also expects to rationalize its cost structure through (i) network optimization and integration, (ii) office and systems consolidation and (iii) limited personnel reductions.

PROPOSED RESTRUCTURING

  Upon completion of the Acquisition, ARDIS will become a wholly-owned subsidiary of the Company. In connection with the Acquisition, Holdings also intends to transfer all of its rights, title and interest in American Mobile Satellite Sales Corporation, AMSC Subsidiary Corporation and AMSC Sales Corporation, Ltd. to the Company. As a result, each of these entities will become a wholly-owned subsidiary of the Company that, in turn, will continue to operate as a wholly-owned subsidiary of Holdings. Holdings will continue to retain its ownership interest in AMRC. Concurrently with the proposed restructuring, Holdings intends to refinance and restructure its outstanding indebtedness. See "Description of New Bank Financing" and "Offering Memorandum Summary--Corporate Structure."

RECEIPT OF FCC FINAL ORDER

  On March 3, 1998, FCC Authorization for the Acquisition was granted. The Acquisition will be consummated prior to receipt of a final order ("Final Order") of the FCC. The Company has the right to Unwind the Acquisition in the event that an adverse Final Order is received that does not permit the Company to operate ARDIS as contemplated, by providing notice to Motorola within 30 days following receipt of such adverse Final Order. In the event of an Unwind, the Purchase Price for ARDIS would be returned to the Company, and the Company's stock and interests in ARDIS would be returned to Motorola. See "Risk Factors--Risk of Unwind of Acquisition."

                                CAPITALIZATION

  The following table sets forth the cash and capitalization of American Mobile at September 30, 1997 and the Company on a pro forma basis giving effect to (i) the Acquisition, (ii) the Offering and (iii) the New Bank Financing, as if each had occurred on September 30, 1997. This table should be read in conjunction with the consolidated financial statements of Holdings and of ARDIS and the related notes, the Pro Forma Financial Information and other financial information included elsewhere herein.

                                              AS OF SEPTEMBER 30, 1997
                                       ---------------------------------------
                                           ACTUAL:      PRO FORMA  PRO FORMA:
                                       AMERICAN MOBILE ADJUSTMENTS THE COMPANY
                                       --------------- ----------- -----------
                                               (DOLLARS IN THOUSANDS)
Cash, cash equivalents and restricted
 cash (1).............................    $  2,592      $  95,600   $ 98,192
                                          ========      =========   ========
Debt, including current portion:
  Bank Financing (2)..................    $186,000      $(186,000)  $    --
  Revolving Credit Facility...........         --          17,950     17,950
   % Senior Notes (3).................         --         250,000    250,000
  Due to Holdings (4).................     434,349       (434,349)       --
  Other debt (5)......................      12,827          8,751     21,578
                                          --------      ---------   --------
    Total debt, including current por-
     tion.............................     633,176       (343,648)   289,528
                                          --------      ---------   --------
Stockholders' equity (3)(4)...........    (308,824)       559,816    250,992
                                          --------      ---------   --------
      Total capitalization............    $324,352      $ 216,168   $540,520
                                          ========      =========   ========

---------------------
(1) Restricted cash includes Pledged Securities of $85.6 million and $10.0 million escrowed to fulfill potential obligations under the UPS Guarantee.
(2) Subsequent to September 30, 1997, the Company drew down the remaining $14.0 million under the Bank Financing and expects to draw down $10.0 million available under the Bridge Facility prior to the closing of the Offering. Upon consummation of the Offering and partial repayment of the Bank Financing, it is expected that the Company will have an additional $57.9 million available for borrowing under the Revolving Credit Facility and Holdings will assume the obligation for the $100.0 million Term Loan Facility.
(3) Does not reflect the debt discount that would be recorded upon issuance of any Warrants associated with the issuance of Notes.
(4) Includes inter-company loans from Holdings to American Mobile that will be partially repaid and the balance contributed as equity of the Company upon consummation of the Offering.
(5) Adjustment includes $8.6 million of ARDIS capitalized leases. Since September 1997, American Mobile has incurred $16.9 million, net, of deferred trade payables.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

  Holdings' Common Stock is quoted on the Nasdaq National Market under the symbol "SKYC." The following table sets forth the range of high and low trading prices on the Nasdaq National Market for the Common Stock for the periods indicated.

                                                                    PRICE RANGE
                                                                   -------------
                                                                    HIGH   LOW
                                                                   ------ ------
   1995
   First Quarter.................................................. $20.75 $12.50
   Second Quarter.................................................  30.25  18.88
   Third Quarter..................................................  28.25  21.50
   Fourth Quarter.................................................  31.25  19.00
   1996
   First Quarter..................................................  33.25  16.00
   Second Quarter.................................................  20.00  15.00
   Third Quarter..................................................  17.50  10.75
   Fourth Quarter.................................................  14.63   9.26
   1997
   First Quarter..................................................  14.75   9.38
   Second Quarter.................................................  12.13   8.50
   Third Quarter..................................................  10.88   6.63
   Fourth Quarter.................................................  10.75   6.19

  The closing price of the Common Stock on the Nasdaq National Market on March 6, 1998 was $7.875.

  Holdings has never paid cash dividends on its Common Stock and has no plans to do so in the foreseeable future. Holdings intends to retain earnings, if any, to develop and expand its business.

                       SELECTED FINANCIAL AND OTHER DATA

  The following selected historical financial information of American Mobile and Holdings has been derived from Holdings' historical financial statements and should be read in conjunction with such consolidated financial statements and the notes thereto included elsewhere in this Offering Memorandum. Holdings' Consolidated Financial Statements include the combined condensed financial statements of American Mobile in Note 17 for the three year period ended December 31, 1996. Holdings' Consolidated Financial Statements for each of the five years in the period ended December 31, 1996 have been audited by Arthur Andersen LLP, independent auditors, and appear elsewhere in this Offering Memorandum.

  The following historical selected financial information for ARDIS for each of the two years in the period ended December 31, 1996 have been derived from the audited Combined Financial Statements of ARDIS, which have been audited by KPMG Peat Marwick LLP, independent auditors, and appear elsewhere in this Offering Memorandum.

  Selected historical financial information for American Mobile for 1992 and 1993 and for ARDIS for 1992, 1993 and 1994 have been derived from the audited Consolidated Financial Statements of Holdings and unaudited combined financial statements of ARDIS, respectively. In the respective opinions of the management of American Mobile and ARDIS, such unaudited selected financial statements have been prepared on the same basis as the audited financial statements referred to above and include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the financial information for the periods presented.

  Selected historical financial information for American Mobile, Holdings and ARDIS as of and for the nine months ended September 30, 1996 and 1997 have been derived from unaudited consolidated financial statements of Holdings and unaudited Combined Financial Statements of ARDIS, respectively. In the respective opinions of management of American Mobile, Holdings and ARDIS, such unaudited combined and consolidated financial statements have been prepared on the same basis as the audited financial statements referred to above and include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the financial information for the interim periods. Results of operations for the nine months ended September 30, 1997, are not necessarily indicative of the results to be expected for fiscal 1997. The following data should be read in conjunction with the ARDIS' Combined Financial Statements and related notes and Holdings' Consolidated Financial Statements and related notes including American Mobile's combined condensed financial statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and other financial information included elsewhere herein, as applicable.

                                AMERICAN MOBILE
                  SELECTED COMBINED FINANCIAL AND OTHER DATA

                                                                              NINE MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                          -------------------------------------------------  --------------------
                            1992      1993      1994      1995      1996       1996       1997
                          --------  --------  --------  --------  ---------  ---------  ---------
                           (DOLLARS IN THOUSANDS, EXCEPT SUBSCRIBERS AND REVENUE PER UNIT)
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 Services...............  $    277  $    852  $  3,662  $  6,873  $   9,201  $   6,071  $  14,758
 Equipment..............       --        --      1,578     1,924     18,529     12,452     15,475
                          --------  --------  --------  --------  ---------  ---------  ---------
 Total revenue..........       277       852     5,240     8,797     27,730     18,523     30,233
Cost of service and
 operations.............     5,997     7,188    10,241    23,863     30,471     23,258     24,953
Cost of equipment sold..       --        --      2,329     4,676     31,903     23,116     18,930
Sales and advertising...     2,633     2,942     5,882    22,683     24,541     18,049      9,109
General and
 administrative.........     9,975     8,375    12,231    17,285     16,212     12,641     10,739
Depreciation and
 amortization...........     7,656     7,459     4,541    11,568     45,496     34,554     33,040
                          --------  --------  --------  --------  ---------  ---------  ---------
Operating loss..........   (25,984)  (25,112)  (29,984)  (71,278)  (120,893)   (93,095)   (66,538)
Interest and other
 income.................       693       202       847     1,242        552        485      1,086
Interest expense (1)....       --        --        --     (3,305)   (44,636)   (33,437)   (37,618)
                          --------  --------  --------  --------  ---------  ---------  ---------
Net loss................  $(25,291) $(24,910) $(29,137) $(73,341) $(164,977) $(126,047) $(103,070)
                          ========  ========  ========  ========  =========  =========  =========
OTHER FINANCIAL AND
 OPERATING DATA:
Number of subscribers
 (end of period) (2)....       --        --        --        --      20,300     13,400     29,300
Average monthly revenue
 per unit (2)...........       --        --        --        --   $      81  $      88  $      66
EBITDA (3)..............   (18,328)  (17,653)  (25,443)  (59,710)   (75,397)   (58,541)   (32,623)
Capital expenditures....    58,734    64,044    50,762    83,776     14,054     10,418      6,370
Ratio of earnings to
 fixed charges (4)......       --        --        --        --         --         --         --

                                      AS OF DECEMBER 31,                 AS OF SEPTEMBER 30,
                         ----------------------------------------------  --------------------
                           1992     1993     1994     1995      1996       1996       1997
                         -------- -------- -------- --------  ---------  ---------  ---------
                                              (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash
 equivalents............ $  6,054 $  4,012 $ 10,861 $  8,864  $   2,182  $   3,388  $   2,592
Property and equipment,
 net (6)................  127,510  220,520  275,146  383,301    287,127    294,550    258,324
Total assets............  142,722  230,226  292,971  419,546    386,537    380,721    359,789
Total debt (5)..........   75,761  157,630  244,849  425,863    545,432    495,812    633,176
Total stockholders'
 equity (deficit).......   62,000   61,701   32,564  (40,779)  (205,754)  (166,825)  (308,824)

---------------------
(1) Includes interest expense accrued on inter-company loans between Holdings and American Mobile in the amount of $2.4 million in 1995, $29.5 million in 1996, $22.1 million for the nine months ended September 30, 1996 and $22.1 million for the nine months ended September 30, 1997, net of inter-company interest capitalized of $0.6 million in 1992, $9.0 million in 1993, $9.4 million in 1994 and $21.1 million in 1995.
(2) Prior to 1996 American Mobile was a development stage company and leased satellite capacity primarily on a pass-thru basis. As such, subscriber information is not available for periods prior to 1996. Average monthly revenue per unit for year ending December 31, 1996 was calculated on an average monthly basis after adjusting both subscribers and revenues to normalize for the acquisition, in late 1996, of MCSS.
(3) EBITDA consists of operating income (loss) plus depreciation and amortization. EBITDA is a financial measure commonly used in The Company's industry and should not be construed as an alternative to operating income (as determined in accordance with GAAP) or as a measure of liquidity. EBITDA does not represent funds available for dividends, reinvestment or other discretionary activities. EBITDA for the nine-months ending September 30, 1997 has been adjusted to include $875,000 of other income from the licensing of certain technology.
(4) For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as loss before income taxes and extraordinary item plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs, accretion of discount on preferred stock and a reasonable approximation of the interest factor included in rental payments on operating leases. Earnings were inadequate to cover fixed charges for the years ended December 31, 1992, 1993, 1994, 1995, and 1996 by $26.9 million, $47.3 million, $42.1 million, $99.1 million, and $165.0 million, respectively, and for the six months ended September 30, 1996 and 1997 by $126.0 million and $103.1 million, respectively.
(5) Includes $47.4 million in 1992, $103.2 million in 1993, $163.3 million in 1994, $349.5 million in 1995, $400.8 million in 1996 and $393.6 million as of September 30, 1996 and $434.3 million as of September 30, 1997 of inter-company loans between Holdings and American Mobile.
(6) Includes capitalized interest of $1.6 million, $22.4 million, $12.9 million, and $25.7 million in 1992, 1993, 1994 and 1995, respectively.

                                    HOLDINGS
                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                                NINE MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                          ---------------------------------------------------  ---------------------
                            1992      1993       1994       1995      1996        1996       1997
                          --------  ---------  ---------  --------  ---------  ----------  ---------
                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 Services...............  $    277  $     852  $   3,662  $  6,873  $   9,201  $    6,071  $  14,758
 Equipment..............       --         --       1,578     1,924     18,529      12,452     15,475
                          --------  ---------  ---------  --------  ---------  ----------  ---------
 Total revenue..........       277        852      5,240     8,797     27,730      18,523     30,233
Cost of service and
 operations.............     6,069      7,232     10,327    23,948     30,471      23,258     24,984
Cost of equipment sold..       --         --       2,329     4,676     31,903      23,116     18,930
Sales and advertising...     2,697      3,010      5,973    22,775     24,541      18,048      9,140
General and
 administrative.........     9,089      7,528     11,674    16,681     17,464      13,635     10,863
Depreciation and
 amortization...........     7,656      7,459      4,541    11,218     43,390      32,975     31,461
                          --------  ---------  ---------  --------  ---------  ----------  ---------
Operating loss..........   (25,234)   (24,377)   (29,604)  (70,501)  (120,039)    (92,509)   (65,145)
Interest and other
 income.................       953        569      8,501     4,500        552         485      1,263
Interest expense........       --         --         --       (916)   (15,151)    (11,364)   (16,305)
                          --------  ---------  ---------  --------  ---------  ----------  ---------
Loss before
 extraordinary item.....   (24,281)   (23,808)   (21,103)  (66,917)  (134,638)   (103,388)   (80,187)
Extraordinary item (1)..       --      (1,372)       --        --         --          --         --
                          --------  ---------  ---------  --------  ---------  ----------  ---------
Net loss................  $(24,281) $ (25,180) $ (21,103) $(66,917) $(134,638) $ (103,388) $ (80,187)
                          ========  =========  =========  ========  =========  ==========  =========
Loss per share of Common
 Stock:
Loss before
 extraordinary item.....  $  (2.71) $   (2.36) $   (0.86) $  (2.69) $   (5.38) $    (4.13) $   (3.19)
Extraordinary item......       --       (0.13)       --        --         --          --         --
                          --------  ---------  ---------  --------  ---------  ----------  ---------
Net loss per common
 share..................  $  (2.71) $   (2.49) $   (0.86) $  (2.69) $   (5.38) $    (4.13) $   (3.19)
                          ========  =========  =========  ========  =========  ==========  =========
Weighted average shares
 outstanding (000's)....     8,970     10,103     24,672    24,900     25,041      25,024     25,125
                                        AS OF DECEMBER 31,                     AS OF SEPTEMBER 30,
                          ---------------------------------------------------  ---------------------
                            1992      1993       1994       1995      1996        1996       1997
                          --------  ---------  ---------  --------  ---------  ----------  ---------
                                                 (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash
 equivalents............  $  6,713  $ 243,060  $ 166,004  $  8,865  $   2,182  $    3,388  $   2,592
Property and equipment,
 net (2)................   126,965    211,461    274,656   362,105    267,863     274,758    240,638
Total assets............   146,823    460,382    448,674   398,351    350,173     342,929    334,811
Total debt..............    49,040     82,585     81,572    76,362    144,601     102,221    213,899
Total stockholders'
 equity.................    92,822    367,370    351,544   287,527    158,700     188,969     83,383

---------------------
(1) Reflects extraordinary losses on debt conversion associated with the initial public offering. Net loss per share on a pro forma basis, after giving effect to the debt conversion, would have been ($2.15).
(2) In 1992, 1993, 1994 and 1995, capitalized interest was $1.1 million, $13.3 million, $3.5 million and $4.7 million, respectively.

                                     ARDIS
                  SELECTED COMBINED FINANCIAL AND OTHER DATA

                                                                            NINE MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                          ------------------------------------------------  -------------------
                            1992      1993      1994      1995      1996      1996       1997
                          --------  --------  --------  --------  --------  ---------  --------
                          (DOLLARS IN THOUSANDS, EXCEPT SUBSCRIBERS AND REVENUE PER UNIT)
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 Services...............  $ 39,717  $ 43,831  $ 48,561  $ 40,006  $ 43,413  $  33,215  $ 31,747
 Equipment and
  consulting............     1,283     2,773     2,346     1,266     1,884      1,336     1,624
                          --------  --------  --------  --------  --------  ---------  --------
 Total revenue..........    41,000    46,604    50,907    41,272    45,297     34,551    33,371
Cost of service and
 operations.............    33,084    39,078    38,923    39,884    32,805     24,762    23,113
Cost of equipment sold..       264     1,756     1,621     1,878     1,350      1,267     1,784
Selling and
 advertising............     7,449    10,193    14,311    15,164    13,677      9,521     4,283
General and
 administration.........     7,103     7,979     8,785    10,623     9,364      7,332     4,431
Depreciation and
 Amortization...........     6,733     7,888    10,098    14,355    17,269     12,752    10,915
Non-recurring expense
 (1)....................       --     20,414       --        --        --         --        --
                          --------  --------  --------  --------  --------  ---------  --------
Operating loss..........   (13,633)  (40,704)  (22,831)  (40,632)  (29,168)   (21,083)  (11,155)
Interest income.........       319       258       327       481       198        160       101
Interest expense........       --        --        --       (688)   (1,556)    (1,181)   (1,028)
                          --------  --------  --------  --------  --------  ---------  --------
Net loss before taxes...   (13,314)  (40,446)  (22,504)  (40,839)  (30,526)   (22,104)  (12,082)
Income tax benefit......       --        --        --     15,586    11,528      8,320     4,382
                          --------  --------  --------  --------  --------  ---------  --------
Net loss................  $(13,314) $(40,446) $(22,504) $(25,253) $(18,998) $ (13,784) $ (7,700)
                          ========  ========  ========  ========  ========  =========  ========
OTHER FINANCIAL AND
 OPERATING DATA:
Number of subscribers
 (end of period)........    23,900    24,800    33,100    44,200    52,500     52,400    55,000
Average monthly revenue
 per unit...............  $    153  $    150  $    140  $     86  $     75  $      76  $     66
EBITDA (2)..............    (6,900)  (32,816)  (12,733)  (26,277)  (11,899)    (8,331)     (240)
Capital expenditures....    17,803    17,966    17,303    42,366     4,806      3,958     1,302
Ratio of earnings to
 fixed charges (3)......       --        --        --        --        --         --        --
                                                                                  AS OF
                                       AS OF DECEMBER 31                      SEPTEMBER 30,
                          ------------------------------------------------  -------------------
                            1992      1993      1994      1995      1996      1996       1997
                          --------  --------  --------  --------  --------  ---------  --------
                                              (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash
 equivalents............  $  4,403  $  8,896  $ 16,035  $  6,985  $  5,289  $   3,275  $  2,621
Property and equipment,
 net....................    28,930    31,738    38,476    65,228    53,302     56,500    44,758
Total assets............    58,724    61,113    83,368   103,231    91,252     89,860    75,474
Total debt..............       --        --        --     18,019    16,395     16,816    13,751
Total stockholders'
 equity.................    48,090    48,143    55,940    72,267    65,141     63,416    54,559

---------------------
(1) Non-recurring item represents the write-off of previously capitalized software development costs.
(2) EBITDA consists of operating income (loss) plus depreciation and amortization. EBITDA is a financial measure commonly used in the Company's industry and should not be construed as an alternative to operating income (as determined in accordance with GAAP) or as a measure of liquidity. EBITDA does not represent funds available for dividends, reinvestment or other discretionary activities. EBITDA for 1993 includes extraordinary items. EBITDA for 1993 includes a non-recurring charge in the amount of $20.4 million relating to the write-off of previously capitalized software development costs.
(3) For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as loss before income taxes and extraordinary item plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs, accretion of discount on preferred stock and a reasonable approximation of the interest factor included in rental payments on operating leases. Earnings were inadequate to cover fixed charges for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 by $13.3 million, $40.4 million, $22.5 million, $40.8 million and $30.5 million, respectively, and for the nine months ended September 30, 1996 and 1997 by $22.1 million and $12.1 million, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  General. The Company believes that its targeted customer base selects its communications service provider based on a variety of considerations including network coverage and quality as well as the total cost of ownership. The Company also believes that the coverage and quality of its network are superior to other competing networks. As a result, the Company believes it is able to price its offerings at a premium to other competitors. However, to remain competitive and to accelerate penetration of its targeted markets, as well as to gain access to new markets, the Company seeks to lower the customers' total cost of ownership of its products and services.

  Total cost of ownership is comprised of three main components: (i) equipment costs, (ii) software application costs and (iii) usage fees. Currently, American Mobile and ARDIS benefit from positive trends in equipment pricing. Historically, manufacturers have been able to provide similar products at significantly lower prices and enhanced products at relatively lower prices. The Company is working closely with a number of equipment vendors to develop more capable, less costly next generation devices. As a result, the Company believes that the cost of its equipment will decline in the future. American Mobile and ARDIS also have benefited, although to a lesser degree, from trends in the software industry that have resulted in lower prices for software applications. In the future, the Company intends to increase its offering of pre-packaged software as standardized applications become more advanced. The Company believes that by offering pre-packaged applications, it will be able to lower its customers' total cost of ownership. The Company also is able to lower the total cost of ownership by offering a wide range of product offerings and service packages. The Company provides its data customers with a choice of multi-mode or single mode (i.e., satellite and/or terrestrial) products as well as a variety of service packages that vary the mix of fixed access and variable usage fees. Depending on where, how and when a customer intends to use the Company's network, it can select among various products and service packages to minimize its monthly usage fee.

  Revenues. American Mobile and ARDIS generate their service revenues from fixed monthly access charges and variable usage fees. Both companies also have entered into certain multi-year take-or-pay contracts with resellers and value-added service providers ("VASPs"). The Company anticipates that such resellers and VASPs will represent an increasing percentage of its revenue and its customer base in the future. In addition, American Mobile sells bulk channel capacity on its satellite under take-or-pay contracts that generally last for five years. Each month a percentage of the Company's customer base may terminate its service for a variety of reasons, including failure to pay, dissatisfaction with the service or the use of a competing service. However, the Company believes that given the generally high quality of its service, the long-term nature of many of its contracts, the significant up-front investment required to install a new system and the critical nature of the service provided, the Company experiences relatively low levels of turnover.

  American Mobile generates additional revenues from the sale of equipment. As a result of certain manufacturer requirements to purchase bulk quantities of inventory and American Mobile's shift from a consumer to a business customer focus in 1996, American Mobile has not sold subscriber equipment at a positive margin and does not expect to do so in the future. ARDIS generates additional revenues from consulting fees earned during service implementation and from equipment sales, but the majority of ARDIS' customers buy their equipment directly from manufacturers.

  Costs and Expenses. American Mobile and ARDIS operate wireless networks which have been deployed on a nationwide scale. As a result, both companies have incurred, and the Company will continue to incur, large fixed costs related to the ongoing maintenance and operation of the network. Major components of the Company's fixed cost structure include (i) lease expense related to the network's 1,700 base stations, dedicated and frame relay access lines and network backbone, (ii) operation of American Mobile's and ARDIS' network operations and control centers, (iii) satellite telemetry, tracking and control expenses and (iv) satellite insurance.

American Mobile and ARDIS also have incurred significant sales and marketing expenses as they have grown their customer bases. Both companies recently reoriented their sales and marketing efforts toward serving business customers. Previously, both American Mobile and ARDIS spent significant time and resources to penetrate consumer markets. Toward this end, the companies developed large, consumer-oriented sales and marketing organizations that resulted in increased operating expenses without corresponding subscriber growth. The Company believes that it now has developed an appropriate sales and marketing infrastructure to meet the anticipated demand of its business customers.

  The Company believes that, as a result of the Acquisition, it will be able to capitalize upon meaningful operational synergies which could expedite the Company's ability to generate positive EBITDA and free cash flow (operating cash flow less capital expenditures). In addition, the Company believes it will be able to enhance revenue growth through cross-selling opportunities between American Mobile's and ARDIS' salesforces. The Company also expects to rationalize its cost structure through (i) network optimization and integration, (ii) office and systems consolidation and (iii) limited personnel reductions.

  To date, American Mobile and ARDIS have experienced significant operating and net losses and negative EBITDA as they have developed their networks. The Company expects that it will continue to experience such operating losses and negative EBITDA until such time as it develops a revenue-generating customer base sufficient to fund its operating expenses.

AMERICAN MOBILE

 Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

  Operating Revenues. Service revenues, which include both American Mobile's voice and data services, approximated $14.8 million for the nine-month period ended September 30, 1997. Service revenue from voice services approximated $9.2 million for the nine-month period ended September 30, 1997, as compared to $2.9 million for the comparable period in 1996. This increase was primarily a result of (i) a 144% increase in voice customers as of September 30, 1997, as compared to voice customers as of September 30, 1996, and (ii) a 9% increase in private network customers ("PNCs") contracts, offset by approximately $1.3 million received in the first five months of 1996, attributable to satellite capacity leased to TMI, under a commitment that was completed in May 1996. Service revenue from American Mobile's data services approximated $5.5 million for the nine-month period ended September 30, 1997, compared to $3.2 million for the same period in 1996, an increase of $2.3 million. The increase was primarily a result of additional revenue from multi-mode units added as a result of the MCSS acquisition, in November 1996, of Rockwell's multi-mode mobile messaging and global positioning and monitoring service, as compared to the revenue received in the first nine months of 1996 for satellite capacity leased by Rockwell. Revenue from the sale of mobile data terminals and mobile telephones increased from $12.5 million for the nine months ended September 30, 1996 to $15.5 million for the nine months ended September 30, 1997. This increase is attributable to increased equipment sales of the multi-mode mobile messaging product, discussed above.

  Costs and Expenses. American Mobile's overall costs and expenses have primarily decreased in the nine-month period ended September 30, 1997, as compared to the comparable period in 1996, as a result of stringent cost controls and expense management. Cost of service and operations for the nine-month period ended September 30, 1997, which includes costs to support units and to operate the satellite network, was $25.0 million, and $1.7 million greater than the comparable periods in 1996. Cost of service and operations for the nine-month period ended September 30, 1997, as a percentage of operating expenses, was 26%, compared to 21% for the comparable period in 1996. The dollar and percentage increase in cost of service and operations was primarily attributable to (i) increased interconnect charges associated with increased service usage by customers, and (ii) the additional costs associated with supporting the multi-mode mobile messaging product, discussed above. The cost of equipment sold decreased to $18.9 million from $23.1 million for the nine months periods ended September 30, 1997 and 1996, respectively, and represented 20% and 21% for total operating expenses for the same periods. The overall decrease in both dollars and as a percentage of operating expenses of the cost of equipment sold was primarily attributable to certain charges in the second and third quarters of 1996, totaling $8.8 million, for the reconfiguration of inventory and the write down of certain assets, including inventory, to net realizable value, offset by equipment sales of the multi-mode mobile message product, discussed above. Sales and advertising expenses were $9.1 million for the nine-month period ended September 30, 1997, compared with $18.0 million for the same period in 1996. Sales and advertising expenses for the nine-month period ended September 30, 1997, were 9% as a percentage of operating expenses, compared to 16% for the comparable period in 1996. Both the dollar decrease and the percentage decrease of sales and advertising expenses were primarily attributable to (i) a more focused approach to advertising as American Mobile has moved from consumer markets to targeted business-to-business sales, and the resulting reduction in print advertising, (ii) increased costs in the first quarter of 1996 for the development of collateral material needed to support the sales effort, and (iii) costs incurred in the first quarter of 1996 associated with the formal launch of service. General and administrative expenses for the nine month period ended September 30, 1997, were $10.7 million, $1.9 million less than the comparable period in 1996. General and administrative expenses for both the nine-month periods ended September 30, 1996, and 1997 were 11%, as a percentage of operating expenses. Both the dollar and percentage decrease in general and administrative expenses for the first nine months of 1997 compared to 1996 were primarily attributable to reductions made in staffing as a result of a management restructuring in the third quarter of 1996. Depreciation and amortization expense was $33.0 million for the nine-month period ended September 30, 1997 compared with $34.6 million for the same period in 1996. Depreciation and amortization nine-month period ended September 30, 1997, was 34% as a percentage of operating expenses, compared with 31% for the comparable period in 1996. The dollar decrease in depreciation and amortization expense was attributable to the reduction of the carrying value of the satellite as a result of the resolution, in August 1996, of claims under American Mobile's satellite insurance contracts and policies and the receipt of approximately $66.0 million, offset by a $1.0 million one-time charge associated with increased amortization in accordance with SFAS No. 86, in the second quarter of 1997, of certain costs associated with software development for the mobile data product.

  Interest and Other Income. Interest income was $211,000 for the nine-month period ended September 30, 1997, compared to $485,000 in the same period in 1996. The decrease was a result of lower average cash balances in the first nine months of 1997 as compared to the same period in 1996. American Mobile incurred $37.6 million of interest expense for the nine-month period ended September 30, 1997, including $22.1 million of interest charged on loans from Holdings, compared to $33.4 million of interest expense which includes $22.1 million of interest charged on loans from Holdings for the comparable period of 1996, reflecting (i) increased debt balances during the first nine months of 1997 as compared to 1996, and (ii) the amortization of debt discount and debt issuance costs in the first nine months of 1997 of approximately $6.8 million compared to $4.0 million in the same period of 1996. Additionally, in the first nine months of 1997, American Mobile received other income in the amount of $875,000 representing proceeds from the licensing of certain technology associated with the SKYCELL System.

  Capital Expenditures. Capital expenditures, including additions financed through vendor financing arrangements, for the first nine months of 1997 were $6.4 million compared to $10.4 million for the same period in 1996. The decrease was largely attributable to the reduction in the acquisition of assets necessary to complete the satellite network.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Operating Revenues. Service revenues, which include both American Mobile's voice and data services, approximated $9.2 million for 1996 as compared to $6.9 million for 1995. Service revenue from voice services approximated $5.0 million in 1996, including approximately $1.3 million attributable to satellite capacity leased to TMI, a Canadian Limited Partnership, under a commitment, which was completed in May 1996. Service revenue from American Mobile's data and position location services ("Mobile Data Communications Service") approximated $4.0 million in 1996, as compared to $6.9 million for 1995, a reduction of $2.9 million. Prior to 1996, American Mobile provided its Mobile Data Communications Service using satellite capacity leased from the COMSAT Corporation ("COMSAT"), the cost of which was passed through to one customer, Rockwell.

The decrease in Mobile Data Communications Service revenue reflects the reduced revenue from Rockwell resulting from lower billings for the use of the lower cost MSAT-2 versus billings attributable to the leased COMSAT satellite applied on a pass-through basis. Of the data service revenues, 36% and 75% were attributable to Rockwell for 1996 and 1995, respectively. As previously mentioned, American Mobile acquired the multi-mode mobile messaging and global positioning and monitoring service of Rockwell in November 1996. At December 31, 1996 and 1995, receivables relating to service revenues were $1.8 million and $405,000, respectively.

  Revenue from the sale of mobile data terminals and mobile telephones increased from $1.9 million in 1995 to $18.5 million in 1996, primarily attributable to (i) American Mobile's introduction of certain voice products in the fourth quarter of 1995 and the resulting sale of mobile telephones, and
(ii) the increased availability of mobile data terminals in 1996 compared to 1995 following a contract signed with a mobile data terminal manufacturer in February 1995.

  Costs and Expenses. American Mobile's costs and expenses increased primarily in connection with the start of full commercial service in December 1995. Cost of service and operations for 1996, which includes costs to support units and to operate the satellite network, were $30.5 million for 1996, an increase of $6.6 million from 1995. Cost of service and operations for 1996 and 1995, as a percentage of operating expenses, were 21% and 30%, respectively. The dollar increase in cost of service and operations was primarily attributable to (i) additional personnel and related costs to support both existing and anticipated customer demand, (ii) increased costs associated with the ongoing maintenance of American Mobile's billing systems and the communications ground segments ("CGS"), and (iii) $6.5 million of insurance expense for inorbit insurance coverage for MSAT-2, offset by the elimination of COMSAT lease expense reflecting the transition of American Mobile's customers from the leased satellite to MSAT-2. The decrease as a percentage of operating expenses was attributable to the overall increase in total operating expenses. The cost of equipment sold increased to $31.9 million in 1996 from $4.7 million in 1995, and represented 21% of total operating expenses in 1996 versus 6% of total operating expenses in 1995. The increase in both dollars and as a percentage of operating expenses of the cost of equipment sold is primarily attributable to (i) American Mobile's introduction of certain voice products in the fourth quarter of 1995 and the resulting sale of mobile telephones,
(ii) the availability of mobile data terminals in 1996 compared to 1995, (iii) a $4.2 million charge in 1996 for the reconfiguration of certain components to better meet customer requirements, and (iv) a $6.9 million write down of inventory to net realizable value. Sales and advertising expenses were $24.5 million in 1996, compared to $22.7 million in 1995. Sales and advertising expenses as a percentage of operating expenses were 17% in 1996 and 28% in 1995. The dollar increase of sales and advertising expenses was primarily attributable to (i) additional head count and personnel related costs associated with the increase in sales staff, and (ii) increased costs directly associated with the increase in subscriber acquisition programs, offset by a $1.4 million charge, in 1995, associated with the reacquisition of defective equipment located at a customer site and settlement of related disputes. The decrease as a percentage of operating expenses was attributable to the overall increase in total operating expenses. General and administrative expenses for 1996 were $16.2 million, a decrease of $1.1 million as compared to 1995. As a percentage of operating expenses, general and administrative expenses represented 11% in 1996 and 22% in 1995. The dollar increase in general and administrative expenses for 1996 compared to 1995 was primarily attributable to (i) approximately $675,000 of severance costs associated with a management restructuring and (ii) an increase in facilities rents and utilities of $236,000. The decrease of general and administrative expenses as a percentage of operating expenses was attributable to the overall increase in operating expenses. Depreciation and amortization expense was $45.5 million and $11.6 million in 1996 and 1995, respectively, representing approximately 31% and 14% of operating expenses for 1996 and 1995, respectively. Both the dollar increase and the increase as a percentage of operating expenses in depreciation and amortization expense was attributable to the commencement of depreciation of both MSAT-2 and related assets and the CGS in the fourth quarter of 1995.

  Interest and Other Income. Interest and other income was $552,000 in 1996 compared to $1.2 million in 1995. The decrease was a result of lower average cash balances. American Mobile incurred $44.6 million of interest expense, including $29.5 million related to intercompany loans, in 1996 compared to $3.3 million of interest expense, including $2.4 million interest related to intercompany loans, in 1995 reflecting (i) the discontinuation of interest cost capitalization as a result of substantially completing the satellite network in the fourth quarter of 1995, (ii) the amortization of debt discount and debt offering costs relating to the Bridge Financing and Bank Financing (see "Liquidity and Capital Resources"), and (iii) higher outstanding loan balances as compared to 1995.

  Capital Expenditures. Capital expenditures, including additions financed through vendor financing arrangements, for 1996 for property and equipment were $14.1 million compared to capital expenditures of $83.8 million in 1995. The decrease was largely attributable to (i) the net proceeds of $65.8 million from the resolution of the claims under American Mobile's satellite insurance contracts and policies (see "--Liquidity and Capital Resources"), (ii) the purchase, in the first quarter of 1995, of launch insurance at a cost to Holdings of $42.8 million in connection with Holdings' launch contract with Martin Marietta Commercial Launch Series, Inc., and (iii) the decrease in construction activity as certain components of the CGS were completed.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Operating Revenues. Service revenues increased $3.2 million to $6.9 million for 1995 compared with $3.7 million for 1994. The increase in revenues was primarily attributable to additional satellite capacity leased by a customer. Until December 1995, American Mobile provided its Mobile Data Communications Service using satellite capacity leased from COMSAT that American Mobile resold to its customers. In December 1995, American Mobile transitioned all Mobile Data Communications Service customers from the COMSAT satellite to MSAT-2. All of American Mobile's service revenues through 1995 are attributable to its Mobile Data Communications Service that commenced revenue service in 1992. Of these service revenues, 75% and 70% were attributable to one customer for the years ended December 31, 1995 and 1994, respectively. At December 31, 1995 and 1994, receivables relating to operating revenues were $405,000 and $446,000, respectively. Equipment revenues increased to $1.9 million in 1995, as compared to $1.6 million in 1994, primarily as a result of increased Mobile Data Communications Service customers.

  Costs and Expenses. Operating expenses were $80.1 million for 1995, an increase of $44.9 million from 1994. American Mobile's operating expenses increased primarily in connection with the commencement of full commercial service in December 1995. Cost of service and operations expenses were $23.9 million and $10.2 million, representing approximately 30% and 29% of operating expenses for 1995 and 1994, respectively. The dollar increase in service and operations expenses was primarily attributable to additional customer demand for American Mobile's Mobile Data Communications Service requiring (i) additional satellite capacity leased from COMSAT, commencing in December 1994,
(ii) additional personnel and related costs to support both existing and anticipated demand and (iii) $1.8 million of insurance expense attributable to the 1995 portion of the in-orbit insurance premium for coverage of MSAT-2. Cost of equipment sales increased from $2.3 million in 1994 to $4.7 million in 1995, and represented approximately 6% of operating expenses in both 1995 and 1994. The increase in the cost of equipment sold reflected (i) an increased demand for Mobile Data Communications Service and (ii) a $1.9 million write down of certain inventory components to net realizable value. The decrease in cost of equipment sales as a percentage of operating expenses was attributable to the overall increase in operating expenses. Sales and marketing expenses were $22.7 million and $5.9 million, representing approximately 28% and 17% of operating expenses for 1995 and 1994, respectively. Both the dollar increase and the increase as a percentage of operating expenses in sales and marketing expenses were primarily attributable to (i) significant increases in head count and personnel related costs, including an increase in the sales staff and the development and staffing of a customer service center to support the commencement of full commercial service, (ii) increased advertising and promotional costs associated with the commencement of full commercial service, including $2.5 million of inventory charges associated with a promotional program to promote sales of mobile telephones and mobile data terminal inventory, (iii) a $1.8 million write-down of certain assets to net realizable value, (iv) a $1.8 million charge associated with the temporary delay in the delivery of certain subscriber equipment, (v) a $1.4 million charge associated with the reacquisition of defective equipment located at a customer site and settlement of related claims, and (vi) additional costs associated with the transition of customers from COMSAT leased space capacity to MSAT-2. General and administrative expenses were

$17.3 million and $12.2 million, representing approximately 22% and 35% of operating expenses for 1995 and 1994, respectively. The dollar increase in general and administrative expenses was primarily attributable to an increase of $5.9 million in personnel-related costs associated with hiring and training staff to support American Mobile's information systems and technology needs and to operate the billing systems developed by American Mobile to support the commencement of full commercial service. The decrease as a percentage of operating expenses in general and administrative expenses was attributable to the overall increase in operating expenses. Depreciation and amortization expense was $11.6 million and $4.5 million in 1995 and 1994, representing approximately 14% and 13% of operating expenses for 1995 and 1994, respectively. Both the dollar increase and the increase as a percentage of operating expenses in depreciation and amortization expense was attributable to the commencement of depreciation of both MSAT-2 and related assets and the CGS in the fourth quarter of 1995.

  Interest and Other Income. Interest and other income was $1.2 million in 1995 compared to $0.8 million in 1994. The increase was primarily attributable to increased cash available as a result of funding from Holdings. Interest expense in 1995 was $3.3 million, including $2.4 million related to intercompany loans. Interest costs in 1994 were capitalized as part of American Mobile's construction activities. American Mobile incurred $29.0 million and capitalized $25.7 million of interest costs in 1995 compared to $12.9 million incurred and capitalized in 1994. The increase in interest costs was primarily attributable to both higher borrowing rates and higher outstanding loan balances.

  Capital Expenditures. Capital expenditures, including additions financed through vendor financing arrangements, for 1995 for property under construction were $83.8 million compared to $50.8 million in 1994. The increase in capital expenditures was primarily attributable to the purchase of launch insurance at a cost to American Mobile of $42.8 million in connection with American Mobile's launch contract with Martin Marietta Commercial Launch Services, Inc., offset by the decrease in construction activity as the components of the satellite network were readied for full commercial service.

ARDIS

 Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

  Operating Revenues. Services revenues were $31.7 million for the nine months ended September 30, 1997 compared to $33.2 million for the same period in 1996. The decrease in revenue reflects reduced usage during 1997 by several large accounts, including UPS whose usage was reduced by a strike in 1997.

  Revenue from the sale of equipment increased to $1.6 million for the nine months ended September 30, 1997 compared from $1.3 million for the same period in 1996. Devices made available from RIM during 1997 and continued demand for the Motorola PCMCIA modem contributed to the increase.

  Costs and Expenses. Total costs and expenses for the nine months ended September 30, 1997 decreased approximately 20% from the same period in 1996. Cost of services and operations for the nine months ended September 30, 1997 were $23.1 million, a decrease from $24.8 million for the same period in 1996. This decline was due primarily to continuing cost savings derived from the consolidation of network operations which were commenced in 1996. Costs of services and operations for the nine months ended September 30, 1997 and 1996 as a percentage of operating expenses were 52% and 45%, respectively. The increase as a percent of operating expenses was attributable to overall decreases in other operating expenses.

  The cost of equipment sold for the nine months ended September 30, 1997 increased to $1.8 million from $1.3 million which represented 4% and 2%, respectively, of total operating expenses.

  Sales and marketing expenses for the nine months ended September 30, 1997 were $4.3 million, a decline from $9.5 million for the same period in 1996. This decline was attributable primarily to ARDIS' shift from a consumer market focus in 1996 to its traditional vertical business market focus in 1997. Sales and marketing costs as a percentage of operating expenses were 10% in 1997 and 17% in 1996.

  General and administrative expenses for the nine months ended September 30, 1997 were $4.4 million, a decline from $7.3 million for the same period in 1996. This decline was attributable primarily to (i) reduced headcount and personnel related costs which had supported horizontal marketing efforts, (ii) reduced software license expenses and (iii) reduced reserve requirements. As a percentage of operating expenses, general and administrative expenses represented 10% in 1997 and 13% in 1996.

  Depreciation and amortization expense for the nine months ended September 30, 1997 was $10.9 million, a decline from $12.8 million for the same period in 1996. This decline was attributable to the originally contributed network assets in 1990 becoming fully depreciated in 1997. Depreciation and amortization expense as a percentage of operating expenses was 25% for 1997 and 23% for 1996.

  Interest and Other Income. Net interest expense for the nine month period ended September 30, 1997 was $0.9 million compared to $1.0 million for the same period in 1996, as a result of lower capital lease balances.

  Capital Expenditures. Capital expenditures for the nine months ended September 30, 1997 were $1.3 million compared to $4.0 million for the same period in 1996. The decrease in capital expenditure amounts reflects the significant capital expenditures made in 1996 and prior periods that provided sufficient network capacity and therefore reduced capital expenditure requirements during 1997.

 Year Ended December 31, 1996 Compared to the Year Ended December 31, 1995

  Operating Revenues. Services revenues were $43.4 million in 1996 compared to $40.0 million for 1995. The increase in revenue reflects a 21% increase in active units that resulted from the signing of several new contracts.

  Revenue from the sale of radio data terminals and consulting services increased to $1.9 million in 1996 from $1.3 million in 1995. The introduction of wireless PCMCIA modems in 1996 contributed to this increase.

  Costs and Expenses. Total costs and expenses decreased approximately 9% during 1996 compared to 1995. Cost of services and operations for 1996 were $32.8 million, a decline from $39.9 million in 1995. This dollar decrease was attributable to (i) reduced headcount and personnel related costs as a result of network consolidation completed during the first quarter of 1996, (ii) reduced consulting expenses related to network enhancements for horizontal applications anticipated during 1995, and (iii) reduced support costs associated with fewer capital expenditure installations. Costs of services and operations for 1996 and 1995 as a percentage of operating expenses were 44% and 49%, respectively.

  The cost of equipment sold in 1996 decreased to $1.4 million from $1.9 million in 1995, representing 2% of operating expenses in both periods.

  Sales and marketing expenses were $13.7 million in 1996, a decline from $15.2 million in 1995. This decline was attributable primarily to (i) reduced headcount and personnel related costs associated with decreases in sales and marketing staff supporting horizontal market programs and (ii) decreased advertising and promotion activities. Sales and marketing costs as a percentage of operating expenses were 18% in 1996 and 19% in 1995.

  General and administrative expenses for 1996 were $9.4 million, a decline from $10.6 million in 1995. This decline was attributable to reduced headcount and personnel related costs associated with the operations consolidations and other restructuring activities in the fourth quarter of 1995. As a percent of operating expenses, general and administrative expenses represented 13% in 1996 and 1995.

  Depreciation and amortization expense in 1996 was $17.3 million, compared to $14.4 million in 1995, representing approximately 23% and 18% of operating expenses in 1996 and 1995. The dollar and percent increase in depreciation and amortization was the result of depreciation of network assets installed and frequencies purchased in 1994 and 1995.

  Interest and Other Income. Net interest expense was $1.4 million in 1996 compared to $0.2 million in 1995. Lower available cash balances in 1996 reduced the amount of interest income earned during the period.

  Capital Expenditures. Capital expenditures, including additions financed through capital leases, were $4.8 million in 1996 compared to $42.4 million in 1995. The decrease reflects (i) the build-out of several 19.2 protocol base station layers in 1995, (ii) the replacement of the system's network controllers during 1995, and (iii) the acquisition, in 1995, of a capital lease for switching equipment in the amount of $18.8 million.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Operating Revenues. Services revenues were $40.0 million in 1995 as compared to $48.6 million for 1994. The reduction in revenue reflects a 25% price reduction implemented by ARDIS on January 1, 1996, to meet competitive pricing pressures in the marketplace, as well as the signing of a new contract with ARDIS' largest customer that replaced a fixed price contract which expired in 1994.

  Revenue from the sale of radio data terminals and consulting services decreased to $1.3 million in 1995 from $2.3 million in 1994. This decline was due primarily to a reduction in ARDIS' consulting revenue associated with vertical customer application development and installations following ARDIS' shift from vertical to horizontal distribution and marketing in 1995.

  Costs and Expenses. Total costs and expenses increased approximately 11% during 1995 compared to 1994. Cost of services and operations in 1995 were $39.9 million compared to $38.9 million in 1994. This dollar increase was attributable to (i) increased staffing and related costs related to the installation of additional base stations with 19.2 protocol and the replacement of the system's network controllers, (ii) incremental run-rate network costs for the aforementioned additional network equipment, and (iii) increased personnel and consulting expense related to network enhancements necessitated by ARDIS' increased horizontal marketing efforts. Costs of services and operations for 1995 and 1994 as a percentage of operating expenses were 49% and 53%, respectively.

  The cost of equipment sold in 1995 increased slightly to $1.9 million from $1.6 million in 1994, representing 2% of operating expenses in both periods.

  Sales and marketing expenses were $15.2 million in 1995 and $14.3 million in 1994. This increase was attributable primarily to (i) increased headcount and personnel related costs associated with staff supporting horizontal markets and (ii) increased advertising and promotion activities incurred with Motorola's introduction of personal digital assistants ("PDAs") in 1995. Sales and marketing costs as a percentage of operating expenses were 19% in both periods.

  General and administrative expenses in 1995 were $10.6 million compared to $8.8 million in 1994. This increase was attributable to (i) increased headcount and personnel related costs associated with the supporting horizontal marketing efforts and (ii) increased facility costs to support additional staffing. As a percentage of operating expenses, general and administrative expenses were 13% in 1995 and 12% in 1994.

  Depreciation and amortization expense in 1995 was $14.4 million compared to $10.1 million in 1994, representing approximately 18% and 14% of operating expenses in 1995 and 1994. The dollar and percent increase in depreciation and amortization was the result of depreciation on network assets installed and frequencies purchased in 1994 and 1995.

  Interest and Other Income. Net interest expense was $0.2 million in 1995 compared to interest income of $0.3 million in 1994. Interest expense of $0.7 million, associated with a capitalized lease entered into in 1995, caused this variation.

  Capital Expenditures. Capital expenditures for 1995, including those items financed through capital lease arrangements, were $42.4 million compared to $17.3 million in 1994. ARDIS continued the expansion of network capacity through the installation of 19.2 protocol base stations and continued the replacement of the network controllers begun in 1994. In addition, during June 1995, ARDIS signed a sixty-six month lease agreement for switching equipment.

LIQUIDITY AND CAPITAL RESOURCES

  American Mobile and ARDIS have incurred significant operating losses and negative cash flows in each year since they commenced operations, due primarily to start-up costs, the costs of developing and building their networks and the cost of developing, selling and providing products and services. American Mobile historically has financed its cash requirements for operations and investments through private equity contributions, sales of public equity securities, equipment financing arrangements and other borrowings, including its existing $200 million Bank Facility. ARDIS has financed its cash requirements primarily through equity contributions from Motorola since 1994.

  From 1994 to 1996, American Mobile and ARDIS have generated combined historical cumulative negative cash flow from operations of $(280.6) million. However, as the result of increased subscribers, reduced overhead and cost-cutting efforts, negative combined cash flow from operations declined to $(68.1) million for the nine months ended September 30, 1997 from $(107.2) million for the comparable period in 1996. In addition, American Mobile's and ARDIS' combined historical capital expenditures, which totaled $213.1 million from 1994 to 1996, have declined from $126.1 million in 1995 to $18.9 million in 1996. Combined historical capital expenditures for the nine months ended September 30, 1997 were $7.7 million compared to $14.4 million for the comparable period in 1996. Management anticipates that the cash required to fund capital expenditures for fiscal 1998 will be $14.0 million, the majority of which will be spent in connection with the continued buildout and upgrade of the terrestrial network to accommodate increased subscribers and FCC mandated site installations.

  The following tables summarize the historical cash flow statements of American Mobile and ARDIS.

                                AMERICAN MOBILE

                                                           NINE MONTHS ENDED
                              YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                            -----------------------------  ------------------
                              1994      1995      1996       1996      1997
                            --------  --------  ---------  --------  --------
                                       (DOLLARS IN THOUSANDS)
Cash used in operations.... $(25,587) $(60,412) $(141,826) $(95,727) $(67,920)
Cash (used in) provided by
 investing (1).............  (51,087)  (83,945)    50,946    54,582    (6,370)
Cash provided by financing
 activities................   83,523   142,360     84,198    34,668    74,700

--------
(1) In the third quarter of 1996, American Mobile received $66.0 million in proceeds for insurance claims filed in connection with an anomaly in MSAT-2.

                                     ARDIS

                                                            NINE MONTHS ENDED
                               YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                            ------------------------------  -------------------
                               1994       1995      1996      1996      1997
                            ----------- --------  --------  ---------  --------
                            (UNAUDITED)   (DOLLARS IN THOUSANDS)
Cash used in operations...    $(5,858)  $(28,215) $(18,666) $ (11,448)   $(222)
Cash (used in) provided by
 investing................    (17,303)   (23,535)   (4,806)    (3,958)  (1,302)
Cash provided by (used in)
 financing activities.....     30,300     42,700    21,776     11,696   (1,144)

  The Company believes the net proceeds from the Offering, together with borrowings under the Revolving Credit Facility and the Vendor Financing Commitment, will be sufficient to pay the cash portion of the Acquisition and fund operating losses, capital expenditures, working capital, and scheduled principal and interest payments on debt through the time when the Company expects to generate positive free cash flow (operating cash flow less capital expenditures). If the Company does not meet its projections or if the Revolving Credit Facility or the Vendor Financing Commitment is not available for any reason, it would require any additional financing to meet its business plan. There can be no assurance that the Company's current projection of operating cash flow will be accurate.

  Upon consummation of the Offering, the Company will not have a significant source of liquidity other than the Revolving Credit Facility and the Vendor Financing Commitment. Following the consummation of this Offering (and the application of the proceeds thereof) the Company will have $57.9 million available to be borrowed under the Revolving Credit Facility. However, borrowings under the Revolving Credit Facility are subject to certain conditions beginning in the fourth quarter of 1998. In the event the Company is unable to borrow amounts under the Revolving Credit Facility, the Company's cash needs will significantly exceed its available resources, which would have a material adverse effect on the Company. The obligations of the Company under the Revolving Credit Facility are guaranteed by Hughes, Singapore Telecom and Baron Capital Partners, L.P., each of whom has substantially greater resources than the Company. However, such guarantees are subject to certain conditions, including the continuing compliance by the Company with certain financial and other covenants. Failure to continue to satisfy such covenants could result in the termination of such guarantees, which would constitute an event of default under the Revolving Credit Facility. In such event, the lenders under the Revolving Credit Facility would not be obligated to advance funds thereunder and would have the right to accelerate the indebtedness thereunder. There can be no assurance that the Company would be in a position to refinance the Revolving Credit Facility in such circumstances. See "Risk Factors--Liquidity; Need for Additional Capital," and "--Substantial Leverage."

  The Revolving Credit Facility will be a $100.0 million line of credit that will be available for capital expenditures, working capital requirements and general corporate purposes. The commitment under the Revolving Credit Facility will be reduced $10.0 million per quarter beginning the quarter ending June 30, 2002 and will mature on March 31, 2003. See "Description of New Bank Financing."

  On December 4, 1997, Holdings and American Mobile entered into an agreement with ACTEL to lease the Company's satellite for deployment over sub-Saharan Africa. The five year lease provides for aggregate payments to Holdings of $182.5 million. Simultaneously, Holdings agreed with TMI to acquire a one-half ownership interest in TMI's satellite at an aggregate cost of $60.0 million to be paid over five years. Management expects that if both agreements are consummated, the net cash benefit to Holdings after the payment of associated net expenses will be approximately $41.0 million in 1998 and approximately $66.0 million over the remaining terms of the agreements. The first $25.0 million of net proceeds plus 75% of any net proceeds in excess of $25.0 million will be utilized to pay down the Revolving Credit Facility and reduce commitments. The remaining 25% of the net proceeds in excess of $25.0 million will be utilized to support the Company's operations. While it is anticipated that these transactions will improve the Company's leverage and liquidity, there can be no assurance that such transactions will be consummated simultaneously, if at all.

  Motorola has agreed to provide the Company with up to $10.0 million of vendor financing, which will be available to finance up to 75% of the purchase price of additional base stations needed to meet the buildout requirements of the UPS Contract. Loans under this facility will bear interest at a rate equal to LIBOR plus 7.0% and will be guaranteed by Holdings and each subsidiary of the Company. The terms of such facility will require that amounts borrowed be secured by the equipment purchased therewith. This commitment is subject to customary conditions, including due diligence, and there can be no assurance that the facility will be obtained by the Company on these terms or at all. See "Risk Factors--Liquidity; Need for Additional Capital."

  Following the Acquisition, the Company will be a wholly-owned subsidiary of Holdings, which will have $100.0 million in aggregate principal amount of indebtedness under the Term Loan Facility. Holdings is a holding company which will have no assets other than the capital stock of the Company and AMRC. Holdings currently owns 80% of the capital stock of AMRC. In October 1997, WorldSpace, Inc. ("WorldSpace") provided additional financing to AMRC that AMRC utilized to pay for its Digital Audio Radio Services ("DARS") license. Through its investment in AMRC, WorldSpace has an option to increase its ownership in AMRC to 72%, subject to FCC approval. It is anticipated that the proceeds resulting from the exercise of the option will not be available to either Holdings or the Company. As a result of its arrangements and discussions with WorldSpace, AMRC will not be consolidated with the financial results of Holdings. See "Business--AMRC." The Company will utilize approximately $17.2 million of the proceeds of this Offering to repay advances from Holdings, which is intended to provide for the payment of Holdings' interest payments on the Term Loan Facility for three years. Holdings anticipates that such amount, together with interest earned thereon, will be sufficient to fund debt service on the Term Loan Facility for a period of
approximately three years. From and after     , 2001 (three years after the
date of the Indenture), it is expected that the Indenture will permit the Company to make dividend payments to Holdings in amounts which are sufficient to permit Holdings to service its cash interest requirements under the Term Loan Facility, subject to certain restrictions. The Company may pay other dividends to Holdings for routine administrative expenses. See "Description of the Notes--Certain Covenants--Restricted Payments."

  The obligations of Holdings under the Term Loan Facility are severally guaranteed by Hughes, Singapore Telecom and Baron Capital Partners, L.P., each of whom has substantially greater resources than the Company. However, such guarantees require the Company to meet certain conditions, including the continuing compliance of Holdings with certain financial and other covenants. Failure to continue to satisfy such covenants could result in an event of default under the Term Loan Facility. In such event, the lenders under the Term Loan Facility would not be obligated to advance funds thereunder and would have the right to accelerate the indebtedness thereunder. There can be no assurance that Holdings would be in a position to refinance the Term Loan Facility in such circumstances. See "Risk Factors--Holdings' Guarantee."

  Upon consummation of the Offering, the Company will be highly leveraged. The Indenture will permit the Company and its subsidiaries to incur additional Indebtedness under certain circumstances and, to a limited extent, to secure such Indebtedness with liens on the assets securing such Indebtedness. The ability of the Company and its subsidiaries to make scheduled payments with respect to Indebtedness (including the Notes) will depend upon, among other things, the Company's ability to complete any necessary additional financing, the continued deployment of its network on a timely and cost-effective basis, the market acceptance and customer demand for the Company's products and services and the future operating performance of the Company. Each of these factors is, to a large extent, subject to economic, financial, competitive, regulatory and other factors, many of which are beyond the Company's control. If the Company does not generate sufficient increases in cash flow from operations to repay the Notes at maturity, it could attempt to refinance the Notes; however, no assurance can be given that such a refinancing would be available on terms acceptable to the Company, or at all. Any failure by the Company to satisfy its obligations with respect to the Notes at maturity (with respect to payments of principal) or prior thereto (with respect to payments of interest or required repurchases) would constitute a default under the Indenture and could cause a default under agreements governing other Indebtedness, if any, of the Company. See "Risk Factors--Substantial and Continuing Operating Losses;" "--Liquidity; Need for Additional Capital;" "Description of the Notes--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

                                   BUSINESS

OVERVIEW

  The Company, formed through the combination of American Mobile and ARDIS, is a leading provider of nationwide wireless communications services, including data, dispatch, and voice services, primarily to business customers in the United States. The Company offers a broad range of end-to-end wireless solutions utilizing a seamless network consisting of the nation's largest, most fully-deployed terrestrial wireless data network and a satellite in geosynchronous orbit. On a pro forma basis, the Company had service revenue of $61.8 million in 1997 and approximately 81,300 customer units in service at December 31, 1997. In addition, the Company has recently signed customer contracts, subject to certain conditions, that it believes will result in the activation of in excess of 100,000 new units over the next three years. Through Holdings, the Company's major equity investors include Hughes, Motorola, Singapore Telecom and AT&T Wireless, who in the aggregate will own approximately 63.7% of Holdings on a fully diluted basis.

  American Mobile, a leading provider of nationwide mobile data and voice dispatch service, operates North America's first high-powered, satellite-based digital mobile communications system. American Mobile provides a broad range of integrated end-to-end wireless solutions to land, sea and air-based customers in a service area consisting of the continental United States, Alaska, Hawaii, Puerto Rico, the U.S. Virgin Islands, and U.S. coastal waters and airspace.

  ARDIS, a leading provider of nationwide wireless data service, markets its service primarily to business customers with a need for reliable, two-way wireless data communications in the field services and transportation markets. The ARDIS wireless data network provides the widest breadth of coverage of any single provider of terrestrial wireless services in the United States. The network incorporates over 1,700 radio towers (base stations) that provide service to 425 of the largest cities and towns in the United States, including virtually all metropolitan urban areas.

MARKET OPPORTUNITY

  The Company expects to capitalize on the substantial and growing market for wireless data communications services, which Strategis estimates grew at a compound annual unit growth rate of 28% from 1994 to 1997. Strategis further estimates that the addressable market for wireless data products is composed of approximately 12.5 million mobile workers in occupations such as transportation and field services, with significant wireless communication and data access needs, and that approximately 10.4 million of these workers will use some form of mobile data service by 2001. Strategis estimates that approximately 2.0 million workers currently use some form of mobile data service, primarily analog cellular service. The Company believes this growth is being driven by the widespread acceptance of Internet and intranet applications, logistical requirements for just-in-time delivery and position location services, development of more compact, less expensive user devices, and a significant increase in the use of data applications such as e-mail.

  The following table identifies the Company's target markets for its services and provides an estimate, based on the market research of Strategis, of the potential addressable market size:

                                        FIELD       OTHER
                        TRANSPORTATION SERVICES MOBILE WORKERS TOTAL
                        -------------- -------- -------------- ------
  Market Size:
  (Units in thousands)      1,600       1,700       9,200      12,500


  In addition to these targeted mobile workers, there is a significant market for the Company's products in non-mobile environments such as wireless telemetry. Strategis estimates that there are over 96 million control and data collection points, such as utility meters, which are directly addressable by the Company's services. Further, the Company markets its services to the maritime industry, which is estimated to have an addressable market of 218,000 vessels.

 Transportation

  In the transportation industry, the Company focuses primarily on wireless data solutions for the trucking market. The types of companies that comprise this market are private and for-hire fleet operators and owner-operators. For-hire carriers are companies whose primary business is trucking and whose revenues are from transporting goods via trucks on a contractual basis. Private fleets are operated by non-trucking firms that haul their own freight. Owner/operators are individuals who own and operate their own trucks. Some owner/operators work for a single company under a lease agreement while others work with transportation brokers to find loads or operate their own small transportation businesses. Leasing for hire companies generally lease their vehicles on a temporary basis ranging from hours to weeks or more. Owner operators, private fleets, and leasing-for-hire operators provide services in both the long-haul and less-than-truckload ("LTL") segments. Package Delivery carriers are firms engaged in the delivery of documents, small packages and freight on a time sensitive basis.

                 TRANSPORTATION--1.6 MILLION ADDRESSABLE UNITS

                                      LESS THAN     OWNER     PRIVATE   LEASING FOR    PACKAGE
                         TRUCKLOAD    TRUCKLOAD   OPERATORS   CARRIERS      HIRE       DELIVERY
                         ---------    ---------   ---------   --------  -----------    --------
  Characteristics:      Point-to-    Short haul,  Contract   Internal   Outsourced   Largest
                        point, haul  irregular    service    company    suppliers of overnight
                        lengths      route,       to long-   fleets     private      and 2-3 day
                        greater than multiple     haul and              fleet        delivery
                        100 miles    stop         LTL                   services     firms, high
                                                                                     logistic
                                                                                     requirements
  Market Size:
  (Units in thousands)      347          200          62        439         284          230


  In addressing the trucking market, the Company initially focused on the needs of the long-haul trucking segment. This segment is characterized by large trucks hauling loads in excess of 100 miles with shipments being sent directly from sender to receiver. In order to meet the data and location positioning demands resulting from regulatory and environmental initiatives and just-in-time inventory requirements, this segment was the first to adopt two-way wireless communication systems. At the present time, it is estimated that there exists an installed base of approximately 200,000 mobile communications units (including those sold by the Company) in trucking fleets operating in the United States. The Company's customers in this segment employ the Company's products to improve fleet asset utilization, reduce non-revenue producing miles and achieve on-time deliveries.

  The Company believes that the pressures for regulatory compliance and on-time delivery will also affect the LTL market. This market is characterized by shipments that are typically picked up by a carrier at a terminal, moved as part of a larger load, sorted at a destination terminal and then delivered. It is expected that as LTL carriers respond to the need for improved operating efficiencies and responsiveness they will adopt wireless communications solutions. The Company believes that its multi-mode product is well matched to the higher volume data requirements of LTL carriers given its ability to provide service in areas not covered by existing satellite-only and terrestrial-only competitors and the lower average usage charges of the Company's terrestrial and satellite network.

 Field Services

  The "mobile workforce," that portion of U.S. workers whose occupations require them to spend significant portions of their time outside of their offices, has grown rapidly in response to customer demands for greater responsiveness and flexibility. Companies' ability to meet these demands have been enhanced by the emergence of distributed computing and mobile communications. The field service market, which is a subset of the overall mobile workforce, is comprised of groups of workers who install, move and maintain property, plant, and equipment in field operations or at customer premises. Field service organizations realize significant benefits from the use of wireless applications. Typically, these organizations are able to improve the speed and quality of their work while reducing costs through the applications of wireless technology.

  Strategis estimates that there are approximately 1.7 million field service workers who are directly addressable by the Company's products. The field service category can be subdivided into two broad subsegments, in-building and vehicle-based, each of which has different product requirements.

                 FIELD SERVICE--1.7 MILLION ADDRESSABLE UNITS

                              IN-BUILDING             VEHICLE-BASED
                              -----------             -------------
  Characteristics:      Repair personnel,        Primarily outdoor, team-
                        installers, contractors, oriented and contingency
                        and engineers using      based operators in the
                        primarily data           telecommunications,
                        applications for single  utility and petroleum
                        worker dispatch and      industries typically
                        database query           using voice dispatch
                        applications.            applications.
  Market Size:
  (Units in thousands)           1,100                     600


  There are approximately 1.1 million field service workers in the United States who spend a significant amount of time maintaining in-building assets, such as computer systems. Real-time dispatching allows for the dynamic redistribution of service calls and ready access to offsite databases and technical expertise, thereby improving the productivity of a customer's field service force by eliminating non-productive time spent away from the worksite.

  There are approximately 0.6 million vehicle-based field service workers in the United States who maintain field assets, such as an oil pipeline, over wide geographic regions. These employees often work in remote areas and frequently operate on a contingency, rather than scheduled, basis. Operators of vehicle-based field service fleets employ mobile communications in order to resolve contingencies through coordination of activity and to increase productivity through prompt access to technical support.

 Other Mobile Workers

  The remaining addressable market for mobile data services consists of a broad array of mobile workers with significant requirements for mobile data communication and access capabilities. This larger market segment contains approximately 9.2 million mobile workers in industries and functions including manufacturing, wholesale and retail trade, and insurance. The majority of users within this segment do not require integrated connection with centralized systems, but still have a need for wireless data communication, such as email. Because these applications are generic across numerous industries, the segment is horizontally addressable. The Company intends to address these workers through a broad distribution strategy, offering its small, low priced two-way messaging product.

  Other mobile workers also include employees of federal, state and local governments and public safety organizations who employ mobile communications to coordinate both daily activities and disaster responses. These agencies and organizations generally make use of a combination of various self-provided and commercially available wireless services in order to ensure high levels of availability and reliability.

 Maritime

  The maritime market consists of three major addressable segments: merchant vessels, fishing vessels, and recreational vessels.

                      MARITIME--218,000 ADDRESSABLE UNITS

                           MERCHANT               FISHING              RECREATIONAL
                           --------               -------              ------------
  Characteristics:       U.S.-flagged       Fishing vessels over    Large recreational
                     commercial merchant        5 gross tons             vessels
                           vessels
  Market Size:
  (Units in
  thousands)                  16                     35                    167


  Merchant vessels are operated by firms to transport goods and perform other functions. As with truck transportation firms, merchant vessels utilize mobile communications to increase operating efficiencies and load factors. The Company targets approximately 16,000 large, U.S.-flagged vessels. Fishing vessels weighing over 5 gross tons and operated by individuals and firms in U.S. waters number approximately 35,000. Fishing operators who have adopted mobile communications gain increased efficiencies from coordination with other vessels and with shore-based personnel. Recreational vessels are comprised of approximately 167,000 craft that make use of mobile communications both to extend the utility of terrestrial wireless communications and for navigational and safety purposes.

 Wireless Telemetry

  Wireless telemetry applications facilitate data connectivity between remote equipment and a central monitoring facility. The wireless telemetry market consists of several major industry applications, including automatic meter reading, business alarm monitoring, oil and gas wellhead and pipeline monitoring, and vending machine, agricultural, and environmental asset monitoring. Strategis estimates that approximately 96 million control and data collection points will be connected to monitoring facilities via wireless data communications services by 2002. As of mid-1997, according to Strategis, in excess of 8.4 million control and data points had been connected to monitoring facilities via wireless data communications services.

 Other Market Segments

  Electronic funds transfer and point-of-sale ("EFT/POS") applications are creating an emerging market segment for wireless communications. There are two segments within the broad market where a wireless solution can be applied to EFT/POS applications. The first segment is an environment in which the wireless EFT/POS solution can replace the wireline offering, such as fast food franchises, for example. The second segment includes those applications for which wireline connectivity is not an option, such as taxi and limousine services. MasterCard and VISA predict over 800,000 wireless POS terminals to be in use in the next 2 to 5 years.

  Other market segments addressed by the Company's offerings include remote fixed site, news gathering, recreational vehicles, and business and general aircraft. The common application among these segments is satellite telephony, including facsimile and circuit switched data. The Company has developed a customer base in each of these segments, and has in some cases sponsored the development of unique equipment configurations designed to meet the needs of specific user environments.

BUSINESS STRATEGY

  The Company's objective is to maximize its revenues by delivering value-added services to end users in specific segments. To meet this objective and to capitalize upon the competitive advantages resulting from the combination of American Mobile and ARDIS, the Company intends to: (i) offer business customers a broad range of nationwide wireless service and end-to-end data solutions; (ii) integrate and leverage the advantages of its nationwide terrestrial and satellite data networks; (iii) enhance market penetration by lowering the customers' "total cost of ownership"; and (iv) expand the use of alternative distribution channels to accelerate network loading.

  Offer Business Customers a Broad Range of Nationwide Wireless Solutions. The Company believes its corporate customers prefer a single-source service provider capable of delivering a broad range of efficient and cost effective solutions to meet their need for mobile wireless communications. The Company believes that it has and will continue to have a unique strategic advantage in being able to provide one-stop shopping across a broad range of products, including two-way paging and advanced messaging, packaged e-mail and LAN solutions, custom data applications, dual mode terrestrial/satellite data, and satellite voice and dispatch functions. Through its staff of approximately 230 direct sales, engineering support and customer service professionals, the Company provides a suite of bundled wireless services, and a single point of contact for sales, service, billing and project management, all on a national basis.

  Integrate and Leverage Network Advantages. The Company has spent over a decade developing and deploying its nationwide terrestrial and satellite networks and now seeks to accelerate its growth by leveraging its integrated network. Unlike many competitors with plans to build out limited city-wide or regional terrestrial networks or to launch satellites, the Company's technology infrastructure is in place and operational today, with future network expansion requirements arising primarily from increased customer demand. The Company believes that this integrated terrestrial/satellite network provides key competitive advantages currently unmatched by any competitor: virtually 100% nationwide geographic coverage, guaranteed message delivery, and, in the areas covered by the ARDIS network, deep in-building penetration. By integrating the operations of its terrestrial and satellite networks, the Company expects to achieve operating efficiencies and economies of scale that it believes will lead to improved operating margins.

  Enhance Market Penetration By Reducing Customers "Total Cost of
Ownership." Historically, the most significant obstacle to the implementation of enterprise-wide wireless data applications has been the relatively high total cost of ownership. The total cost of ownership is comprised of three primary elements: the cost of the subscriber unit, the required investment in software development, and the monthly cost of network access and usage. In most of the Company's applications, the monthly cost of network access and usage has been the least prohibitive of these elements. Until recently, subscriber unit costs in excess of $3,000 and custom software investments of up to several million dollars were common. By working with business partners and vendors, and making strategic software investments, the Company has succeeded in significantly lowering customers' total cost of ownership. New subscriber units, including low-cost two-way messaging units and laptop modem cards, are now available for $500 or less and substantial development work is underway with several of the Company's vendors to accelerate reductions of equipment cost, unit weight and size. In the future, the Company expects that the increased subscriber unit volumes associated with recent large contract awards will lead to additional unit price reductions. In addition, customers can now use off-the-shelf software applications that are relatively inexpensive, or in the case of the Company's two-way messaging service, free. The Company believes that these lower price points will accelerate the adoption of the Company's services in its historical markets, and will enable the Company to develop new markets, such as wireless point-of-sale and telemetry.

  Expand Alternate Distribution Channels. The Company sells its services primarily through a direct sales force and resellers. In order to accelerate network loading, the Company expects to expand its use of indirect distribution channels. To date, the Company has entered into agreements with Enron. (utility monitoring), Ameritech SecurityLink (alarm monitoring), Global Payment Systems (point-of-sale), GE Logisticom (asset tracking and dispatching) and other value-added resellers to penetrate markets where such resellers have a market presence and significantly greater resources than the Company, including dedicated sales personnel. In addition, the Company is in the process of establishing relationships with existing paging companies, paging resellers, and other targeted distribution partners to market two-way guaranteed messaging services. The Company believes that the resale of its network is an alternative that paging companies will consider when assessing a move from one-way to two-way messaging because it may reduce or eliminate the need for additional investment in network infrastructure. The Company intends to utilize paging companies and other similar partners with well established distribution capabilities to develop markets outside of the Company's historical market segments.

PRODUCTS AND SERVICES

  The Company believes that it is well-positioned to provide a broad range of end-to-end wireless data and voice solutions to business customers in the United States.

 Data Services

  The Company's data messaging services enable communications between groups of mobile or fixed data terminals and a single "hub." Current applications include one-way and two-way messaging, wireless Internet e-mail and integral GPS and reporting of such data.

  NETWORK APPLICATION   PRIMARY MARKET SEGMENTS CUSTOMERS AND RESELLERS  SERVICE BENEFITS
  -------------------   ----------------------- -----------------------  ----------------
  Multi-Mode               Transportation        Sitton Motor Lines      Least cost routing
                                                 CRST                    and ubiquitous
                                                 Tandem Transport        satellite coverage
  Terrestrial              Field services        IBM                     Nationwide coverage
   only                                          Sears                   and deep in-
                                                 Lucent                  building
                                                 Pitney Bowes            penetration
                                                 NCR
                           Transportation        UPS                     Fully deployed
                                                 Conway                  nationwide two-way
                                                 GE Logisticom           network
                           Two-Way Messaging     ConectUS                Nationwide coverage
                                                 IKON Office Systems     and deep in-
                                                                         building
                                                                         penetration
                           Telemetry             Enron Energy Services   Low cost off-peak
                                                 Ameritech SecurityLink  transmission
  Satellite                Transportation        Cannon Express Conway   Less expensive
   only                                          Truckload  Services     equipment costs
                                                                         relative to multi-
                                                                         mode


  Multi-mode Messaging. The Company's multi-mode communications system uses its terrestrial and satellite network to provide "least-cost routing" for customers' two-way data communications by actively seeking connections to the lower cost terrestrial network before automatically using the Company's satellite network thereby providing nationwide coverage. The Company believes that its multi-mode data and global position tracking services will enable it to bring cost-effective solutions to the long-haul trucking customers as well as the broader transportation industry, including the less-than-truckload and package delivery segments.

  Terrestrial-Only Data. The Company offers a variety of end-to-end wireless data solutions to customers primarily in vertical market segments, including the field service and transportation markets. The Company's network provides a breadth of coverage that the Company believes is significantly greater than that of any competing network and offers deep in-building penetration, efficient frequency reuse, and reliable two-way data communications. Typical applications of the service include call dispatch, asset tracking, peer-to-peer communications, Internet e-mail and fax capabilities. The Company recently introduced a two-way messaging service that provides guaranteed message delivery, personal acknowledgment, pre-set and custom message reply and complete custom message origination using the RIM Interactive Pager(TM). In addition, software firms such as Nettech, Racotek, IBM and BHA have developed "middleware" which helps to significantly minimize the customer's development effort in connecting the customer's application to the Company's network. A number of off-the-shelf software packages such as Motorola's AirMobile Wireless Software for Lotus cc:Mail(TM), Lotus Notes(TM) and IKON's Mobile CHOICE(TM) for Windows enable popular e-mail software applications on the Company's network.

  Satellite Messaging. The Company's satellite mobile messaging service is offered as an alternative to the multi-mode product for customers in the long-haul trucking segment. Customers with broad network coverage requirements but relatively low usage requirements can reduce their total cost of ownership by subscribing to the Company's satellite messaging service.

 Voice Services

  The Company offers mobile voice services through two primary services: nationwide dispatch service and satellite telephone service.

  NETWORK APPLICATION   PRIMARY MARKET SEGMENTS CUSTOMERS           SERVICE BENEFITS
  -------------------   ----------------------- ---------           ----------------
  Dispatch                  Field Services      AT&T                Only provider of
                                                MCI                 nationwide dispatch
                                                Williams Companies  services
  Telephony                 Maritime            Maritime Cellular   Low cost maritime
                                                Seven Seas          telephony service
                            Other               CBS                 Reliable, remote
                                                Red Cross           mobile coverage
                                                FEMA


  Nationwide Dispatch Service. Nationwide dispatch service provides point-to-multi-point voice communications among users in a customer-defined group using a push-to-talk device. This service is designed to facilitate team-based, contingency-driven operations of groups operating over wide and/or remote areas. The Company markets the dispatch service to businesses that have wide-area operational requirements that are under-served by a similar point-to-multi-point capability. These targets include: oil and gas pipeline companies; utilities and telecommunications companies with outside maintenance fleets; state and local public safety organizations operating in under-served areas; and public service organizations with a requirement to seamlessly link resources on a nationwide basis.

  Satellite Telephone Service. Satellite telephone service supports two-way circuit-switched voice, facsimile and data services. The Company offers a wide range of satellite phone configurations developed to address the particular communications needs of customers. The Company markets the telephone service to businesses that have nationwide coverage requirements, including those operating in geographic areas that lack significant terrestrial coverage, including natural resource companies, utilities and telecommunications companies that require backup and restoral support, public safety organizations, and maritime users seeking expanded or less costly coverage for both commercial and recreational vessels.

PRICING

  The Company prices its services on an access fee and variable usage fee basis. Volume packages that include increments of free usage in exchange for higher, fixed access fees, as well as volume discounting plans are also available.

 Data Products

  Multi-mode users are charged a monthly access fee that includes a fixed increment of both terrestrial and satellite usage, as well as a set number of vehicle location reports. Usage beyond the fixed increment is metered and charged on a variable basis depending on the length and mode of transmissions. Customers are typically charged less for terrestrial usage than for satellite usage. Satellite and terrestrial messaging services are priced under similar structures, and offer a wide variety of volume packaging and discounts, consistent with the demands of the targeted markets. The average monthly bills for the Company's data customers range from below $10 for high unit quantity, low traffic volume, off-peak telemetry users, to over $60 for high volume, peak users in the field service market. The Company's average monthly revenue per data user in the fourth quarter of 1997 was approximately $55.

 Voice Products

  The Company's nationwide dispatch users are charged a fixed access fee for virtually unlimited usage, while satellite telephone users are charged both fixed access and variable usage fees. Monthly bills for satellite voice customers range from over $150 for high volume maritime users to a low of $50 for certain public safety and emergency restoral applications. The Company's current average monthly revenue per voice user in the fourth quarter of 1997 was approximately $135.

MARKETING AND DISTRIBUTION

  The Company markets its services through four primary distribution channels: direct sales, vertical resellers, horizontal resellers and dealers.

 Direct Sales

  The Company has a direct sales force of 60 employees who focus on the requirements of business customers. This sales organization is comprised of a national accounts group that profiles and targets specific Fortune 500 accounts, and a network of regionally based representatives who specialize in specific industry segments. The direct sales representatives have acquired significant industry expertise, and use that expertise in a solutions-oriented sales approach. Sales to national account targets generally require a sustained marketing effort lasting several months. Prior to making a buying decision, a majority of the accounts exercise a due diligence process where competitive alternatives are evaluated. The Company's employees often assist in developing justification studies, application design support, hardware testing, planning and training.

 Vertical Resellers

  In order to penetrate quickly certain market segments characterized by specialized technical requirements and/or unique business applications, the Company leverages the capabilities of specialized distribution partners. These relationships enable the Company to penetrate new market segments without investing in the product, training and development requirements typically associated with entry into a new market segment.

  The Company's resale arrangements are specifically designed to accelerate entry into the wireless telemetry (utility and alarm monitoring), point-of-sale, maritime and government market segments. Resellers of the Company's products within the wireless telemetry market include Enron for commercial utility meter reading, and Ameritech SecurityLink for alarm monitoring. The Company also has a relationship with Global Payment Systems for wireless point-of-sale applications. These business partners are responsible for development of the end-user solutions, and purchase capacity on the Company's data network.

  VASPs represent one of the Company's primary distribution channels for maritime satellite telephony. VASPs purchase bulk minutes, resell at a margin, set the price, take risk of collection and perform all service and billing functions.

  The Company currently utilizes three specialized government resellers, one of which has included the Company's products on the general services administration schedule. The Company intends to expand the distribution opportunities for its terrestrial data products by also including them in these programs.

  The Company also has various PNCs that purchase bulk satellite capacity from the Company in the form of dedicated capacity increments or channels. PNCs use this capacity to support their own proprietary networks and products, and maintain all associated business risks and responsibilities.

 Horizontal Resellers

  The Company utilizes a series of resale relationships designed to reach a large segment of the mobile workforce that does not require integration with centralized systems, but still has a broad need for two-way messaging and wireless e-mail access. Because these applications are generic across numerous industries, the segment is horizontally addressable, and requires some level of retail presence. To achieve this presence, the Company is in the process of establishing relationships with existing paging companies, paging resellers and other targeted distribution partners to market two-way guaranteed messaging services. The Company also maintains relationships with manufacturers of personal handheld computing devices, who include the Company's marketing material with the device packaging to provide the purchaser the option of wirelessly enabling a handheld computing device.

 Dealer Channels

  The Company also uses land mobile and maritime dealers who distribute the Company's nationwide dispatch and satellite telephony products. These dealers typically have strong business relationships with regional public safety entities, as well as with smaller field service fleets and maritime users. The Company believes that opportunities exist to capitalize on the strengths of this channel by introducing a low cost terrestrial data device with minimum integration requirements, such as the RIM Interactive Pager(TM). Typically these dealers serve as agents for sales and service and do not set pricing or provide billing and collection services. These dealers are generally compensated with a modest percentage of the service revenue for which they are responsible.

CUSTOMERS

  As of December 31, 1997, the Company had approximately 81,300 units in service and an established customer base of large, established corporations including AT&T, Avis, Bank of America, IBM, JB Hunt, Lucent, MCI, NCR, Otis Elevator, Pitney Bowes, Sears, Siemens and The Williams Companies. The Company's products also have been adopted by various emergency response organizations such as the Federal Emergency Management Agency ("FEMA") and the American Red Cross. The majority of the Company's customers sign long-term contracts and make significant capital investments to initiate service. As a result, the Company typically experiences low turnover of its customer base.

  Additionally, during the fourth quarter of 1997, the Company was awarded two significant new customer contracts: Enron and UPS. Enron will utilize the Company as the network provider for a wireless utility monitoring service targeted at commercial power users. Enron has committed to place a minimum of 55,000 units into service over the next three years. Management believes that the UPS contract will result in approximately 50,000 units operating on the terrestrial data network by the end of the year 2000. See "Risk Factors--UPS Contract."

  As of December 31, 1997, the Company's customer base included the following market and product segments:

                         PERCENT OF
    MARKET SEGMENTS      TOTAL UNITS
    ---------------      -----------
Field Services..........      48%
Transportation..........      26
Telemetry...............       8
Maritime................       4
Other...................      14
                             ---
Total...................     100%
                             ===

                           PERCENT OF
     PRODUCT SEGMENTS      TOTAL UNITS
     ----------------      -----------
Data:
  Terrestrial.............      60%
  Satellite...............      12
  Multi-mode..............       8
  Private Networks........       7
                               ---
    Total Data............      87
Voice:
  Telephony...............       7%
  Dispatch................       4
  Private Networks........       2
                               ---
    Total Voice...........      13
Total.....................     100%
                               ===

THE NETWORK

  The Company's integrated network consists of (i) a satellite in geosychronous orbit with coverage of the continental United States, Alaska, Hawaii, Puerto Rico, the U.S. Virgin Islands and U.S. coastal waters and airspace, and (ii) the largest two-way terrestrial data network in the United States with coverage of over 425 of the largest cities and towns in the United States, including virtually all metropolitan areas. The network provides a wide range of mobile data and voice services in multi-mode and single-mode configurations.

  Users of the Company's terrestrial and satellite communications network access the network through subscriber units that may be portable, mobile or stationary devices. Generally, subscriber units enable either data or voice communications and are designed to operate over either the terrestrial data-only network or the satellite network, which provide both voice and data communications. In addition, the Company's multi-mode subscriber equipment is designed to provide least-cost routing of data messages over both the terrestrial and satellite networks.

  Subscriber units receive and transmit wireless data or voice messages from either terrestrial base stations or the Company's satellite, MSAT-2. Terrestrial messages are routed to their destination via Company-owned data switches, which connect to the public data network. Satellite messages are routed to their destination via satellite data and voice switches, located at the Company's headquarters, which connect to the public data and switched voice networks. A data switch located in Cedar Rapids links the terrestrial and satellite networks for the delivery of the Company's multi-mode data service. The terrestrial, satellite and multi-mode network interconnections are depicted below.

                            [GRAPHIC APPEARS HERE]

  The Company's terrestrial network delivers superior in-building penetration, completion rates and response times compared to other wireless data networks through the use of a patented SFR technology developed by Motorola. As illustrated below, SFR technology enables multiple base stations in a given area to use the same frequency. As a result, a message sent by a subscriber can be received by a number of base stations. This technology contrasts with more commonly used multiple frequency reuse ("MFR") systems which provide for only one transmission path for a given message at a particular frequency. In comparison with MFR systems, the Company's technology provides superior in-building penetration and response times and enables the Company to incrementally deploy additional capacity as required, instead of in larger increments as required by most wireless networks.

               [GRAPHIC OF SINGLE FREQUENCY RE-USE APPEARS HERE]

                            SINGLE FREQUENCY RE-USE

SATELLITE LEASE AND SATELLITE PURCHASE AGREEMENTS

  On December 4, 1997, Holdings and American Mobile entered into an agreement with ACTEL to lease the Company's satellite, MSAT-2, for deployment over sub-Saharan Africa. The five-year lease provides for aggregate payments to the Company of up to $182.5 million. Simultaneously, Holdings and American Mobile agreed with TMI to acquire a one-half ownership interest in TMI's satellite at an aggregate cost to American Mobile of $60.0 million.

  Under the Satellite Purchase Agreement, TMI and the Company will each own a 50% undivided ownership interest in MSAT-1, will be jointly responsible for the operation of the MSAT-1, and will share certain satellite operating expenses, but will otherwise maintain their separate business operations.

  Closing under the Satellite Purchase Agreement and Satellite Lease Agreement is subject to a number of conditions, including: United States and Canadian regulatory approvals; a successful financing by ACTEL of at least $120 million; completion of certain satellite testing, inversion and relocation activities with respect to American Mobile's satellite, to support the contemplated services over Africa; receipt of various government authorizations from Gibraltar, South Africa and other jurisdictions to support satellite relocation, including authorization with respect to orbital slot and spectrum coordination; and completion of certain system development activities sufficient to support satellite redeployment. It is anticipated that the closing under both agreements will occur simultaneously in the spring of 1998. While the Company believes that if ACTEL defaults under the Satellite Lease Agreement, the Company would be able to achieve the return of MSAT-2 from ACTEL to its operation in the United States and terminate its payment obligations to TMI under the Satellite Purchase Agreement, there can be no assurances that such actions can be achieved. In addition, there can be no assurance, however, that such transactions will be consummated simultaneously, or at all.

  If consummated, the transactions are expected to increase substantially the Company's cash flow, without affecting its ability to serve and grow its customers based on expected capacity available on MSAT-1 (including excess TMI capacity available to the Company for purchase). Net proceeds from the transactions will be used to reduce amounts outstanding under the Company's Revolving Credit Facility and provide for additional liquidity. See "Risk Factors--Satellite Lease and Purchase Agreement Risks," "Management's Discussion and Analysis of Financial Condition and Result of Operations-- Liquidity and Capital Resources" and "Description of New Bank Financing."

EQUIPMENT; SUPPLIER RELATIONSHIPS

  The Company has contracts with multiple vendors to supply equipment configurations designed to operate on each of its operating platforms. These devices are designed to meet the requirements of specific end-user applications. The Company continues to pursue enhancements to these devices that will result in additional desirable features and reduced cost of ownership. Although many of the components of the Company's products are available from a number of different suppliers, the Company does rely upon a few key suppliers. See "Risk Factors--Reliance on Third Party Vendors."

  In connection with its mobile data communications service, the Company presently has an agreement with Trimble Navigation, Inc. to supply its satellite data unit. In addition, multi-mode data terminals are sourced from Rockwell. The Company also has contracted with Vistar, Inc., a Canadian company, for the development of a new multi-mode terminal. The new terminal will incorporate design changes that will simplify the installation process and allow for the addition of enhancements in a modular fashion. The Company believes that the price of multi-mode terminals will continue to decline in the coming years.

  There are currently over 30 different types of subscriber units available from 15 manufacturers that can operate on the terrestrial network. Examples of portable subscriber units include ruggedized laptop computers, small external modems, handheld or palmtop "assistants," pen based "tablets," and two-way messaging devices, such as the RIM Interactive Pager(TM). Significant developers of devices that are compatible with the network include Motorola, RIM and Itronix. Motorola and RIM manufacture modems designed to be integrated into handheld field service terminals, telemetry devices, utility monitoring and security systems as well as other computing systems. RIM recently has developed the Interactive Pager(TM) that supports the Company's two-way messaging service. Itronix manufactures the XC-6000, a fully ruggedized laptop computer with a standard keyboard and an integrated wireless modem.

  Mobile satellite voice telephones are offered in a number of different configurations that deliver a variety of features and options to meet specific market needs. Mobile satellite telephones are currently available in land mobile vehicle installed, fixed site, maritime, aeronautical, dual mode voice/direct to home satellite television and fully transportable (i.e., battery powered and packaged in a briefcase) configurations. Subscriber equipment for satellite telephone service and nationwide dispatch service includes data interface ports to allow connection to communications accessories such as personal computers, and global positioning satellite ("GPS") tracking devices. Recent enhancements allow users to utilize the dispatch product remotely from the vehicle, via a wireless tether. American Mobile continues to add enhancements based upon customer requirements, and has several initiatives that could result in the reduced cost of end-user devices. The primary suppliers for the voice equipment are Westinghouse Electric, Inc. and Mitsubishi.

  Tandem computer provides the ARDIS network switching computers under a multi-year lease that extends through the year 2000, while AT&T provides network services including a nationwide wireline data network, and leased sites which house regional ARDIS switching equipment. The Company also has a relationship with AT&T as its vendor for switched inbound and outbound public switched telephone network services. The satellite system terminates calls from its telephone product via both the AT&T and Sprint networks.

  ARDIS has executed multiple agreements with Motorola that provide for certain continued support from Motorola with respect to: supply and support for the ARDIS DataTAC network infrastructure; ongoing maintenance and service of the ARDIS base stations; and lease administration services for approximately 37% of ARDIS' base station site leases. Additionally, Motorola is expected to continue to manufacture modems compatible with the ARDIS network infrastructure for use in end-user devices.

  Hughes Network Systems Ltd, of the United Kingdom, manufactures and supports the key component to the Company's multi-mode and satellite messaging products, which is the Land Earth Station ("LES"). There are currently 4 LES's operational. The platform for the Company's voice products, the communications ground segment ("CGS"), depends upon products from multiple vendors, most of which are generally commercially available. Northern Telecom manufactures and supports the core voice switch. Digital Equipment Corporation supplies the computing platform that runs the CGS.

COMPETITION

  The wireless communications industry is highly competitive and is characterized by frequent technological innovation. The Company competes on the basis of providing comprehensive, end-to-end solutions and a premium level of service in the markets it serves. End-to-end solutions have been assembled working with a select group of business partners who develop and manufacture software, middleware and hardware components. The Company differentiates itself and provides a premium level of service due to its unmatched geographic coverage, in-building penetration, guaranteed message delivery, and guaranteed reliability.

  The Company competes with a full array of companies, from small startups to Fortune 500 companies. Many of these competitors have financial, technical and marketing resource in excess of the Company's. Because the Company competes in several market segments with a broad range of services, competing technologies may address one or more of the market segments. The Company has identified six major classes of technologies or services that offer capabilities competitive with the Company's services: Terrestrial Packetized Data; Cellular/PCS; Specialized Mobile Radio ("SMR")/Enhanced Specialized Mobile Radio ("ESMR"); Private Systems; Paging/Narrowband PCS; and Mobile Satellite Services.

  Terrestrial Packetized Data. Companies using packetized data technologies provide wireless data services that compete directly with a number of the Company's data products. Packetized data technology relies on radio frequencies to transmit short-burst data messages. Primary competitors using this technology include RAM Mobile Data ("RAM"), Metricom, Teletrac and Cellnet. RAM, a wholly-owned subsidiary of BellSouth enterprises, operates a terrestrial-only network that provides data services to customers primarily in the field service, transportation and utility industries. The Company believes that its network provides broader coverage, and superior in-building penetration compared to RAM's network. In addition, the Company is upgrading its network in major cities so that it will operate at faster speeds than the RAM network. Metricom's Ricochet service provides wireless, mobile access to the Internet, private intranets, local area networks and e-mail. Metricom currently offers its service in limited regions comprised of San Francisco, Seattle, Houston and Washington, D.C. Teletrac provides primarily location and vehicle monitoring and two-way data transfer services in major metropolitan areas and Cellnet provides wireless meter reading services and has a contract, similar to the Company's with Enron, to provide meter reading for residential customers. The Company's contract with Enron is for commercial meter reading that typically requires a large volume of data to be sent from each meter.

  Cellular and PCS. Cellular and PCS services compete with the Company's satellite and terrestrial voice and data services, and presently serve the majority of mobile communications users in the United States, with approximately 55,000,000 units. Cellular and PCS systems operated by approximately 1,500 companies collectively provide service throughout most of the United States, with no single competitor providing the breadth of coverage that is available through the Company's network. Cellular Digital Packet Data ("CDPD"), the cellular industry's standard packet data service, is available principally in metropolitan areas containing approximately 44% of the nation's population at the end of 1997. PCS carriers, many of which offer short message capabilities and expect to offer larger capacity packet data services in the near future, presently offer service which in the aggregate covers approximately 60% of the U.S. population.

  Most cellular and PCS providers have structured their services and distribution principally to meet switched voice service requirements of broad-market users. However, HighwayMaster Communications, Inc. offers data and voice communications to the long-haul trucking industry through the application of its proprietary messaging and billing technologies to circuit-switched cellular capacity which it purchases in bulk from a number of large cellular carriers. Differences in equipment and service pricing and product characteristics result in minimal direct competition between the Company's voice products and most other cellular carriers.

  Specialized Mobile Radio (SMR) and Enhanced Specialized Mobile Radio (ESMR) Services. Within the limitations of available spectrum and technology, SMR operators compete with the Company's voice dispatch services by providing mobile communications services, including mobile telephone, dispatch, paging and limited data services. For certain applications, such as mobile telephone interconnect, SMR systems presently are less expensive than the Company's services, although the shared channel configuration and the economics of these systems have traditionally caused SMR systems to be less frequently utilized for voice telephone services.

  SMR radio services have been expanding rapidly over the past ten years and converting from analog to digital technology. ESMR systems compete with the Company's voice and data dispatch services in metropolitan areas. NEXTEL Communications, Inc. provides ESMR services in numerous large metropolitan service areas in the United States and is the leading provider of SMR using digital technology, frequency reuse and lower power transmitters to transform its current SMR service into cellular-like services, including voice telephone services. Geotek Communications, Inc. offers voice and data communication networks for the trunked mobile radio market. Targeted primarily to small and medium-sized businesses managing fleets of vehicles and mobile workforces, Geotek is focused on providing metropolitan area voice and data services. Currently, Geotek's service is available in 11 markets. Neither Nextel nor Geotek provide nationwide voice dispatch or data services comparable to those offered by the Company.

  Private Land Mobile Frequencies. Individual companies that have chosen to develop their own private wireless data network constitute a large percentage of the wireless marketplace for corporate fleets. An example of such a customer is Federal Express. While these companies already have made significant investments in their systems, in some cases recurring maintenance, upgrade and expansion costs, coupled with recent steps by the FCC to charge private system owners for the use of the radio frequencies, have caused these organizations to turn to commercial providers such as the Company.

  Narrowband PCS/Enhanced Paging. There are a large number of paging companies that offer messaging services on a regional or nationwide basis. Despite the low cost of one-way paging, most traditional paging services do not provide full-function two-way communications. Although some paging companies, such as MTel, have begun to offer limited time-delayed two-way messaging services, initial challenges in coverage, responsiveness and throughput currently limit their adoption by the Company's targeted business customers.

  Mobile Satellite Services. The Company's voice and data services face competition from a number of companies that are selling or are developing services using a variety of satellite technologies. The principal alternative satellite-based communications system available to the trucking market is Qualcomm Incorporated's ("Qualcomm") OmniTracs nationwide data service. Qualcomm currently provides low-speed mobile data services using terminals which are priced competitively with the Company's satellite-only terminals. Qualcomm's OmniTracs service does not provide a terrestrial communications path or least-cost routing capabilities similar to the Company's multi-mode product. As a result, transmissions to and from a vehicle must be routed exclusively over a satellite network and are subject to line of sight blocking and higher transmission costs, limiting the product's functionality and cost-effectiveness in segments that require urban coverage or large volumes of data transmission.

  NORCOM Networks Inc. ("NORCOM") is in the process of commercially deploying a satellite-based packet data service that competes with the Company's data services in the transportation and field service segments. NORCOM currently purchases channel capacity on the Company's satellite over which it operates its network, and combines its satellite data service product with terrestrial services provided by RAM Mobile Data and by the Company.

  The Company's satellite services also compete for mobile maritime subscribers with TMI, a Canadian company operating a satellite comparable to MSAT-2, and with Inmarsat, a consortium of 70 countries that is authorized to provide maritime voice and data services along the North American coasts. Because Inmarsat's current system operates at a much lower power level than does the Company's satellite, its mobile terminals must be equipped with antenna systems that are larger and more expensive than those required for the Company's network. The Inmarsat system also has per minute charges significantly higher than those charged by the Company. Comsat, the U.S. signatory for Inmarsat, applied to the FCC for authority to provide mobile satellite services ("MSS") in the United States through Inmarsat facilities. While TMI has not applied for such authority, TMI has previously announced its desire to serve the U.S. market and can reasonably be expected to file such applications. Although the FCC has consistently denied Comsat's application, most recently on January 9, 1998, there can be no assurances that Comsat, or any other satellite provider, will not become authorized to provide MSS in the United States (See "Regulation").

  Recently, several Low Earth Orbit ("LEO") and Medium Earth Orbit ("MEO") satellite systems have been announced or have commenced deployment. Examples of these systems, which are more complex and costly than the Company's geosynchronous network, include Iridium LLC; Globalstar Telecommunications, LTD, and ICO Global. When deployed, these systems will offer certain advantages over the Company's voice telephony service, including the ability to support small handheld telephones and, in certain instances, reduced transmission delay. However, the Company does not expect that these systems will provide a nationwide dispatch service or support data service in excess of 2,400 bps. Moreover, these companies are focused primarily on consumer-oriented and global traveler applications and not the business markets which are the focus of the Company. Further, because these companies will deploy satellite systems, they are not expected to compete against urban in-building data services provided by the Company.

  In addition to relatively complex LEO systems designed to provide mobile voice services, there are a number of proposals for relatively simple "little" LEO systems that would provide only low-speed packet data services. These systems, including ORBCOMM Global, L.P., Final Analysis and LEO One USA, have access to comparatively limited spectrum and are expected to compete for customers who require specialty applications such as asset tracking services for unpowered trailers.

AMRC

  The Company is one of two primary operating subsidiaries of Holdings. The second subsidiary, AMRC has been granted a license from the FCC to construct, launch and operate a domestic satellite system for the provision of satellite-based DARs. AMRC made a payment of $90 million to fully pay for its DARS license in October 1997. Holdings currently owns 80% of the capital stock of AMRC. The remainder of AMRC is owned by WorldSpace, a leading international DARS company that is planning to provide DARS service to Latin America, Africa and Asia. Through its investment in AMRC, WorldSpace has an option to increase its ownership in AMRC to 72%, subject to FCC approval. It is anticipated that the proceeds resulting from the exercise of the option will not be available to either Holdings or the Company.

EMPLOYEES

  At December 31, 1997, the Company employed approximately 477 individuals, of which 117 were sales and marketing, 279 were network and operations, and 81 were general and administrative employees. None of the Company's employees is represented by a labor union, and the Company considers its relations with its employees to be good.

PROPERTIES

  The Company leases approximately 94,000 square feet at its headquarters office space and network operations center in Reston, Virginia. The lease has a term which runs through August 3, 2003 (which may be extended at the Company's election for an additional five years). In addition, the Company leases a back-up Ku-band radio frequency facility in Alexandria, Virginia. The Company also leases approximately 86,000 square feet of space for an operations center in Lincolnshire, Illinois, the lease for which expires December 31, 2000, and approximately 7,800 square feet for a remote data center in Lexington, Kentucky, the lease for which expires April 30, 2001. The Company also leases site space for over 1,700 base stations across the country under one- to five-year lease contracts with renewal provisions. The Company anticipates that it will be able to gain access to additional base station sites when necessary on acceptable terms.

LEGAL PROCEEDINGS

  In 1992, a former director of Holdings filed an Amended Complaint against Holdings alleging violations of the Communications Act and of the Sherman Act and breach of contract. The suit seeks damages for not less than $100 million trebled under the antitrust laws plus punitive damages, interest, attorneys' fees and costs. In mid-1992, Holdings filed its response denying all allegations. Holdings' motion for summary judgment, filed on June 30, 1994, was denied on April 18, 1996. The trial in this matter, previously set for December 1997, has been postponed to a date to be determined in 1998. Management believes that the complaint is without merit, and the ultimate outcome of this matter will not be material to the Company's financial position, results of operations, or its cash flow.

                                  REGULATION

  American Mobile's MSS system and ARDIS' ground-based two-way wireless data system are regulated to varying degrees at the federal, state, and local levels. Various legislative and regulatory proposals under consideration from time to time by Congress and the FCC have in the past materially affected and may in the future materially affect the telecommunications industry in general, and American Mobile and ARDIS in particular. In addition, many aspects of regulation at the federal, state and local level currently are subject to judicial review or are the subject of administrative or legislative proposals to modify, repeal, or adopt new laws and administrative regulations and policies. The following is a summary of significant laws, regulations and policies affecting the operation of American Mobile's and ARDIS' businesses.

GENERAL

  The ownership and operation of American Mobile's (MSS) system and ARDIS' ground-based two-way wireless data system are subject to the rules and regulations of the FCC, which acts under authority granted by the Communications Act and related federal laws. Among other things, the FCC allocates portions of the radio frequency spectrum to certain services and grants licenses to and regulates individual entities using that spectrum. American Mobile and ARDIS operate pursuant to various licenses granted by the FCC. The acquisition of ARDIS by the Company requires prior approval by the FCC for the transfer of control of the ARDIS licenses.

  Both American Mobile and ARDIS are Commercial Mobile Radio Service ("CMRS") providers and therefore are regulated as common carriers. The companies must offer service at just and reasonable rates on a first-come, first-serve basis, without any unjust or unreasonable discrimination, and they are subject to the FCC's complaint processes. The FCC has forborne from applying numerous common carrier provisions of the Communications Act to CMRS providers. In particular, American Mobile and ARDIS are not subject to traditional public utility rate-of-return regulation, and the companies are not required to file tariffs with the FCC for their domestic services.

  As providers of interstate telecommunications services, American Mobile and ARDIS are required to contribute to the FCC's universal service fund, which supports the provision of telecommunications services to high-cost areas, and establishes funding mechanisms to support the provision of service to schools, libraries, and rural health care providers. Under the FCC's current rules, American Mobile and ARDIS are required to contribute a percentage of their end-user telecommunications revenues resulting from the sale of telecommunications services. The extent of this obligation is subject to change. A number of parties have filed petitions for review of the FCC's universal service policy and these appeals have been consolidated in the U.S. Court of Appeals for the Fifth Circuit. Both companies may also be required to contribute to state universal service programs. The requirement to make these payments, the amount of which in some cases may be subject to change and is not yet determined, may have a material adverse impact on the conduct of their businesses.

  American Mobile and ARDIS are subject to the Communications Assistance for Law Enforcement Act ("CALEA"). Under CALEA, American Mobile and ARDIS must ensure that law enforcement agencies can intercept certain communications transmitted over their networks. American Mobile and ARDIS must also ensure that law enforcement agencies are able to access certain call-identifying information relating to communications over their networks. The companies must comply with the CALEA requirements and any rules subsequently promulgated by October 25, 1998 or face possible sanctions, including substantial fines and possible imprisonment of company officials. The FCC currently has a proceeding underway to establish rules for the implementation of these requirements. This proceeding primarily addresses record-keeping and security-related issues. The telecommunications industry, which has been charged with establishing detailed technical standards for compliance with CALEA's requirements, has not yet been able to adopt final standards that are acceptable to law enforcement. While both Congress and the FCC have the authority to extend the compliance deadline, both have thus far declined to do so. It is not clear whether the companies will be able to comply with CALEA's requirements or will be able to do so in a timely manner. CALEA establishes a federal fund to compensate telecommunications carriers for all reasonable costs directly associated with modifications performed by carriers in connection with equipment, facilities, and services installed or deployed on or before January 1, 1995. For equipment, facilities, and services deployed after January 1, 1995, the CALEA fund is supposed to compensate carriers for any reasonable costs associated with modifications required to make compliance "reasonably achievable." It is possible that all necessary modifications will not qualify for this compensation and that the available funds will not be sufficient to reimburse the companies. The requirement to comply with CALEA could have a material adverse effect on the conduct of their businesses.

  As a matter of general regulation by the FCC, both of the companies are subject to, among other things, payment of regulatory fees, restrictions on the level of radio frequency emissions of their systems' mobile terminals and base stations, and "rate integration" regulations requiring that providers of interstate interexchange telecommunications services charge the same rates for these services in every state, including Puerto Rico and the U.S. Virgin Islands. Any of these regulations may have an adverse impact on the conduct of their businesses.

  The FCC licenses of American Mobile and ARDIS are subject to restrictions in the Communications Act that (i) certain FCC licenses may not be held by a corporation of which more than 20% of its capital stock is directly owned of record or voted by non-U.S. citizens or entities or their representatives and
(ii) that no such FCC license may be held by a corporation controlled by another corporation ("indirect ownership") if more than 25% of the controlling corporation's capital stock is owned of record or voted by non-U.S. citizens or entities or their representatives, if the FCC finds that the public interest is served by the refusal or revocation of such license. However, with the implementation of the Basic Telecommunications Agreement ("BTA"), negotiated under the auspices of the World Trade Organization ("WTO") and to which the United States is a party, the FCC will presume that indirect ownership interests in excess of 25% by non-U.S. citizens or entities will be permissible to the extent that the ownership interests are from WTO-member countries. The BTA took effect on February 5, 1998, and the FCC's implementing regulations took effect on February 9, 1998.

AMERICAN MOBILE

  American Mobile is licensed by the FCC to provide a broad range of mobile voice, data and dispatch services via satellite to land, air and sea-based customers in a service area consisting of the continental United States, Alaska, Hawaii, Puerto Rico, the U.S. Virgin Islands and U.S. coastal waters and airspace. American Mobile is also authorized to provide fixed site voice and data services via satellite to locations within this service area, so long as such services remain incidental to American Mobile's mobile communications services. American Mobile is authorized to build, launch and operate three geosynchronous satellites in accordance with a specified schedule. American Mobile is not in compliance with the schedule for commencement and construction of its second and third satellites and has petitioned the FCC for changes to the schedule. Certain of these extension requests have been opposed by third parties. The FCC has not acted on American Mobile's requests. The FCC has the authority to revoke the authorizations for the second and third satellites and, in connection with such a revocation, could exercise its authority to rescind American Mobile's license. American Mobile believes that the exercise of such authority to rescind the license is unlikely. The term of the license for each of American Mobile's three authorized satellites is ten years, beginning when American Mobile certifies that the respective satellite is operating in compliance with American Mobile's license. The ten-year term of MSAT-2 began August 21, 1995. Although American Mobile anticipates that the authorizations are likely to be extended in due course to correspond to the useful lives of the satellites and that new licenses will be granted for replacement satellites, there is no assurance of such extension or grant.

  Holdings' current foreign ownership level, for which the indirect ownership limits are applicable, is approximately 21%. Singapore, which is the domicile of Singapore Telecom, one of Holdings' largest shareholders, is a WTO-member country.

  On December 4, 1997, American Mobile filed an application with the FCC requesting the modification of its license to permit American Mobile to implement the Satellite Purchase Agreement and Satellite Lease Agreement. The FCC placed this application on public notice on December 23, 1997 and, following the completion of a public comment period, American Mobile replied to the two comments filed in response to the application. While there can be no assurances, American Mobile believes that FCC approval is likely to be received on a schedule consistent with that contemplated in the Satellite Purchase Agreement and the Satellite Lease Agreement.

  MSAT-2, like MSAT-1, is designed to be able to operate over the 1530-1559/1631.5-1660.5 MHz bands (the "L-band"). American Mobile is currently licensed to operate in the 1544-1559/1645-1660.5 MHz bands (the "upper L-band"). The FCC has designated American Mobile as the licensee for both MSS and Aeronautical Mobile Satellite (Route) Service ("AMS(R)S"). AMS(R)S includes satellite communications related to air traffic control, as well as aeronautical safety-related operational and administrative functions. As a condition to its authorization, American Mobile is required by the FCC to be capable of providing priority and preemptive access for AMS(R)S traffic in the upper Lband and to be interoperable with and capable of transferring AMS(R)S traffic to international and foreign systems providing such service. American Mobile currently anticipates it will be able to meet these requirements without any material adverse effect on its business. If American Mobile is unable to meet these requirements, the FCC may authorize and give priority spectrum access to one or more additional satellite systems that meet the specified requirements.

  American Mobile has applied for authorization to operate in the additional 1530-1544/1631.5-1645.5 MHz bands (the "lower L-band"). If American Mobile is assigned spectrum in the lower L-band, it will be required by the FCC to provide similar priority and preemptive access in that spectrum to maritime distress and safety communications. With respect to its mobile voice terminals, American Mobile currently anticipates it will be able to meet this requirement without any material adverse effect on its business. The Federal Aviation Administration ("FAA") filed comments, however, in connection with American Mobile's application to operate up to 30,000 mobile data terminals that were transitioned from leased space segment to MSAT-2 in late 1995, stating its concern that the mobile data terminals cannot be operated in compliance with American Mobile's obligation to provide priority and preemptive access in the upper L-band. The FAA has proposed that American Mobile operate the mobile data terminals in the lower L-band. American Mobile has received successive six-month grants of special temporary authority ("STA"), under a two-year waiver of the FCC's rules on priority and preemptive access, to operate up to 15,100 mobile data terminals in the lower L-band. This number was increased to 33,100 terminals pursuant to American Mobile's acquisition of the mobile data equipment and services previously licensed to Rockwell. The two-year waiver expired on August 1, 1997, but remains in effect while American Mobile's request for a two-year extension of that waiver is pending at the FCC. American Mobile will need additional authority to increase the number of mobile data terminals that it is authorized to operate if it is to fulfill contracts with GE Logisticom and others. American Mobile will also need permission from the FCC to operate mobile data terminals with a different transmission design than those operated under its current lower L-band authorization. Transmissions from these terminals require a wider band width than do transmissions from American Mobile's existing terminals. There can be no assurance that American Mobile will continue to receive authority to operate these new mobile data terminals or any other additional mobile data terminals in the lower L-band.

  American Mobile's mobile terminal authorizations are subject to compliance with certain requirements regarding interference protection to the Global Positioning System ("GPS"). With the consent of the FAA, the FCC granted American Mobile's application subject to certain conditions, including that the grant may be modified after the interference issue is studied. The FCC is now considering a proposal from the National Telecommunications and Information Administration to impose more stringent limits on the out-of-band emissions from certain mobile terminals, including those used in connection with American Mobile's system, in order to protect GPS and the Russian Global Navigation Satellite System ("Glonass"). This proposal would require that mobile terminals used on American Mobile's system be manufactured according to a new design by 2002, and that existing terminals and any terminals not meeting the new specifications be retired or retrofitted by 2005. American Mobile has opposed this proposal. If adopted by the FCC, this policy could have a material adverse effect on American Mobile's business.

  American Mobile's license authorizes MSAT-2 to operate using certain telemetry, transfer and control frequencies in the Ku-band, and American Mobile proposes to operate MSAT-1 using similar frequencies. American Mobile operates MSAT-2 at the 101(degrees) W.L. orbital location, and, under the Satellite Purchase Agreement, would also operate MSAT-1 at 101(degrees) W.L. GE American Communications, Inc. ("GE American"), also operates a satellite at the 101(degrees) W.L. orbital location. American Mobile and GE American have an agreement covering both MSAT-1 and MSAT-2 that may require American Mobile to modify its operations or make certain payments to GE American if American Mobile's operations cause interference to those of GE American. While there can be no assurances, the Company does not anticipate any interference in the operations of either MSAT-1 or MSAT-2 and those of GE American.

  American Mobile's subscriber equipment will operate in L-band frequencies that are limited in available bandwidth. The feeder-link earth stations and the network communications controller of the CGS operate in the more plentiful fixed satellite service Ku-band frequencies. Of the 30 MHz in the upper L-band frequencies, American Mobile is currently licensed to operate in the 1544-1559/1645.5-1660.5 MHz bands. Of the 30 MHz assigned to American Mobile by the FCC, one MHz is limited to AMS(R)S and one-way paging and two MHz are limited to distress and safety communications. American Mobile does not plan to operate on these three MHz of bandwidth.

  In June 1996, the FCC issued a notice of proposed rulemaking proposing to assign to American Mobile the first 28 MHz of internationally coordinated L-band spectrum from either the upper or lower portion of the MSS L-band. Under the FCC's proposal, American Mobile would have first priority access to use the lower L-band spectrum as necessary to compensate for spectrum unavailable for coordination in the upper L-band. In the event the United States is able to coordinate more than 28 MHz of L-band spectrum, the FCC has proposed allowing other applicants to apply for assignment of those frequencies. Certain entities have filed with the FCC petitions to deny American Mobile's application and comments opposing the assignment of additional frequencies to American Mobile. While there can be no assurances, American Mobile believes the FCC is likely to grant American Mobile's application.

  In the Ku-band frequencies, American Mobile is currently licensed to operate MSAT-2 using 200 MHz within the bands 10.75-10.95 GHz for downlink transmissions and 13.0-13.15 GHz and 13.2-13.25 GHz for uplink transmissions. American Mobile has applied for authority to operate using an additional 200 MHz of spectrum within the same bands.

  Spectrum availability, particularly in the L-band, is a function not only of how much spectrum is assigned to American Mobile by the FCC, but also the extent to which the same frequencies are used by other systems in the North American region, and the manner of such use. All spectrum use must be coordinated with other parties that are providing or plan to provide mobile satellite-based communications in the same geographical region using the same spectrum. At this time, the other parties with which spectrum use must be coordinated include Canada, Mexico, the Russian Federation and Inmarsat.

  Use of the spectrum is determined through a series of negotiations between the United States government and the other user agencies, pursuant to the rules and regulations of the International Telecommunication Union ("ITU"). For the past several years, each of the countries and international organizations that have used or will use L-band frequencies within the North American region have been meeting regularly to negotiate and coordinate their current and future use of that spectrum. American Mobile estimates that international coordination will make approximately 20 MHz of L-band spectrum available to the United States for MSAT-2. Since the coordination process involves many parties and there is uncertainty about the total outcome, the actual amount of spectrum available may be more or less than that estimated. In addition, the proposed Satellite Sharing Agreement may make the coordination of spectrum for American Mobile's system more difficult. Some of the spectrum that may be available to American Mobile may include a portion of the 28 MHz lower L-band spectrum adjacent to the frequencies already assigned to American Mobile by the FCC.

  The ITU's Radio Regulations include a table of frequency allocations that prescribe the permitted uses of the radio spectrum. As a result of the ITU satellite plan for parts of the Ku-band, there also may be restrictions on American Mobile's ability to deploy feederlink earth stations in Alaska, Hawaii, Puerto Rico, and the U.S. Virgin Islands.

  During the course of the licensing process for American Mobile and several times since, the FCC has stated that there is only enough spectrum in the MSS L-band for the FCC to authorize a single MSS system to provide service in the United States. In 1995, however, Comsat applied for authority to provide MSS in the United States over the Inmarsat satellite system. Comsat subsequently filed an application seeking a blanket authorization for the operation of 5,000 mobile terminals in the United States, as well as a request for an STA to operate 50 mobile terminals in the United States. On January 9, 1998, the FCC denied Comsat's request for an STA and required that Comsat amend its underlying applications to conform with the requirements established in the FCC's November 1997 order on market access by foreign-licensed satellite systems. This order conforms the FCC's regulations with the BTA and makes it easier for foreign satellite systems from WTO-member countries to access the United States market, while at the same time making clear that the FCC may deny access to such satellite applicants on the basis of spectrum availability, applicants' technical, legal, or financial qualifications, or foreign or domestic policy factors. The order also requires Comsat to make an appropriate waiver of immunity from any suit as part of any application to provide domestic services over Inmarsat's system. On February 6, 1998, Comsat filed an application for review of the FCC's denial of its request for an STA, and a petition for waiver of the FCC's new market access rules to permit it to offer MSS on a temporary basis in the United States. American Mobile will oppose these filings.

  In its January 9, 1998 denial of Comsat's STA request, the FCC stated that it would be willing to authorize Comsat to provide international service if Comsat amended its blanket license application to show that service through its terminals and Inmarsat's MSS system could be limited to international traffic. Comsat has amended its application in order to make this showing. The deadline for comments on this amendment is March 12, 1998. American Mobile will oppose this application. In addition, Comsat has applied for authority under Section 214 of the Communications Act to provide satellite paging and tracking services in the United States. The deadline for comments on this application is March 6, 1998, and American Mobile will also oppose this application. TMI, which is technically capable of providing service within the United States, has also expressed an interest in providing MSS to domestic customers over MSAT-1. On February 10, 1998, the FCC granted a thirty-day STA to Sat Com Systems, Inc. for the testing of up to 30 mobile terminals in the United States using TMI's system.

  In addition to providing additional competition to American Mobile, a grant of domestic authority by the FCC to one of these foreign systems would significantly increase the demand for spectrum in the international coordination process and could adversely affect American Mobile's business.

  American Mobile is operating under waivers of certain FCC rules. In 1996, the FCC issued an order requiring all CMRS providers to offer what are known as "enhanced 9-1-1 services" including the ability to automatically locate the position of all transmitting mobile terminals. American Mobile would not have been able to offer this automatic location information without adding substantially to the cost of its mobile equipment and reconfiguring its CGS software. The FCC decided not to impose specific new requirements on MSS providers, including American Mobile, at that time. The FCC did state its expectation that such providers eventually would be required to provide "appropriate access to emergency services." A decision to impose this requirement on MSS providers would have a material adverse effect on American Mobile.

  The FCC enacted "rate integration" regulations requiring that providers of interstate interexchange telecommunications services charge the same rates for these services in every state, including Puerto Rico and the U.S. Virgin Islands. American Mobile has opposed the imposition of this rate integration requirement on its MSS system, so that it may preserve the flexibility to charge more for service in areas covered by satellite beams that require more satellite power. The FCC has denied American Mobile's request for a permanent exemption from its rate integration requirement, but has not yet ruled on American Mobile's request for a temporary waiver of a year or more. The FCC has granted American Mobile an interim waiver from its rate integration requirement until its decision on American Mobile's temporary waiver request.

ARDIS

  ARDIS' wireless data network consists of base stations licensed in the Business Radio and Specialized Mobile Radio Service, all operating in the 800 MHz frequency band. The ARDIS system is interconnected with the public switched network.

  The FCC's licensing regime in effect when it issued ARDIS' licenses provided for the issuance of individual licenses for specific channels at specific sites. With respect to the part of the band in which all of ARDIS' base stations operate, however, the FCC has implemented a new licensing regime. The new licensing regime involves the auctioning of licenses for specific channels for wide geographic areas, within which the licensee will have substantial flexibility to operate any number of base stations, including base stations that may operate on the same channels as incumbent licensees such as ARDIS. The FCC has proposed to conduct the auctions for additional channel capacity of the kind used by ARDIS beginning in the third quarter of 1998. The FCC proposes to prohibit the new geographic licensees from causing interference to incumbents, but there is concern that such interference may occur and that practical application of these rules is uncertain.

  ARDIS believes that it has licenses for sufficient channels to meet its current needs for capacity. To the extent that it needs additional capacity, it may be required to either participate in the upcoming auctions or acquire channels from other licensees. As part of its new licensing regime, the FCC permits a wide-area geographic licensee, with prior FCC approval, to sell a portion of its geographic area to another entity. This partitioning authority may increase ARDIS' flexibility to operate additional base stations, but the practical utility of this option is uncertain at this time.

  ARDIS operates its system under a number of waivers of the FCC's technical rules, including rules on station identification, for-profit use of excess capacity, system loading, and multiple station ownership. Several of these waivers were first obtained individually by IBM and Motorola, which operated separate wireless data systems until forming the ARDIS joint venture in 1990. The FCC incorporated a number of these waivers into its regulations when it implemented Congress' statutory provision creating the CMRS classification, and ARDIS no longer requires those waivers. On June 5, 1996, the FCC waived its one-year construction requirement and granted ARDIS extensions of time to complete the buildouts of approximately 190 sites, as required to maintain previously granted licenses. As of March 9, 1998, ARDIS intends but has yet to construct 104 of these sites. The extended construction deadlines vary by site between June 27, 1998 and March 31, 1999. Failure to complete the buildouts in a timely manner could result in a loss of licenses for such sites from the FCC. In addition, at 11 of 104 uncompleted sites ARDIS is required to erect a new tower, and there is no assurance that local zoning regulations will not affect the timetable for the completion of these sites.

  The foregoing does not purport to describe all present and proposed federal, state, and local regulation and legislation relating to the industries in which American Mobile and ARDIS operate. Other existing federal, state, and local regulations currently are the subject of a variety of judicial proceedings, legislative hearings, and administrative and legislative proposal which could change, in varying degrees, the manner in which American Mobile and ARDIS operate. Neither the outcome of these proceedings nor their impact on American Mobile's and ARDIS' operations can be predicted at this time.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information regarding the directors and executive officers of Holdings after giving effect to the Acquisition.

NAME                     AGE POSITION
----                     --- --------
Gary M. Parsons.........  47 Chairman of the Board of Directors and Chief Executive Officer
Walter V. Purnell, Jr...  52 President
Robert L. Goldsmith.....  54 Executive Vice President and Chief Operating Officer
Randy S. Segal..........  41 Vice President, General Counsel and Secretary
Stephen D. Peck.........  52 Vice President, Chief Financial Officer
Jack A. Shaw............  59 Director
Douglas I. Brandon......  39 Director
Steven D. Dorfman.......  62 Director
Ho Siaw Hong............  48 Director
Billy J. Parrott........  62 Director
Andrew A. Quartner......  44 Director
Roderick M. Sherwood,
 III....................  44 Director
Michael T. Smith........  54 Director
Yap Chee Keong..........  37 Director
Albert L. Zesiger.......  68 Director

  Set forth below are descriptions of the backgrounds and principal occupations of each of Holdings' executive officers and directors.

EXECUTIVE OFFICERS

  Gary M. Parsons, 47. Holdings' Chairman of the Board of Directors and Chief Executive Officer effective upon the consummation of the Acquisition, Mr. Parsons has been a Holdings director, the Chief Executive Officer and President of Holdings since July 1996. Mr. Parsons joined Holdings from MCI Communications Corporation ("MCI") where he served in a variety of executive roles from 1990 to 1996, including most recently as Executive Vice President of MCI Communications, and as Chief Executive Officer of MCI's subsidiary MCImetro, Inc. From 1984 to 1990, Mr. Parsons was one of the principals of Telecom*USA, which was acquired by MCI.

  Walter V. Purnell, Jr., 52. Holdings' President effective upon the consummation of the Acquisition. Prior to the Acquisition, Mr. Purnell was President and Chief Executive Officer of ARDIS since September 1995. Previously, Mr. Purnell had served as the chief financial officer of ARDIS since its founding in 1990. Prior to 1990, Mr. Purnell held a broad range of senior executive positions with IBM over 23 years, with financial responsibility over significant telecommunications and other business divisions, both domestically and internationally.

  Robert L. Goldsmith, 54. Holdings' Executive Vice President and Chief Operating Officer since February 1997. Prior to joining Holdings, Mr. Goldsmith was the Senior Vice President of Sales and Marketing and General Manager of the Commercial Services Division for Qwest Communications Company. Prior to joining Qwest in 1995, Mr. Goldsmith was with MCI for nine years in various executive sales and marketing positions.

  Randy S. Segal, 41. Holdings' Vice President, General Counsel and Secretary since October 1992. From October 1983 to October 1992, Ms. Segal was associated with the law firm of Debevoise & Plimpton in New York, New York. Prior to joining Debevoise, Ms. Segal clerked for the Honorable Jerre S. Williams of the United States Court of Appeals for the Fifth Circuit, and for the Honorable Edmund L. Palmieri for the United States District Court for the Southern District of New York.

  Stephen D. Peck, 52. Holdings' Vice President and Chief Financial Officer since July 1997, Mr. Peck was formerly Executive Vice President and Chief Financial Officer at Phillips Publishing International ("PPI"), which he joined in 1986. Prior to joining PPI, Mr. Peck was Senior Vice President for Finance and Administration of the Viguerie Company, which he joined in 1977.

DIRECTORS

  Gary M. Parsons, a Holdings director and Chairman of the Board of Directors, has been a Holdings director since July 1996. See "Executive Officers."

  Douglas I. Brandon, 39. A Holdings director as of January 1998, Mr. Brandon is Vice President--External Affairs & Law, AT&T Wireless Services, Inc. Prior to joining AT&T Wireless in 1993, Mr. Brandon was associated with the law firm of Davis Polk & Wardwell beginning in 1986. Prior to Davis Polk, Mr. Brandon clerked for the Honorable William H. Timbers of the United States Court of Appeals for the Second Circuit.

  Steven D. Dorfman, 62. A Holdings director since April 1996, Mr. Dorfman is Vice Chairman of Hughes Electronics Corporation, Chairman of Hughes Telecommunications and Space Company, and Chairman of Hughes Space and Communications Company. Mr. Dorfman is a member of the Hughes Electronics Executive Committee. Previously, Mr. Dorfman served as President of Hughes Space and Communications Company, and President and Chief Executive Officer of Hughes Communications, Inc. Mr. Dorfman has been with Hughes since 1957.

  Ho Siaw Hong, 48. A Holdings director since April 1997 and from March 1993 to March 1994, Mr. Ho is Assistant Vice President of the Satellite Services Group of Singapore Telecom. Since 1972 he has held a variety of positions at Singapore Telecom in the areas of network control and management, cellular radio, paging and satellite system planning and satellite business development.

  Billy J. Parrott, 62. A Holdings director since May 1988, Mr. Parrott is President and Chief Executive Officer of Antifire, Inc., a manufacturer of non-toxic fire retardants. Mr. Parrott is also the founder and co-founder of several telecommunications companies, including Private Networks, Inc., a builder and operator of telecommunications and broadcast properties, and Roanoke Valley Cellular Telephone Company, a cellular communications company. Mr. Parrott is owner of a production company where he functions as a writer, producer, director and marketing consultant to Fortune 500 companies.

  Andrew A. Quartner, 44. A Holdings director since May 1988, Mr. Quartner also serves as corporate counsel of Nextlink Communications, Inc. and Vice Chairman of CellPort Labs, Inc. Prior to his present positions, Mr. Quartner was Senior Vice President, Law, of AT&T Wireless beginning in 1997, which he joined in November 1985. Prior to joining AT&T Wireless, Mr. Quartner was associated with the law firm of Debevoise & Plimpton in New York.

  Jack A. Shaw, 59. A Holdings director since July 1996, and formerly Chairman of the Board of Directors of Holdings, Mr. Shaw is Chairman and Chief Executive Officer of Hughes Network Systems, Inc. and Senior Vice President of Hughes Electronics Corporation. Mr. Shaw is a member of the Hughes Electronics Corporation Executive Committee. Previously, Mr. Shaw held senior management positions with companies including ITT Space Communications, Inc., Digital Communications Corporation, and M/A-COM Telecommunications, Inc., which was acquired by Hughes in 1987.

  Roderick M. Sherwood, III, 44. A Holdings director since April 1996, Mr. Sherwood is a Vice President of Hughes Electronics Corporation and Executive Vice President of DIRECTV International, Inc. Previously, Mr. Sherwood served as Treasurer of Hughes Electronics Corporation, Senior Vice President-- Operations and Chief Financial Officer of Hughes Telecommunications and Space Company, Chairman of Hughes Investment Management Company, and a member of the Hughes Chairman's Forum. Prior to joining Hughes in May 1995, Mr. Sherwood served in a variety of financial roles during his 14-year career with Chrysler Corporation, where he served as assistant treasurer from 1991 to 1994.

  Michael T. Smith, 54. A Holdings director since April 1996, Mr. Smith is Chairman and Chief Executive of Hughes Electronics Corporation. Mr. Smith is a member of the Hughes Electronics Corporation Executive Committee. Prior to his current position, Mr. Smith served as Chairman of Hughes Aircraft Company and Vice Chairman of Hughes Electronics Corporation. Mr. Smith served as Executive Vice President and Chief Financial Officer of Hughes from 1989 until 1992. Mr. Smith was the Chairman of Hughes Missile Systems Co. from 1992 to 1994. Previously, Mr. Smith served in a variety of financial management positions with Hughes and General Motors Corporation, beginning his career in 1968.

  Yap Chee Keong, 37. A Holdings director since May 1997, Mr. Yap is the Group Financial Controller/Vice President for the Corporate Finance Group of Singapore Telecom with overall responsibility for the financial management and control of the Singapore Telecom Group. Prior to joining Singapore Telecom in 1995, he was the General Manager and Group Financial Controller of United Pulp & Paper Company Limited, and an Audit Manager of KPMG Peat Marwick LLP.

  Albert L. Zesiger, 68. A Holdings director since May 1989, Mr. Zesiger is Principal of the Zesiger Capital Group, LLC, an investment advisory firm. Prior to forming Zesiger Capital, Mr. Zesiger was Managing Director of BEA Associates ("BEA"), an investment advisory firm. He began his career with the General Tire and Rubber Company, where he was Investment Funds Manager and Chairman of the Real Estate Committee. Later, he was involved in mutual fund management with both the Commonwealth Group and the Anchor Group of Mutual Funds. Prior to joining BEA, he was Manager of Investment Advisory Services and a member of the Investment Committee at Lazard Freres & Co.

                            MANAGEMENT COMPENSATION

EXECUTIVE COMPENSATION

  The following tables set forth (a) the compensation paid or accrued by the Company to the Company's chief executive officer and its three other most highly compensated executive officers receiving over $100,000 per year on an annual basis (the "Executive Officers") for services rendered during the fiscal years ended December 31, 1997, 1996 and 1995, and (b) certain information relating to options granted to such individuals.

 Summary Compensation Table

                                                                   LONG TERM
                                                                  COMPENSATION
                                    ANNUAL COMPENSATION              AWARDS
                          --------------------------------------- ------------ ALL OTHER
        NAME AND                         ANNUAL        OTHER        OPTIONS/    COMPEN-
   PRINCIPAL POSITION     YEAR SALARY(1) BONUS(2) COMPENSATION(3)   SARS(4)    SATION(5)
   ------------------     ---- --------- -------- --------------- ------------ ---------
Gary M. Parsons.......... 1997 $317,692  $79,000      $ 9,600       100,000     $  --
  Chief Executive Officer 1996  145,385   87,500        4,026       300,000        --
Robert L. Goldsmith(6)... 1997  189,807   38,203        8,800       100,000        --
  Executive Vice Presi-
   dent,
  Chief Operating Officer
Randy S. Segal........... 1997  191,000   33,425        9,600        25,000        --
  Vice President, General 1996  191,000   52,716        5,619        65,000        --
  Counsel and Secretary   1995  183,750   55,000       40,341        20,000     54,493
Stephen D. Peck(6)....... 1997   88,154   15,659        4,465        50,000        --
  Vice President, Chief
  Financial Officer

--------
(1) Effective with the Acquisition, Messrs. Parsons', Purnell's, and Goldsmith's, Ms. Segal's and Mr. Peck's annualized base salaries are approximately $350,000, $225,000, $219,600, $204,400 and $195,400,
    respectively.
(2) 1997 Bonus reflects 50% bonus potential allocable to individual performance; 50% corporate bonus potential for 1997 to be awarded upon successful consummation of Acquisition.
(3) All dollar amounts reported for fiscal year 1995 relate to payments to cover the Executive Officers' increased taxes as a result of relocation expense reimbursements. All dollar amounts reported for fiscal year 1997 and 1996 relate to the personal use of a company car and/or a car allowance.
(4) The numbers reflect grants of options to purchase shares of Common Stock under the Holdings 1989 Employee Stock Option Plan (the "Stock Option Plan"). The Company has not granted stock appreciation rights ("SARs").
(5) Relates to relocation expense reimbursements.
(6) Messrs. Goldsmith and Peck joined the Company in February 1997 and July 1997, respectively.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR





                                                                              POTENTIAL REALIZABLE
                                          INDIVIDUAL GRANTS                     VALUE AT ASSUMED
                         ----------------------------------------------------    ANNUAL RATES OF
                           NUMBER OF    % OF TOTAL                                 STOCK PRICE
                          SECURITIES   OPTIONS/SARS                             APPRECIATION FOR
                          UNDERLYING    GRANTED TO              EXERCISE OR      OPTION TERM (3)
                         OPTIONS/SARS   EMPLOYEES/              BASE PRICE    ---------------------
NAME                     GRANTED(1)(2) FISCAL YEAR  ($/SHARE) EXPIRATION DATE    5%         10%
----                     ------------- ------------ --------- --------------- --------- -----------
Gary M. Parsons.........    100,000       7.7373%    $12.81    Jan. 23, 2007  $ 806,021 $ 2,042,233
Robert L. Goldsmith.....    100,000       7.7373%     12.50     Feb. 3, 2007    786,118   1,992,178
Randy S. Segal..........     25,000       1.9343%     12.81    Jan. 23, 2007    201,505     510,558
Stephen D. Peck.........     50,000       3.8686%      9.06    July 14, 2007    284,889     721,965

--------
(1) The numbers reflect the grant of options to purchase shares of Common Stock under the Stock Option Plan. The Company has not granted SARs.
(2) The options become exercisable in three annual installments, vesting at the rate of 33% per year for the first two years with the remaining 34% vesting in the third year.
(3) Based on actual option term and annual compounding. The actual value an Executive Officer may realize will depend upon the excess of the price of the Common Stock over the exercise price on the date the option is exercised. Accordingly, there is no assurance that the value ultimately realized by an Executive Officer, if any, will be at or near the values indicated.

THE COMPANY'S MANAGEMENT AND COMPENSATION AFTER THE ACQUISITION

  Upon completion of the Acquisition, the networks, operations and sales activities of American Mobile and ARDIS will be integrated such that the Company will operate through a single management structure utilizing the talents of the combined management team. Following the Acquisition, Mr. Purnell will serve as President of the Company and of Holdings, and Mr. Parsons will serve as Chief Executive Officer and Chairman of the Board of Directors of the Company and of Holdings. The Company intends to blend the management of both American Mobile and ARDIS in key technical, sales, marketing and financial positions, in order to leverage the capabilities of each organization.

 Management Compensation Following the Acquisition

  Holdings and the Company have, historically, maintained an executive compensation program designed to align the interests of management with those of its stockholders. In so doing, the goals of the compensation program have been to attract and retain key employees with significant equity participation in the performance of Holdings and the Company through the use of stock incentive grants to executives and key employees, as well as to all employees of the Company. At the same time, in keeping with the overall program philosophy, a significant portion of the cash compensation is at-risk, with discretionary bonus compensation based on attainment of both individual and corporate performance objectives.

  In January 1998, the Board of Directors granted restricted stock to senior management for the first time. These grants include both a three-year vesting schedule as well as specific corporate performance targets related to either the successful fulfillment of the Company's lease of MSAT-2 or the Company's achievement of positive EBITDA. Unless waived by the Board of Directors, failure to meet a required performance target would prevent the vesting of the restricted shares.

  The following table indicates the options and restricted stock granted to the Executive Officers in January 1998, and their cumulative options and restricted shares granted to date:

                                                 JANUARY 1998 TOTAL STOCK OPTION
                                  JANUARY 1998   STOCK OPTION   SHARES GRANTED
                                RESTRICTED STOCK    SHARES    (INCLUDING JANUARY
       EXECUTIVE OFFICER         SHARES AWARDED    GRANTED       1998 GRANT)
       -----------------        ---------------- ------------ ------------------
Gary M. Parsons................     111,111        100,000         500,000
Walter Purnell.................      80,000         80,000          80,000
Robert Goldsmith...............      75,000              0         100,000
Randy S. Segal.................      60,000              0         123,932
Stephen D. Peck................      30,000              0          50,000

  Mr. Purnell's grants are contingent on the successful consummation of the Acquisition and Mr. Purnell's employment as President of the Company and of Holdings.

  The companies also maintain broad-based employee stock ownership programs, which also serve to align the interests of the employees with those of the companies and their stockholders. These programs include an employee stock purchase program and a company stock match for employees' contributions to a 401(k) savings plan. Holdings and the Company believe that the availability of these broad-based programs offer additional benefits in recruiting and retaining its employees.

  Holdings and the Company intend to continue the existing compensation policy following the Acquisition.

 Management Employment Agreements Following the Acquisition

  At December, 1997, Holdings was a party to change in control agreements (collectively, the "Change in Control Agreements," and individually, a "Change in Control Agreement") with each of Robert Goldsmith, Stephen Peck and Randy
S. Segal, as well as with other members of senior management (collectively, "Key
Executives," and individually, a "Key Executive"). It is expected that a similar agreement will be entered into with Walter Purnell following the Acquisition. Under the Change in Control Agreements, the Company considers it essential to its best interests and to the best interests of its stockholders to retain its key management personnel. If a change in control occurs during the term of the Change in Control Agreement and the Company terminates the employment of the Key Executive within two years following the occurrence of such change in control, (i) the Company will provide to each Key Executive a lump-sum severance payment equal to the sum of the Key Executive's annual base salary and the Key Executive's average bonus, (ii) all options to purchase securities of the Company granted to the Key Executive pursuant to the Company's Stock Option Plan or any other Company plan that are then held by the Key Executive will be accelerated to the later of the date of termination or six months after the date such option was granted, and shall continue to be exercisable for a two-year period after such acceleration, and (iii) the Company will provide the Key Executive with group term life insurance, health insurance, accident and long-term disability insurance benefits, which shall continue for a twelve-month period or until the date the Key Executive will reach age sixty-five substantially similar in all respects to those that the Key Executive was receiving immediately prior to the termination date. In addition, the Company will pay to the Key Executive all reasonable legal fees and expenses incurred by the Key Executive as a result of a termination.

  Holdings also has entered into certain arrangements with Mr. Parsons with respect to change in control of the companies. Mr. Parsons' agreements, reflected in an initial employment letter agreement and in his subsequent stock option and restricted stock agreements, provide that Mr. Parsons would be entitled to one year's salary in the event his employment terminates following a change in control, and all equity awards would vest upon the occurrence of a change in control without regard to whether Mr. Parsons' employment were terminated.

  The Acquisition does not trigger a change in control under any of the arrangements in effect for the Key Executives or for Mr. Parsons.

                              SECURITY OWNERSHIP

  The following table and the accompanying notes set forth certain information concerning the beneficial ownership of Holdings' Common Stock at December 31, 1997 (except where otherwise indicated) after giving effect to the Acquisition by each person who is known by Holdings to own beneficially more than five percent of Holdings' Common Stock. Except as otherwise indicated, each person listed in the table has informed Holdings that such person has, or following the Acquisition will have in the case of the pro forma numbers (i) sole voting and investment power with respect to such person's shares of Common Stock and
(ii) record and beneficial ownership with respect to such person's shares of Common Stock.

                                               AS OF DECEMBER 31,    PRO FORMA     PRO FORMA
 NAME OF BENEFICIAL OWNER(1)  NUMBER OF SHARES  1997 % OF CLASS   NUMBER OF SHARES % OF CLASS
 ---------------------------  ---------------- ------------------ ---------------- ----------
 AT&T Wireless Services,
  Inc....................         3,881,424(2)        14.9%           3,881,424       12.0%
 1150 Connecticut Avenue,
  N.W.
 Washington, DC 20036
 Singapore Telecommunica-
  tions Ltd..............         4,794,046(3)        18.5%           5,044,046(7)    15.6%
 31 Exeter Road,
  Comcentre..............
 Singapore 239732
 Republic of Singapore
 Baron Capital, Inc......         6,062,933(4)        23.4%           6,312,933(7)    19.5%
 767 Fifth Avenue, 24th
  Floor..................
 New York, NY 10153
 Motorola, Inc.(5).......               --             --             6,549,217       20.6%
 1303 East Algonquin Road
 Schaumberg, IL 60196
 Hughes Communications
  Satellite                      10,816,622(6)        36.9%          12,316,622(7)    33.2%
  Services, Inc..........
 Building S66/D468
 Post Office Box 92424
 Los Angeles, CA 90009

 DIRECTORS AND EXECUTIVE
         OFFICERS
 -----------------------
 Douglas I. Brandon......                 0              *                    0          *
 Steven A. Dorfman.......             1,000              *                1,000          *
 Robert L. Gold-
  smith(11)..............            35,844              *               35,844          *
 Ho Siaw Hong............                 0              *                    0          *
 Billy J.
  Parrott(9)(10).........            12,000              *               12,000          *
 Gary M. Parsons(8)(11)..           145,156              *              145,156          *
 Stephen D. Peck.........                 0              *                    0          *
 Andrew A.
  Quartner(9)(12)........             5,500              *                5,500          *
 Randy S. Segal(8)(11)...            73,213              *               73,213          *
 Jack A. Shaw............                 0              *                    0          *
 Roderick M. Sherwood
  III....................                 0              *                    0          *
 Michael T. Smith........             1,000              *                1,000          *
 Yap Chee Keong..........                 0              *                    0          *
 Albert L. Zesiger(13)...            44,000              *               44,000          *
 All Directors and
  Executive Officers as a
  group (14 persons)
  (8)(9)(11).............           317,713            1.3%             317,713       1.01%

--------
 *   Less than 1%
 (1) Certain holders of Common Stock, including each of the beneficial owners of more than 5% of the Common Stock ("5% Stockholders") listed in the table are parties to a stockholders' agreement dated December 1, 1993
     (the "Stockholders' Agreement"). The 5% Stockholders who are parties to the Stockholders' Agreement may be deemed to constitute a group having beneficial ownership of all Common Stock held by members of such group. Each such 5% Stockholder disclaims beneficial ownership as to shares of Common Stock held by other 5% Stockholders.
 (2) Through its subsidiaries, Transit Communications, Inc. (681,818 shares), Satellite Communications Investments Corporation (1,344,067 shares), and Space Technologies Investments, Inc. (1,855,539). Includes 649,347 shares of Common Stock issuable upon exercise of warrants held by Space Technologies Investments, Inc., and 230,932 shares of Common Stock issuable upon exercise of warrants held by Satellite Communications Investments Corporation. Such warrants are exercisable at any time through December 20, 1998, at an exercise price of $21.00 per share, subject to restriction if such exercise would cause the Company's foreign ownership to exceed the levels permitted by the Communications Act. Transit Communications, Inc. is indirectly 80%-owned by LIN Broadcasting Corporation, which is an indirect subsidiary of AT&T Wireless. Satellite Communications Investments Corporation and Space Technologies Investments, Inc. are direct or indirect subsidiaries of AT&T Wireless.
 (3) Singapore Telecom is approximately 81%-owned by Temasek Holdings
     (Private) Ltd., a Singapore holding company that is wholly owned by the Government of Singapore. Includes 687,500 shares of Common Stock issuable upon exercise of warrants issued in connection with the Bank Financing (exclusive of 250,000 additional warrants issued in connection with the New Bank Financing).
 (4) Includes 687,500 shares of Common Stock issuable upon exercise of warrants issued in connection with the Bank Financing (exclusive of 250,000 additional warrants issued in connection with the New Bank Financing).
 (5) Assumes stockholder approval of the issuance of all Purchase Price shares of Holdings' Common Stock and warrants for shares of Holdings' Common
     Stock to Motorola. Includes 281,040 shares of Common Stock issuable upon exercise of warrants issued to Motorola in connection with the Acquisition.
 (6) Hughes Communications Satellite Services, Inc. ("HCSSI") is an indirect wholly-owned subsidiary of Hughes, which is a wholly-owned subsidiary of General Motors Corporation. Includes 25,000 shares of Common Stock issuable upon exercise of warrants issued to HCSSI on January 19, 1996, in connection with a prior interim financing facility guarantee and 4,125,000 shares of Common Stock issuable upon exercise of warrants issued in connection with the Bank Financing (exclusive of 1,500,000 additional warrants issued in connection with the New Bank Financing).
 (7) Reflects additional warrants provided in the aggregate amount of 2 million shares of Common Stock to Hughes, Singapore Telecom and Baron Capital Partners, L.P. in consideration for restructuring the New Bank Financing.
 (8) Includes shares owned through the Company's matching 401(k) Plan and/or Employee Stock Purchase Plan.
 (9) Includes shares issuable upon the exercise of options granted under the Nonemployee Director Stock Option Plan which options are vested and exercisable within sixty days after January 31, 1998, subject to compliance with applicable securities laws.
(10) Includes 7,500 shares owned by Private Networks, Inc., a company in which Mr. Parrott owns a one-third equity interest. Mr. Parrott disclaims beneficial ownership as to all such shares of Common Stock.
(11) Includes shares issuable upon the exercise of options granted under the Stock Option Plan which options are vested and exercisable within sixty days after January 31, 1998, subject to compliance with applicable securities laws.
(12) Includes 1,050 shares owned by trusts for the benefit of each of Mr. Quartner's three children, of which Mr. Quartner is trustee, and 100 shares owned by Mr. Quartner's wife. Mr. Quartner disclaims beneficial ownership as to all such shares of Common Stock.
(13) Includes 4,000 shares owned by ZCG Pension Fund managed by Mr. Zesiger.
     Mr. Zesiger disclaims beneficial ownership as to all such shares of Common Stock except to the extent of his pecuniary interest in ZCG
     Pension Fund.

             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

  Holdings and each holder of shares of Common Stock who acquired such shares prior to Holdings' initial public offering of 8,500,000 shares of Common Stock, which was completed December 20, 1993, are parties to a Stockholders' Agreement, amended and restated as of December 1, 1993 (the "Stockholders' Agreement"). The remaining parties to the Stockholders' Agreement (principally Hughes, Singapore Telecom and AT&T Wireless) hold in excess of 44.7% of the outstanding shares of Common Stock, on a fully diluted basis, without giving effect to this Offering. The Stockholders' Agreement sets forth agreements among the parties relating to the governance of Holdings, ownership of shares and the voting and transferability of Common Stock and other matters. The Stockholders' Agreement limits Holdings' activities to providing and marketing mobile satellite service, designing, constructing, operating and maintaining American Mobile's mobile satellite system, engaging in the communications business, and engaging in activities necessary, appropriate or reasonably related to the foregoing. Holdings does not currently intend to engage in any other activities. The Stockholders' Agreement provides that the parties will not vote to remove members of the Board of Directors except for cause and that they will not elect or permit the election of a director who is not a U.S. citizen, if such action would cause Holdings to violate applicable law, regulations or FCC policy.

  In the Stockholders' Agreement, stockholders who, together with their affiliates, own in excess of five percent of the Common Stock ("Specified Stockholders") have also agreed to cause their representatives on Holdings' Board of Directors to appoint to the Executive Committee two directors (and one alternate) nominated by each of the two Specified Stockholders which are parties to the Stockholders' Agreement that hold the greatest number of shares of Common Stock and one director (and one alternate) nominated by the Specified Stockholder that holds the third greatest number of shares of Common Stock, provided that each Specified Stockholder making such nomination holds at least 15% (the "Threshold Percentage"), of the outstanding Common Stock. Notwithstanding the foregoing, regardless of whether any other Specified Stockholder which is a party to the Stockholders' Agreement holds the Threshold Percentage of the outstanding shares of Common Stock, during the period that any single Specified Stockholder or group of affiliated stockholders which are parties to the Stockholders' Agreement are the record holders of more than 50% of the outstanding Common Stock, the Specified Stockholders have agreed to cause their Board representatives to vote for the appointment to the Executive Committee of nominees of that Specified Stockholder. The Stockholders' Agreement also provides that no person shall be elected to the Board of Directors if such election would violate the Communications Act or regulations thereunder. Furthermore, the Stockholders' Agreement provides that no director shall be elected to the Executive Committee if such election, in the opinion of counsel for Holdings, would raise a reasonable prospect of violating the Communications Act or regulations thereunder. Moreover, before any Specified Stockholder may elect a director of Holdings who is not a United States citizen, it must first allow Singapore Telecom to elect such a director, provided Singapore Telecom casts sufficient cumulative votes to elect a director.

  The Communications Act provides that certain FCC licenses may not be held by a corporation of which more than 20% of its capital stock is directly owned of record or voted by non-U.S. citizens or entities or their representatives (Holdings' wholly-owned subsidiary, AMSC Subsidiary Corporation, as the holder of the FCC license to construct and operate American Mobile's mobile satellite services system, is subject to these restrictions). Further, the Communications Act provides that certain FCC licenses may not be held by a corporation controlled by another corporation if more than 25% of the controlling corporation's capital stock is owned of record or voted by non-U.S. citizens or entities or their representatives ("Alien Ownership"), if the FCC finds that the public interest is served by the refusal or revocation of such license (Holdings controls AMSC Subsidiary Corporation and therefore is subject to these restrictions). The Stockholders' Agreement contains procedures for reducing the risk that Holdings will fail to comply with the FCC's Alien Ownership restrictions as a result of the ownership of the stockholders party to that Agreement or their respective holdings in Holdings.

  The Stockholders' Agreement provides that when a Specified Stockholder transfers Common Stock not acquired by such Specified Stockholder in the open market, the transferee shall become a party to the Stockholders' Agreement, and shall assume all of the transferring Specified Stockholder's rights and obligations under the Stockholders' Agreement, provided such transferee together with its affiliates would, giving effect to such transfer, hold in excess of 5.0% of the issued and outstanding Common Stock.

  The Stockholders' Agreement continues until terminated by the affirmative vote of the holders of three-fourths of the issued and outstanding Common Stock held by parties to the Stockholders' Agreement. It may be amended by a three-fourths' vote of the Specified Stockholders, except that amendments to the provisions providing for registration rights and certain other matters require the affirmative vote of the holders of three-fourths of the outstanding Common Stock held by parties to the Stockholders' Agreement.

 Stockholders Guarantees

  As described below, certain of the principal stockholders of Holdings are guarantors of the New Bank Financing, and have received certain warrants to purchase shares of Holdings' Common Stock and other consideration in connection with providing such guarantee. See "Description of New Bank Financing."

 Bridge Facility

  On December 30, 1997, Holdings entered into a bridge facility (the "Bridge Facility") with HCSSI in the principal amount of up to $10 million, secured by a pledge of Holdings' interest in its 80%-owned subsidiary, AMRC Holdings, Inc. The Bridge Facility bears an annual interest rate of 12% and a maturity date of March 31, 1999, and requires mandatory repayment in the event net proceeds are received from any asset disposition, lease agreement, financing or equity transaction of Holdings. The Bridge Facility also includes a number of conditions precedent to each borrowing thereunder, including a schedule for permitted borrowings through February 1998. Management believes the Bridge Facility will be fully drawn by the end of the first quarter of 1998, and it is required to be repaid in full with a portion of the proceeds from the Offering.

 Motorola Agreements

  In connection with the Acquisition, and pursuant to the Purchase Agreement, Holdings, Motorola and certain of Holdings' principal stockholders (Hughes, Singapore Telecom and AT&T Wireless) (the "Participating Stockholders") have agreed to certain participation and registration rights with respect to Holdings' Common Stock.

  Pursuant to the terms of the Participation Rights Agreements entered into on December 31, 1997 (the "Participation Rights Agreement"), in the event that one of the Participating Stockholders seeks to transfer its shares of Holdings' Common Stock other than in a Rule 144 or public stock exchange or Nasdaq Stock Market transaction (a "Transfer") at a time at which Motorola beneficially owns 5% or more of Holdings' Common Stock, Motorola would have a right to receive notice of the intended Transfer by such Participating Stockholder and a right to participate (proportionate to Motorola's stockholdings relative to those of such Participating Stockholder) in such contemplated Transfer. Under the Participation Rights Agreement, the Participating Stockholders would be entitled to similar notice and participation rights in the event of an intended transfer by Motorola of its interests in Holdings' Common Stock.

  The Participation Rights Agreement also provides that in connection with the Acquisition, Motorola would be entitled to certain demand and participation ("piggyback") registration rights with respect to the shares of Common Stock to be issued to Motorola (directly or following exercise of its warrants) as part of the purchase price of ARDIS. Pursuant to the Agreement, after the first year following the Acquisition of ARDIS, Motorola or its transferees would be entitled to two demand registrations with respect to its shares of Holdings' Common Stock, subject to certain registration priorities and postponement rights of Holdings. In addition, Motorola would be entitled to piggyback registration in connection with any registration of securities by Holdings (whether or not for its own account) on a form which may be used for registration of the Common Stock held by Motorola. Under the Participation Rights Agreement, Motorola's piggyback registration rights would have certain priorities for sale over those of other parties (including the Participating Stockholders). Motorola's priority rights, however, would not extend to a primary registration on behalf of Holdings or to the registration rights relating to the Units.

  In addition, under the Participation Rights Agreement, the Participating Stockholders and Baron agreed with Motorola to vote its shares of Common Stock in favor of and take such other action as may be necessary to approve the Acquisition, including the issuance of shares of Holdings' Common Stock to Motorola in connection with the Acquisition.

  As described below, Motorola has also agreed to provide the Company with a $10.0 million Vendor Financing Facility. See "Description of Motorola Vendor Financing."

                       DESCRIPTION OF NEW BANK FINANCING

  In connection with the Acquisition, Holdings, the Company and its subsidiaries renegotiated the existing $200.0 million Bank Financing with Morgan Guaranty Trust Company of New York, Toronto Dominion Bank, Bank of America National Trust and Savings Association and certain other lenders (collectively, the "Banks") to provide for two facilities: (i) the Revolving Credit Facility, a $100.0 million unsecured five-year reducing revolving credit facility, and (ii) the Term Loan Facility, a $100.0 million five-year, term loan facility with up to three additional one-year extensions subject to the Banks' approval. The Revolving Credit Facility will rank pari passu with the Notes. The Term Loan Facility is secured by the assets of Holdings, principally its assets in AMRC and the Company, and will be effectively subordinated to the Revolving Credit Facility and the Notes. The New Bank Financing will be severally guaranteed by Hughes, Singapore Telecom and Baron Capital Partners, L.P.

  The Banks' placement fee for the New Bank Financing would be in an amount of approximately $500,000. Each of the Revolving Credit Facility and the Term Loan Facility will be severally guaranteed by Hughes, Singapore Telecom and Baron (the "Bank Facility Guarantors"). In addition, in connection with the New Bank Financing, the Bridge Facility will be repaid.

 The Revolving Credit Facility

  The Revolving Credit Facility bears an interest rate, generally, of 50.0 basis points above London Interbank Offered Rate ("LIBOR") and is unsecured, with a negative pledge on the assets of the Company and its subsidiaries ranking pari passu with the Notes. The Revolving Credit Facility will be reduced $10 million each quarter, beginning with the quarter ending June 30, 2002, with the balance due on maturity of March 31, 2003. Certain proceeds received by the Company would be required to repay and reduce the Revolving Credit Facility, unless otherwise waived by the Banks and the Bank Facility
Guarantors: (1) 100% of excess cash flow obtained by the Company; (2) the first $25.0 million net proceeds of the lease or sale of MSAT-2 received by the Company, and thereafter 75% of the remaining proceeds received from such lease or sale (the remaining 25% may be retained by the Company for business operations); (3) 100% of the proceeds of any other asset sales by the Company;
(4) 50% of the net proceeds of any offerings of the Company's equity (the remaining 50% to be retained by the Company for business operations); and (5) 100% of any major casualty proceeds. At such time as the Revolving Credit Facility is repaid in full, and subject to satisfaction of the restrictive payments provisions of the Notes, any prepayment amounts that would otherwise have been used to prepay the Revolving Credit Facility will be dividended to Holdings.

 The Term Loan Facility

  The Term Loan Facility bears an interest rate, generally, of 50.0 basis points above LIBOR and is secured by the assets of Holdings, principally its stockholdings in AMRC and the Company. The Term Loan Agreement does not include any scheduled amortization until maturity, but does contain certain provisions for prepayment based on certain proceeds received by Holdings, unless otherwise waived by the Banks and the Bank Facility Guarantors: (1) 100% of excess cash flow obtained by Holdings; (2) the first $25.0 million net proceeds of the lease or sale of MSAT-2 received by Holdings, and thereafter 75% of the remaining proceeds received from such lease or sale (the remaining 25% to be retained by the Company for business operations); (3) 100% of the proceeds of any other asset sales by Holdings; (4) 50% of the net proceeds of any equity offerings of Holdings (the remaining 50% to be retained by Holdings for business operations); and (5) 100% of any major casualty proceeds of Holdings. To the extent that the Term Loan Facility is repaid, the aforementioned proceeds that would otherwise have been used to repay the Term Loan Facility will be used to repay and reduce the commitment under the Revolving Credit Facility.

 The Guarantees

  In connection with the New Bank Financing, the Bank Facility Guarantors have agreed to extend separate guarantees of the obligations of each of the Company and Holdings to the Banks, which on a several basis aggregate to $200 million. In their agreement with each of the Company and Holdings (the "Guarantee Issuance Agreement"), the Bank Facility Guarantors have agreed to make their guarantees available for the New Bank Financing. The Guarantee Issuance Agreement will include certain additional agreements of the Company and of Holdings including with respect to financial performance of the Company relating to the ratio of debt to EBITDA and service revenue, which, if not met, could, if not waived, limit the Company's ability to draw down on additional amounts under the Revolving Credit Facility and result in a default under the New Bank Financing beginning in 1999. In exchange for the additional risks undertaken by the Bank Facility Guarantors in connection with the New Bank Financing, Holdings has agreed to compensate the Bank Facility Guarantors, principally in the form of 2 million additional warrants and repricing of 5.5 million warrants previously issued (together, the "Guarantee Warrants"). The Guarantee Warrants will be on terms substantially similar, including with regard to pricing, as those issued as part of the Units.

  Further, in connection with the Guarantee Issuance Agreement, Holdings has agreed to reimburse the Bank Facility Guarantors in the event that the Guarantors are required to make payment under the Revolving Credit Facility guarantees, and, in connection with this Reimbursement Commitment has provided the Bank Facility Guarantors a junior security interest with respect to the assets of Holdings, principally its stockholdings in AMRC and the Company.

                   DESCRIPTION OF MOTOROLA VENDOR FINANCING

  Motorola has agreed to provide the Company with up to $10.0 million of vendor financing, which will be available to finance up to 75% of the purchase price of additional base stations needed to meet the buildout requirements of the UPS Contract. Loans under this facility will bear interest at a rate equal to LIBOR plus 7.0% and will be guaranteed by Holdings and each subsidiary of the Company. The terms of such facility will require that amounts borrowed be secured by the equipment purchased therewith. This commitment is subject to customary conditions, including due diligence, and there can be no assurance that the facility will be obtained by the Company on these terms or at all. See "Risk Factors--Liquidity; Need for Additional Capital."

                   DESCRIPTION OF CAPITAL STOCK OF HOLDINGS

  Holdings' authorized capital stock consists of 75,000,000 shares of Common Stock, par value $0.01 per share and 200,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock").

COMMON STOCK

  At December 31, 1997, there were 25,176,726 shares of Common Stock outstanding, held of record by 244 stockholders.

  The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders other than for the election of directors, as to which cumulative voting applies. Subject to preferences that may be applicable to any then-outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore. See "Price Range of Common Stock and Dividend Policy." In the event of a liquidation, dissolution or winding-up of Holdings, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then-outstanding Preferred Stock. Except as described below under "Preferred Stock" or provided in the Stockholders Agreement (as to redemption in the event of alien ownership issues), there are no preemptive, subscription, redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of the Offering will be, fully-paid and nonassessable. See "Certain Relationships and Related Party Transactions."

  Holdings' Certificate of Incorporation provides for cumulative voting in connection with the election of directors. Under cumulative voting, each stockholder is entitled to cast as many votes in the election as equals the production of the number of directors to be elected and the aggregate number of shares of Common Stock held by such stockholder and the stockholder may cumulate such votes for one or more directors as the stockholder determines. Under cumulative voting, assuming 11 directors were to be elected and 25,176,726 shares of Common Stock were outstanding, a stockholder would have to hold at least 2,098,061 shares of Common Stock to be certain of electing one director. After giving effect to the Acquisition, there will be approximately 34,500,000 shares of Common Stock outstanding, in which case a stockholder would have to hold at least 2,875,001 shares of Common Stock to be certain of electing one director.

PREFERRED STOCK

  The Board of Directors is authorized to provide for the issuance of Preferred Stock in one or more series and to fix the designations, preferences, powers and relative, participating, optional and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, and to fix the number of shares to be included in any such series. Any Preferred Stock so issued may rank senior to the Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any such shares of Preferred Stock may have class or series voting rights. Holdings does not have any shares of Preferred Stock outstanding. Issuances of Preferred Stock, while providing Holdings with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of Common Stock. The Board of Directors of Holdings, without stockholder approval, can issue Preferred Stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of Common Stock. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change of control of Holdings or to make the removal of management more difficult. In certain circumstances, this could have the effect of decreasing the market price of the Common Stock.

CERTAIN PROVISIONS OF HOLDINGS' CERTIFICATE OF INCORPORATION AND BYLAWS

  Certificate of Incorporation. As currently in effect, Holdings' Certificate of Incorporation provides that it may not be amended, modified, rendered ineffective or repealed except by the vote of the holders of two-thirds of the issued and outstanding shares of Common Stock and that, except as required by law, other classes or series of stock will not be entitled to vote on any such amendment, modification or other change, unless and to the extent required by applicable law. Holdings' Certificate of Incorporation currently provides that the affirmative vote of the holders of two-thirds of the issued and outstanding shares of Common Stock will be required to approve (i) the merger or consolidation of Holdings with or into any other entity, (ii) the dissolution or liquidating of Holdings, or (iii) the sale, exchange or lease of all or substantially all of Holdings' property and assets. The Certificate of Incorporation also provides that at each election of directors by the holders of Common Stock, all directors shall be elected.

  Bylaws. As currently in effect, Holdings' Bylaws provide that there shall be 11 directors. The Bylaws provide that special meetings of the Holdings stockholders generally may be called by the president and shall be called at the request of the holders of at least one-third of the Common Stock then issued and outstanding. A special meeting solely to elect all directors of Holdings shall be called at the written request of a holder or holders of sufficient shares of Common Stock to then elect at least one director under principles of cumulative voting. The Bylaws also provide that except as provided in Holdings' Certificate of Incorporation or the Bylaws, the Bylaws may be altered, amended or repealed or new Bylaws may be adopted only by the vote of either (i) three-fourths of the members of the board of directors then in office or (ii) the holders of two-thirds of the issued and outstanding shares of Common Stock.

              INDEX TO PRO FORMA FINANCIAL STATEMENTS OF HOLDINGS

Description of Pro Forma Financial Statements of Holdings................. P-2
Pro Forma Consolidated Condensed Balance Sheet for the period ended
 September 30, 1997 (unaudited)........................................... P-3
Pro Forma Consolidated Income Statement for the nine months ended
 September 30, 1997 (unaudited)........................................... P-4
Pro Forma Consolidated Income Statement for the nine months ended
 September 30, 1996 (unaudited)........................................... P-5
Pro Forma Consolidated Income Statement for the year ended December 31,
 1996 (unaudited)......................................................... P-6
Notes to Pro Forma Financial Statements................................... P-7

                        PRO FORMA FINANCIAL INFORMATION

  The accompanying pro forma financial information gives effect to (i) the Acquisition, (ii) the Offering and (iii) the New Bank Financing as if such transactions had been consummated on September 30, 1997 in the case of the Unaudited Pro Forma Condensed Balance Sheet of Holdings, and on January 1 of each of the periods presented in the case of the Unaudited Pro Forma Condensed Statement of Operations of Holdings. The pro forma operating results for 1996 and the nine months ended September 30, 1996 also give effect to the acquisition of MCSS as if such transaction had been consummated on January 1, 1996. The pro forma condensed financial information is presented for illustrative purposes only and is not necessarily indicative of what Holdings' actual financial position and results of operations would have been had the above-referenced transactions been consummated as of the above-referenced dates or of the financial position or results of operations that may be reported by Holdings in the future.

  The following data should be read in conjunction with Holdings' Consolidated Financial Statements and related notes, ARDIS' Combined Financial Statements and related notes, MCSS' Financial Statements and related notes included elsewhere herein.

                                    HOLDINGS
            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

                                       AS OF SEPTEMBER 30, 1997
                          ------------------------------------------------------------
                                                 PRO FORMA
                                                 ADJUSTMENT
                                            -------------------------      PRO FORMA
                          HOLDINGS   ARDIS  ACQUISITION      OFFERING     CONSOLIDATED
                          --------  ------- -----------      --------     ------------
                                        (DOLLARS IN THOUSANDS)
ASSETS:
Current Assets:
 Cash and cash
  equivalents...........  $  2,592  $ 2,621   $(2,621)(2)                   $  2,592
 Inventory..............    49,023      483                                   49,506
 Accounts receivable-
  trade, net of
  allowance for doubtful
  accounts..............     7,632    8,276       (45)(4)                     15,863
 Pledged Securities.....       --       --                    31,250 (1)      31,250
 Other current assets...     2,799    3,761                                    6,560
                          --------  -------                                 --------
 Total current assets...    62,046   15,141                                  105,771
Property and equipment,
 net....................   240,638   44,758                                  285,396
Goodwill................       --     9,400    63,267 (2)                     65,817
                                                2,550 (1)(2)
                                               (9,400)(2)
Deferred charges and
 other assets, net .....    32,127    6,175    (5,805)(2)      9,400 (1)      41,897
Pledged Securities......       --       --     10,000 (1)     54,350 (1)      81,550
                          --------  -------                                 --------
                                                              17,200 (1)
 Total assets...........  $334,811  $75,474                                 $580,431
                          ========  =======                                 ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and
  accrued expenses......  $ 32,562  $ 7,164   $   (45)(4)    $(2,200)(1)    $ 37,481
 Current portion of
  obligations under
  capital leases........       773    4,821                                    5,594
 Current portion of
  long-term debt........     8,095      --                    (5,000)(1)       3,095
                          --------  -------                                 --------
 Total current
  liabilities...........    41,430   11,985                                   46,170
Long-term liabilities:
 Obligations under Bank
  Facility..............   186,000      --                   (68,050)(1)     117,950(1)
   % Senior Notes.......       --       --                   250,000 (1)     250,000
 Debt of subsidiary.....    15,072      --                                    15,072
 Capital lease
  obligations...........     3,187    8,930                                   12,117
 Fair value of assets
  acquired in excess of
  purchase price........     2,898      --                                     2,898
 Other long-term debt...       772      --                                       772
 Other long-term
  liabilities...........     2,069      --                                     2,069
                          --------  -------                                 --------
 Total long-term
  liabilities...........   209,998    8,930                                  400,878
                          --------  -------                                 --------
   Total liabilities....   251,428   20,915                                  447,048
Stockholders' equity:
 Net Assets of ARDIS....             54,559   (54,559)(2)                        --
 Preferred Stock, par
  value $0.01:
  authorized 200,000
  shares; no shares
  issued................       --       --                                       --
 Common Stock, voting,
  par value $0.01:
  authorized 75,000,000
  shares;...............       252      --                        63 (2)         315
 Additional paid-in
  capital...............   451,809      --                    47,747 (2)     499,556
 Common Stock purchase
  warrants..............    36,337      --                     2,190 (2)      59,237
                                                              20,710 (3)
 Unamortized Guarantee
  Warrants..............   (25,270)     --                   (20,710)(3)     (45,980)
 Retained loss..........  (379,745)     --                                  (379,745)
                          --------  -------                                 --------
 Total stockholders'
  equity................    83,383   54,559                                  133,383
                          --------  -------                                 --------
   Total liabilities and
  stockholders' equity..  $334,811  $75,474                                 $580,431
                          ========  =======                                 ========

        See Notes to Pro Forma Financial Information on following pages.

                                    HOLDINGS
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                                  NINE MONTHS ENDED SEPTEMBER 30, 1997
                          --------------------------------------------------------------------
                                             PRO FORMA ADJUSTMENTS
                                             ------------------------------        PRO FORMA
                          HOLDINGS   ARDIS   ACQUISITION        OFFERING          CONSOLIDATED
                          --------  -------  ------------       -----------       ------------
                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Services..............  $ 14,758  $31,747    $     (340)(9)                      $  46,165
  Equipment and
   consulting...........    15,475    1,624                                           17,099
                          --------  -------                                        ---------
    Total revenue.......    30,233   33,371                                           63,264
Cost of service and
 operations.............    24,984   23,113                                           48,097
Cost of equipment sold..    18,930    1,784          (340)(9)                         20,374
Sales and advertising...     9,140    4,283                                           13,423
General and
 administrative.........    10,863    4,431                                           15,294
Depreciation and
 amortization...........    31,461   10,915          (973)(5)                         43,871
                          --------  -------                                        ---------
                                                    2,468 (6)
Operating loss..........   (65,145) (11,155)                                         (77,795)
Interest and other
 income.................     1,263      101           375 (8)         3,041 (10)       5,391
                                                                        611 (13)
Interest expense........   (16,305)  (1,028)                        (22,643)(7)      (39,976)
                          --------  -------                                        ---------
Net loss before income
 tax benefit............   (80,187) (12,082)                                        (112,380)
Income tax benefit......       --     4,382        (4,382)(16)                           --
                          --------  -------                                        ---------
Net loss................  $(80,187) $(7,700)                                       $(112,380)
                          ========  =======                                        =========
Loss per share of Common
 Stock..................  $  (3.19)                                                $   (3.58)
                          ========                                                 =========
Weighted-average common
 shares outstanding
 during the period
 (000's)................    25,125                  6,262 (15)                        31,387
                          ========             ==========                          =========

        See Notes to Pro Forma Financial Information on following pages.

                                    HOLDINGS
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                          -------------------------------------------------------------------------
                                                              PRO FORMA
                                                             ADJUSTMENTS
                                                         ------------------------       PRO FORMA
                          HOLDINGS     MCSS     ARDIS    ACQUISITION     OFFERING      CONSOLIDATED
                          ---------  --------  --------  -----------     --------      ------------
                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Services..............  $   6,071  $  2,628  $ 33,215   $   (296)(9)                  $  41,618
  Equipment and
   consulting...........     12,452     2,975     1,336                                    16,763
                          ---------  --------  --------                                 ---------
    Total revenue.......     18,523     5,603    34,551                                    58,381
Cost of service and
 operations.............     23,258     1,153    24,762                                    49,173
Cost of equipment sold..     23,116    26,087     1,267    (14,200)(11)                    35,974
                                                              (296)(9)
Sales and advertising...     18,048     4,669     9,521                                    32,238
General and
 administrative.........     13,635     2,378     7,332                                    23,345
Restructuring charge....        --     22,130       --     (22,130)(11)                       --
Depreciation and
 amortization...........     32,975     2,399    12,752       (973)(5)                     46,700
                          ---------  --------  --------                                 ---------
                                                             2,468 (6)
                                                            (2,921)(12)
Operating loss..........    (92,509)  (53,213)  (21,083)                                 (129,049)
Interest and other
 income.................        485        51       160        375 (8)     3,041(10)        4,723
                                                                             611(13)
Interest expense........    (11,364)      --     (1,181)                 (28,513) (7)     (41,058)
                          ---------  --------  --------                                 ---------
Net loss before income
 tax benefit............   (103,388)  (53,162)  (22,104)                                 (165,384)
Income tax benefit......        --        --      8,320     (8,320)(16)                       --
                          ---------  --------  --------                                 ---------
Net loss................  $(103,388) $(53,162) $(13,784)                                $(165,384)
                          =========  ========  ========                                 =========
Loss per share of Common
 Stock..................     ($4.13)   ($2.12)                                          $   (5.29)
                          =========  ========                                           =========
Weighted-average common
 shares outstanding
 during the
 period (000's).........     25,024                          6,262 (15)                    31,286
                          =========                       ========                      =========


        See Notes to Pro Forma Financial Information on following pages.

                                    HOLDINGS
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                                           YEAR ENDED DECEMBER 31, 1996
                          -------------------------------------------------------------------------------
                                                         PRO FORMA ADJUSTMENTS
                                                         -----------------------------        PRO FORMA
                          HOLDINGS   MCSS(14)   ARDIS    ACQUISITION        OFFERING         CONSOLIDATED
                          ---------  --------  --------  ------------       ----------       ------------
                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Services..............  $   9,201  $  2,628  $ 43,413   $      (386)(9)                     $  54,856
  Equipment and
   consulting...........     18,529     2,975     1,884                                          23,388
                          ---------  --------  --------                                       ---------
    Total revenue.......     27,730     5,603    45,297                                          78,244
Cost of service and
 operations.............     30,471     1,153    32,805                                          64,429
Cost of equipment sold..     31,903    26,087     1,350       (14,200)(11)                       44,754
                                                                 (386)(9)
Sales and advertising...     24,541     4,669    13,677                                          42,887
General and
 administrative.........     17,464     2,378     9,364                                          29,206
Restructuring charge....        --     22,130       --        (22,130)(11)                          --
Depreciation and
 amortization...........     43,390     2,399    17,269        (1,297)(5)                        62,040
                          ---------  --------  --------                                       ---------
                                                                3,291 (6)
                                                               (3,012)(12)
Operating loss..........   (120,039)  (53,213)  (29,168)                                       (165,072)
Interest and other
 income ................        552        51       198          500 (8)         3,943 (10)       6,035
                                                                                   791 (13)
Interest expense........    (15,151)      --     (1,556)                       (36,639)(7)      (53,346)
                          ---------  --------  --------                                       ---------
Net loss before income
 tax benefit............   (134,638)  (53,162)  (30,526)                                       (212,383)
Income tax benefit......        --        --     11,528       (11,528)(16)                          --
                          ---------  --------  --------                                       ---------
Net loss................  $(134,638) $(53,162) $(18,998)                                      $(212,383)
                          =========  ========  ========                                       =========
Loss per share of Common
 Stock..................  $   (5.38) $  (2.12)                                                $   (6.78)
                          =========  ========                                                 =========
Weighted-average common
 shares outstanding
 during the
 period (000's).........     25,041                             6,262 (15)                       31,303
                          =========                       ===========                         =========

        See Notes to Pro Forma Financial Information on following pages.

                   NOTES TO PRO FORMA FINANCIAL INFORMATION

  The pro forma financial information is based on the following assumptions and adjustments:

 (1) Reflects the consummation of the Offering and application of the proceeds therefrom as if the Offering, the Acquisition and the New Bank Financing had occurred on September 30, 1997, as follows:

                                                                    AMOUNT
                                                                  -----------
                                                                  (DOLLARS IN
                                                                  THOUSANDS)
    Purchase of Pledged Securities...............................  $ 85,600
    Cash portion of the Acquisition..............................    50,000
    Cash escrow for UPS Guarantee................................    10,000
    Partial repayment of long-term debt of American Mobile.......    68,050(a)
    Pre-funding of three years of interest on the Term Loan
     Facility....................................................    17,200
    Repayment of other deferred obligations......................     7,200(b)
    Payment of acquisition and financing costs...................    11,950(c)
                                                                   --------
      Gross proceeds from the sale of the Units..................  $250,000
                                                                   ========

   --------
   (a) Subsequent to September 30, 1997, American Mobile expects to incur $24.0 million of additional long term debt prior to closing. Upon consummation of the Offering, proceeds in the amount of $10.1 million will be used to repay the Bridge Financing, including accrued interest thereon, and $57.9 million will be used to partially repay the Bank Financing. It is expected that the Company will have the ability, subject to certain conditions, to borrow $57.9 million under the Revolving Credit Facility.
   (b) Consists of $2.2 million of accrued expenses and $5.0 million of deferred vendor financing.
   (c) Consists of $9.4 million of financing costs and $2.6 million of acquisition costs.

 (2) Reflects the Acquisition. All share and warrant amounts assume final shareholder approval for the issuance of $50.0 million in shares and warrants (see "The Acquisition"). No assumptions have been made regarding any purchase price adjustments as outlined in the ARDIS Acquisition Agreement.

   Total acquisition costs are anticipated to be as follows:

                                                                      AMOUNT
                                                                    -----------
                                                                    (DOLLARS IN
                                                                    THOUSANDS)
    6,262,000 shares of American Mobile Satellite Corporation at
     $7.63 per share (average of closing price 20 days prior to
     acquisition agreement) issued to Motorola....................   $ 47,810
    287,000 warrants of American Mobile Satellite Corporation at a strike price of $.01--valued at $7.63 per share issued to
     Motorola.....................................................      2,190
    Cash payment to Motorola......................................     50,000
    Estimated transaction costs...................................      2,550
                                                                     --------
                                                                     $102,550
                                                                     ========

   The anticipated acquisition costs have been allocated for pro forma purposes as follows:

                                                                      AMOUNT
                                                                    -----------
                                                                    (DOLLARS IN
                                                                    THOUSANDS)
      Current assets...............................................  $ 12,520
      Equipment and fixtures, net..................................    44,758
      Other assets, net............................................       370
      Excess of purchase price over fair market value..............    65,817
      Accounts payable, accrued expenses and other liabilities.....    (7,164)
      Capital leases...............................................   (13,751)
                                                                     --------
                                                                     $102,550
                                                                     ========

  The above allocation of acquisition costs is preliminary and may change upon final determination of the fair value of assets acquired. The Company has not specifically identified amounts to assign to certain intangibles and licenses; changes in the amounts allocated to such assets could result in changes to the amount of goodwill recorded. A preliminary amortization period of twenty years has been selected and utilized in the pro forma financial information which is expected in all material respects to be representative of the amortization expense that will result from the ultimate allocation to the specific intangible assets.

 (3) Reflects the re-pricing and extension of life of 5.5 million existing Guarantee Warrants and issuance of 2.0 million additional Guarantee Warrants in connection with the restructuring of the Bank Facility. The existing 5.5 million Guarantee Warrants will be changed to reflect a 10% premium over Holdings' closing Common Stock price on the date of closing of the Offering. For purposes of the pro forma analysis, the exercise price has been assumed to be $8.94, a 10% premium over Holdings' Common Stock price on February 18, 1998. The 2.0 million additional Guarantee Warrants will be issued with a seven-year life and exercise price equal to the new exercise price of the existing 5.5 million Guarantee Warrants. The Guarantee Warrants will be amortized over five years (the life of the guarantee) to interest expense.

 (4) Reflects the elimination of inter-company balances resulting from transactions between American Mobile and ARDIS.

 (5) Reflects the elimination of goodwill amortization recorded by ARDIS.

 (6) Reflects the amortization, over a 20-year life, of the excess of purchase price of ARDIS over fair market value of assets acquired.

 (7) Reflects adjustments to interest expense as follows:

                                                                 NINE MONTHS
                                                                    ENDED
                                                                SEPTEMBER 30,
                                                              -----------------
                                               YEAR ENDED
                                            DECEMBER 31, 1996   1996     1997
                                            ----------------- -------- --------
                                                  (DOLLARS IN THOUSANDS)
(a)Adjustment of interest expense and debt
         costs on New Bank Financing......      $(3,247)      $(2,227) $(3,058)
(b)Interest expense on the Notes..........        31,250        23,438   23,438
(c)Amortization of Note issuance costs....           940           705      705
(d)Amortization of Guarantee Warrants and
         debt issuance costs..............         7,696         6,597    1,558
                                                --------      -------- --------
                                                $ 36,639      $ 28,513 $ 22,643
                                                ========      ======== ========

  The assumptions in connection with the above pro forma interest expense adjustments are as follows:

(a) Reflects (i) an increase of 25 basis points in the interest rate of the New Bank Financing relative to the Bank Financing and (ii) the elimination of interest expense applicable to the Bank Financing and vendor financing which is to be partially repaid with the proceeds from the sale of the Units.

(b) Reflects interest expense on the Notes at 12.5%. No pro forma adjustments have been made for any warrants that may be issued in connection with the Offering. A 0.125% increase or decrease in the assumed interest rate would change the pro forma interest expense for the nine months ended September 30, 1997 and 1996 by $234,000 and $313,000 for the year ended December 31, 1996. The pro forma net loss would change by $203,000 for the nine months ended September 30, 1997 and 1996 and by $274,000 for the year ended December 31, 1996.

     (c) Reflects the amortization, over a ten year period, of debt issuance costs of approximately $9.4 million associated with the Notes.

     (d) Reflects the amortization, over a five year period, of the Guarantee Warrants and the amortization of capitalized costs related to the New Bank Financing.

 (8) Reflects interest earned on funds escrowed in connection with the UPS Guarantee at an average interest rate of 5.0%.

 (9) Reflects the elimination of revenues and related operating expenses on transactions between American Mobile and ARDIS.

(10) Reflects interest income earned on the Pledged Securities at an average interest rate of 5.0%.

(11) Reflects the elimination of the restructuring charges recorded by MCSS for the write-down of inventory and fixed assets to net realizable value which resulted directly from the sale of the assets to American Mobile.

(12) Reflects the elimination of the depreciation and amortization recorded by MCSS and reflects the amortization of fair value of assets acquired in excess of purchase price.

(13) Reflects interest income earned on cash at an average interest rate of 5.0%. Cash balances are assumed to be reduced by semi-annual interest payments on outstanding debt.

(14) MCSS was acquired in November 1996. Financial information was only available through September 1996; therefore, no information is included regarding the results for the month of October 1996. Management does not believe the results for the month of October are material to the pro forma presentation.

(15) Reflects shares issued to Motorola in connection with the Acquisition.

(16) Reflects the elimination of a tax sharing arrangement between ARDIS and Motorola.

                               SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        AMERICAN MOBILE SATELLITE CORPORATION
                                        (Registrant)



Date: March 9, 1998
                                        /s/ RANDY S. SEGAL
                                        Randy S. Segal
                                        Vice President, General Counsel
                                        and Secretary